Filed Pursuant to Rule 424(b)(5)
Registration No. 333-156705

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities	Maximum Aggregate	Amount of
to be Registered	Offering Price	Registration Fee(1)(2)
3.250% Senior Notes due 2016	$1,000,000,000	$116,100.00
4.700% Senior Notes due 2021	$1,500,000,000	$174,150.00
Total	$2,500,000,000	$290,250.00

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

(2)	This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Company’s Registration Statement on Form S-3 (File No. 333-156705) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933.

PROSPECTUS SUPPLEMENT
(to Prospectus dated January 13, 2009)
$2,500,000,000

Ensco plc

$1,000,000,000 3.250% Senior Notes due 2016
$1,500,000,000 4.700% Senior Notes due 2021

This is an offering of $1,000,000,000 aggregate principal amount of our 3.250% Senior Notes due 2016 (the “2016 notes”) and $1,500,000,000 aggregate principal amount of our 4.700% Senior Notes due 2021 (the “2021 notes”). The 2016 notes and the 2021 notes are collectively referred to herein as the “notes.” We intend to use the net proceeds from this offering to finance a portion of the cash consideration in our pending merger with Pride International, Inc., as described in this prospectus supplement under “Pending Merger with Pride.”
The 2016 notes will mature on March 15, 2016 and the 2021 notes will mature on March 15, 2021. We will pay interest on the notes on each March 15 and September 15, commencing September 15, 2011.
We may redeem some or all of any series of the notes offered hereby at any time or from time to time at a price equal to 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest to the redemption date and a “make-whole” premium, as described in this prospectus supplement. See “Description of Notes — Optional Redemption.” If the pending merger with Pride International, Inc. is not consummated prior to 5:00 p.m., New York City time, on February 3, 2012, or the agreement and plan of merger providing therefor is terminated, we must redeem all of the notes under the circumstances and at the redemption prices described in this prospectus supplement. See “Description of Notes — Special Mandatory Redemption.”
The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured debt. The notes will be structurally subordinated to all debt and other liabilities of our subsidiaries and effectively subordinated to our secured debt to the extent of the value of the assets securing such debt. We have applied for listing of the notes on the New York Stock Exchange.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

		Underwriting	Estimated Proceeds
	Public Offering	Discounts and	to us, Before
	Price(1)	Commissions	Expenses

Per 2016 note	99.239%	0.600%	98.639%
2016 notes total	$992,390,000	$6,000,000	$986,390,000
Per 2021 note	98.025%	0.650%	97.375%
2021 notes total	$1,470,375,000	$9,750,000	$1,460,625,000
Total	$2,462,765,000	$15,750,000	$2,447,015,000

(1)	Plus accrued interest from March 17, 2011, if settlement occurs after that date.

We expect that the notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment in New York, New York, on or about March 17, 2011.

Joint Book-Running Managers

Citi	Deutsche Bank Securities	Wells Fargo Securities

Co-Managers

DnB NOR Markets
BBVA Securities
HSBC
Mitsubishi UFJ Securities
Natixis Securities N.A.
BofA Merrill Lynch
Lloyds Securities Inc.

The date of this Prospectus Supplement is March 8, 2011.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is accurate as of its date or the date which is specified in those documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since any such date.

S-i

ENFORCEABILITY OF CIVIL LIABILITIES

We are a public limited company organized under the laws of England and Wales. As a result, it may be difficult for you to effect service of process or enforce judgments obtained against us within the United States or the U.S., predicated upon the civil liability provisions of the federal securities laws of the United States. There is doubt as to the enforceability of civil liabilities predicated on the U.S. federal securities laws in England, either in original actions or in actions for enforcement of judgments of U.S. courts.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes specific terms of the notes, the specific terms of this offering and adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, provides more general information about the notes and other securities that may be offered from time to time using such prospectus, some of which general information does not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described in this prospectus supplement under the heading “Where You Can Find More Information; Incorporation by Reference.”

Pursuant to Rule 414 of the Securities Act of 1933, as amended, Ensco plc (“Ensco”) is the successor issuer to ENSCO International Incorporated (“Ensco Delaware”) following a merger transaction completed in December 2009 whereby Ensco plc became Ensco Delaware’s ultimate parent company and our place of incorporation was changed from Delaware to England. Ensco plc (formerly named Ensco International plc) filed a post-effective amendment to the registration statement of which this prospectus supplement is a part to expressly adopt the registration statement, including the prospectus contained therein and accompanying this prospectus, as its own registration statement for all purposes under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

If the information in the prospectus supplement differs from the information in the accompanying prospectus, the information in the prospectus supplement supersedes the information in the accompanying prospectus.

Any statement made in this prospectus supplement or in a document incorporated by reference in this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference in this prospectus supplement and the accompanying prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Where You Can Find More Information; Incorporation by Reference” in this prospectus supplement.

Statements in this prospectus supplement regarding Pride International, Inc. (“Pride”) are based on information provided to us by management of Pride in connection with the pending merger with Pride.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus provided in connection with this offering. Neither we nor the underwriters have authorized anyone else to provide you different information. Neither we nor the underwriters are making any offer of these securities in any jurisdiction where the offer is not permitted. The information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus provided in connection with this offering is accurate only as of the respective dates thereof or, in the case of information incorporated by reference, only as of the date of such information, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or any free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since such dates. It is important for you to read and consider all the information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision.

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MARKET AND INDUSTRY DATA

Certain market and industry data included or incorporated by reference in this prospectus supplement and in the accompanying prospectus have been obtained from third party sources that we believe to be reliable. We have not independently verified such third party information and cannot assure you of its accuracy or completeness. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Forward-Looking Statements” and “Risk Factors” in this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may access, read and copy any materials we file with the SEC at the following SEC location:

Public Reference Room
100 F Street, N.E., Room 1580
Washington, D.C. 20549

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC website at http://www.sec.gov. In addition, you may inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with the SEC into this prospectus supplement, which means that we can disclose important information by referring you to those documents. Any information referenced this way is considered to be part of this prospectus, and any information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents that we have filed with the SEC:

•	the Annual Report on Form 10-K for the year ended December 31, 2010, filed on February 24, 2011;

•	our definitive proxy statement on Schedule 14A filed on April 5, 2010 (only those parts incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2009);

•	Current Reports on Form 8-K filed on May 26, 2010, May 28, 2010, February 7, 2011, March 4, 2011 and March 8, 2011; and

•	the description of Class A ordinary shares and American depositary shares of Ensco plc contained in Current Report on Form 8-K12B, filed on December 23, 2009.

We also incorporate by reference any future filings made with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, Item 601 of Regulation S-K or as otherwise permitted by the SEC rules) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, before termination of the offering.

You may request a copy of any document incorporated by reference in this prospectus supplement or the accompanying base prospectus, at no cost, by writing or calling us at the following address and telephone number:

Ensco plc
Attention: Investor Relations
500 N. Akard, Suite 4300
Dallas, Texas 75201
(214) 397-3015

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FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus may contain certain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “contemplate,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and words and phrases of similar import. These forward-looking statements appear in a number of places and include statements with respect to, among other matters: future operations; market conditions; cash generation; the impact of the BP Macondo well incident in the U.S. Gulf of Mexico (including the expected departure of deepwater rigs from the U.S Gulf of Mexico); contributions from our ultradeepwater semisubmersible rig fleet expansion program; high-grading the rig fleet by investing in new equipment and divesting selected assets; expense management; industry trends or conditions; the overall business environment; future levels of, or trends in, utilization, day rates, revenues, operating expenses, contract term, contract backlog, capital expenditures, insurance, financing and funding; future rig construction (including construction in progress and completion thereof), enhancement, upgrade or repair and timing thereof; future delivery, mobilization, contract commencement, relocation or other movement of rigs and timing thereof; future availability or suitability of rigs and the timing thereof; our intention to explore alternative strategies to keep underutilized rigs operating, statements regarding the likely outcome of litigation, legal proceedings, investigations or insurance or other claims and the timing thereof; the ability to integrate the operations of Ensco and Pride, as contemplated; the anticipated effects and results of the merger with Pride; the amount and timing of any cost savings, synergies or operational or administrative efficiencies expected to result from the proposed merger with Pride; and related transactions, including the contemplated financing of the transaction; and the consideration payable in connection with the merger with Pride.

Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including:

•	changes in U.S. or non-U.S. laws, including tax laws, that could effectively reduce or eliminate the benefits we have achieved and expect to achieve from the December 2009 reorganization of Ensco’s corporate structure (the “redomestication”), adversely affect our status as a non-U.S. corporation or otherwise adversely affect our anticipated consolidated effective income tax rate;

•	governmental action and political and economic uncertainties, including regulatory or legislative activity that would impact U.S. Gulf of Mexico operations, which may result in expropriation, nationalization, confiscation or deprivation of our assets or create a force majeure situation;

•	an inability to realize expected benefits from our redomestication;

•	the impact of the BP Macondo well incident in the U.S. Gulf of Mexico upon future deepwater and other offshore drilling operations in general, and as respects current and future actual or de facto drilling permit and operations delays, moratoria or suspensions, new and future regulatory, legislative or permitting requirements (including requirements related to equipment and operations), future lease sales, laws and regulations that have or may impose increased financial responsibility and oil spill abatement contingency plan capability requirements and other governmental activities that may impact deepwater and other offshore operations in the U.S. Gulf of Mexico in general, and our existing drilling contracts for ENSCO 8500, ENSCO 8501, ENSCO 8502, ENSCO 8503 and our U.S. Gulf of Mexico jackup rigs in particular;

•	industry conditions and competition, including changes in rig supply and demand or new technology;

•	risks associated with the global economy and its impact on capital markets and liquidity;

•	prices of oil and natural gas and their impact upon future levels of drilling activity and expenditures;

•	worldwide expenditures for oil and natural gas drilling;

•	further declines in drilling activity, which may cause us to idle or stack additional rigs;

•	excess rig availability or supply resulting from delivery of newbuild drilling rigs;

S-iv

•	concentration of our rig fleet in premium jackups;

•	concentration of our active ultra-deepwater semisubmersible drilling rigs in the U.S. Gulf of Mexico;

•	cyclical nature of the industry;

•	risks associated with offshore rig operations or rig relocations;

•	inability to collect receivables;

•	availability of transport vessels to relocate rigs;

•	the ultimate resolution of the ENSCO 69 pending litigation and related package policy political risk insurance recovery;

•	changes in the timing of revenue recognition resulting from the deferral of certain revenues for mobilization of our drilling rigs, time waiting on weather or time in shipyards, which are recognized over the contract term upon commencement of drilling operations;

•	operational risks, including excessive unplanned downtime due to rig or equipment failure, damage or repair in general and hazards created by severe storms and hurricanes in particular;

•	changes in the dates our rigs will enter a shipyard, be delivered, return to service or enter service;

•	risks inherent to shipyard rig construction, repair or enhancement, including risks associated with concentration of our remaining three ENSCO 8500 Series® rig construction contracts and the two new jackup rig construction contracts in a single shipyard in Singapore, unexpected delays in equipment delivery and engineering or design issues following shipyard delivery;

•	changes in the dates new contracts actually commence;

•	renegotiation, nullification, cancellation or breach of contracts or letters of intent with customers or other parties, including failure to negotiate definitive contracts following announcements or receipt of letters of intent;

•	environmental or other liabilities, risks or losses, whether related to hurricane damage, losses or liabilities (including wreckage or debris removal) in the Gulf of Mexico or otherwise, that may arise in the future which are not covered by insurance or indemnity in whole or in part;

•	limited availability or high cost of insurance coverage for certain perils such as hurricanes in the Gulf of Mexico or associated removal of wreckage or debris;

•	self-imposed or regulatory limitations on drilling locations in the Gulf of Mexico during hurricane season;

•	impact of current and future government laws and regulation affecting the oil and gas industry in general and our operations in particular, including taxation, as well as repeal or modification of same;

•	our ability to attract and retain skilled personnel;

•	terrorism or military action impacting our operations, assets or financial performance;

•	outcome of litigation, legal proceedings, investigations or insurance or other claims;

•	adverse changes in foreign currency exchange rates, including their impact on the fair value measurement of our derivative instruments;

•	potential long-lived asset or goodwill impairments;

•	potential reduction in fair value of our auction rate securities and the ultimate resolution of our pending arbitration proceedings;

•	the ability to consummate the proposed merger with Pride;

S-v

•	failure, difficulties and delays in achieving expected synergies and cost savings associated with the proposed merger with Pride; or

•	other factors detailed in risk factors and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2010, and other filings with the SEC.

Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. All forward-looking statements, expressed or implied, included in this prospectus supplement and the accompanying prospectus are expressly qualified in their entirety by this cautionary statement. Except as required by law, we disclaim any intention or obligation to update publicly or revise any forward-looking statements in this prospectus supplement and the accompanying prospectus, whether as a result of new information, future events or otherwise.

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SUMMARY

The following is a summary of a more detailed information appearing elsewhere in this prospectus supplement and documents incorporated herein by reference. This summary is not complete and does not contain all the information you should consider. You should carefully read this entire prospectus supplement, the accompanying prospectus and the other documents incorporated herein by reference to understand fully the terms of the notes, as well as the tax and other considerations that are important in making your investment decision. Unless the context requires otherwise, the terms “Ensco,” “Company,” “we,” “us” and “our” refer to Ensco plc together with all subsidiaries and predecessors. Throughout this prospectus supplement we refer to Pride International, Inc. and its subsidiaries and predecessors as “Pride,” and we sometimes refer to the pending acquisition of Pride as the “merger.”

Ensco plc

Ensco plc is a global offshore contract drilling company. As of February 15, 2011, our offshore rig fleet included 40 jackup rigs, five ultra-deepwater semisubmersible rigs and one barge rig. Additionally, we have three ultra-deepwater semisubmersible rigs and two ultra-high specification harsh environment jackup rigs under construction.

We are one of the leading providers of offshore contract drilling services to the international oil and gas industry. Our operations are concentrated in the geographic regions of Asia Pacific (which includes Asia, the Middle East and Australia), Europe and Africa, and North and South America.

We provide drilling services on a “day rate” contract basis. Under day rate contracts, we provide a drilling rig and rig crews and receive a fixed amount per day for drilling a well. Our customers bear substantially all of the ancillary costs of constructing the well and supporting drilling operations, as well as the economic risk relative to the success of the well. In addition, our customers may pay all or a portion of the cost of moving our equipment and personnel to and from the well site. We do not provide “turnkey” or other risk-based drilling services.

We have assembled one of the largest and most capable offshore drilling rig fleets in the world. We have grown our fleet through corporate acquisitions, rig acquisitions and new rig construction. A total of 27 jackup rigs in our current fleet were obtained through the acquisitions of Penrod Holding Corporation during 1993, Dual Drilling Company during 1996 and Chiles Offshore Inc. during 2002. During 2000, we completed construction of ENSCO 101, a harsh environment jackup rig, and ENSCO 7500, a dynamically positioned ultra-deepwater semisubmersible rig capable of drilling in water depths of up to 8,000 feet.

During 2004 and 2005, we acquired full ownership of ENSCO 102, a harsh environment jackup rig, and ENSCO 106, an ultra-high specification jackup rig. Both rigs were initially constructed through joint ventures with Keppel FELS Limited, or KFELS, a major international shipyard. During 2006 and 2007, we completed construction of ENSCO 107 and ENSCO 108, respectively, both of which are ultra-high specification jackup rigs. During 2010, we acquired an ultra-high specification jackup rig constructed in 2008 and renamed the rig ENSCO 109. In February 2011, we entered into agreements with KFELS to construct two ultra-high specification harsh environment jackup rigs, which are currently uncontracted and scheduled for delivery during the first and second half of 2013, respectively.

We have contracted KFELS to construct seven ultra-deepwater semisubmersible rigs (the “ENSCO 8500 Series®” rigs) based on our proprietary design. The ENSCO 8500 Series® rigs are enhanced versions of ENSCO 7500 capable of drilling in up to 8,500 feet of water. ENSCO 8500 and ENSCO 8501 were delivered in September 2008 and June 2009, respectively, and commenced drilling operations in the U.S. Gulf of Mexico under long-term contracts during 2009. ENSCO 8502 was delivered in January 2010 and commenced drilling operations in the U.S. Gulf of Mexico under a short-term sublet agreement during the fourth quarter of 2010. ENSCO 8503 was delivered in September 2010 and commenced drilling operations in French Guiana under a short-term sublet agreement during the first quarter of 2011. ENSCO 8502 and ENSCO 8503 are expected to commence drilling operations in the U.S. Gulf of Mexico under two-year contracts during 2011. ENSCO

8504, ENSCO 8505 and ENSCO 8506 currently are uncontracted and expected to be delivered during the third quarter of 2011 and the first and second half of 2012, respectively.

Our business strategy has been to focus on ultra-deepwater semisubmersible rig and premium jackup rig operations and de-emphasize other operations and assets considered to be non-core or that do not meet our standards for financial performance. Accordingly, we sold our marine transportation service vessel fleet, two platform rigs and two barge rigs during 2003. We sold one jackup rig and two platform rigs to KFELS during 2004 in connection with the execution of the ENSCO 107 construction agreement. We disposed of five barge rigs and one platform rig during 2005 and our last remaining platform rig during 2006. We also sold three jackup rigs located in the Asia Pacific region and one jackup rig located in the North and South America region during 2010.

Our predecessor, ENSCO International Incorporated, referred to as Ensco Delaware, was formed as a Texas corporation during 1975 and reincorporated in Delaware during 1987. In December 2009, we completed the reorganization of the corporate structure of the group of companies controlled by Ensco Delaware, pursuant to which an indirect, wholly-owned subsidiary merged with Ensco Delaware, and Ensco plc became our publicly-held parent company incorporated under English law. We refer to this reorganization as the redomestication.

Our principal executive office is located at 6 Chesterfield Gardens, London W1J5BQ, England, United Kingdom, and our telephone number is +44 (0) 7659 4660. Our website is located at www.enscoplc.com. The information on or linked to/from our website is not part of, and is not incorporated by reference into, this prospectus supplement or the accompanying prospectus.

Pending Merger with Pride

On February 6, 2011, Ensco plc entered into an agreement and plan of merger with Pride, Ensco Delaware, and ENSCO Ventures LLC, a Delaware limited liability company and an indirect, wholly-owned subsidiary of Ensco, referred to as Merger Sub. Pursuant to the merger agreement, Merger Sub will merge with and into Pride, with Pride as the surviving entity and an indirect, wholly-owned subsidiary of Ensco. If the merger is completed, with exceptions for certain U.K. residents, for each share of Pride common stock, Ensco will issue and deliver to Pride stockholders 0.4778 American depositary shares, or ADSs, each whole ADS representing one Class A ordinary share of Ensco, nominal value $0.10 per share, and will pay $15.60 in cash. Under certain circumstances, U.K. residents may receive all cash consideration as a result of compliance with legal requirements. Based on the closing price of $54.41 per Ensco ADS on February 4, 2011, the last trading day before the public announcement of the execution and delivery of the merger agreement by Ensco and Pride, the aggregate value of the merger consideration to be received by Pride stockholders was estimated to be approximately $7.7 billion. This merger consideration consists of approximately $2.9 billion to be paid in cash and approximately $4.8 billion to be paid through the issuance of approximately 88 million Ensco ADSs based on the number of outstanding shares of Pride common stock, assuming all Pride stock option awards are exercised prior to or contemporaneously with the completion of the merger. The market value of the merger consideration ultimately received by Pride stockholders will depend on the closing price of Ensco ADSs on the day that the merger is consummated.

The merger agreement and the merger have been approved by the respective boards of directors of Ensco and Pride. Consummation of the merger is subject to the approval of the shareholders of Ensco and the stockholders of Pride, regulatory approvals and the satisfaction or waiver of various other conditions as more fully described in the merger agreement. Subject to receipt of required approvals, it is anticipated that the closing of the merger will occur in the second quarter of 2011.

Pride operates a fleet of 26 mobile offshore drilling units, consisting primarily of floating rigs (semisubmersibles and drillships) that address deepwater drilling programs around the world. Pride has one of the youngest and most technologically advanced deepwater drilling fleets in the offshore industry, with five drillships, including three delivered since 2010, six semisubmersible rigs and two managed, third party-owned deepwater rigs. Two additional Pride deepwater drillships are currently under construction with expected deliveries in 2011 and 2013. Pride’s fleet also includes six other semisubmersible rigs and seven jackup rigs. Pride’s floating rig fleet operates primarily offshore Brazil and West Africa where the company has a long-standing presence. The merger will create the industry’s second-largest offshore driller.

We anticipate that approximately $2.9 billion will be required to pay the aggregate cash portion of the merger consideration to the Pride stockholders, assuming Pride stock option awards are exercised prior to or contemporaneously with the completion of the merger. On February 6, 2011, we entered into a bridge commitment letter with Deutsche Bank AG Cayman Islands Branch, or DBCI, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc., or Citi. Pursuant to the commitment letter, DBCI and Citi have committed to provide a $2.75 billion unsecured bridge term loan facility to fund a portion of the cash consideration in the merger. The size of the bridge term loan facility will be reduced by the aggregate net proceeds of this offering. The bridge term loan facility would mature 364 days after closing. The commitment is subject to various conditions, including the absence of a material adverse effect on Pride or Ensco having occurred, the maintenance by Ensco of investment grade credit ratings, the execution of satisfactory documentation and other customary closing conditions. We currently expect to use the net proceeds of this offering, cash on hand and, if necessary, the bridge term loan facility to fund the cash component of the merger consideration. Ensco may seek additional sources of debt financing in the future to reduce or replace the bridge term loan facility. There can be no assurance that any additional sources of debt financing may be completed on commercially acceptable terms if at all.

THE OFFERING

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes. In this section, “Ensco,” “we” or “our” refers to Ensco plc and not any of its subsidiaries.

Issuer	Ensco plc.

Notes Offered	$1,000,000,000 principal amount of 3.250% Senior Notes due 2016.

$1,500,000,000 principal amount of 4.700% Senior Notes due 2021.

Maturity Dates	The 2016 notes will mature on March 15, 2016.

The 2021 notes will mature on March 15, 2021.

Interest Rates	Interest on the 2016 notes will accrue at a rate of 3.250% per annum.

Interest on the 2021 notes will accrue at a rate of 4.700% per annum.

Interest Payment Dates	Interest on the notes will be payable on March 15 and September 15 of each year, commencing September 15, 2011, and will accrue from the issue date of the notes.

Ranking	The notes are unsecured and will rank equally in right of payment with all of our other existing and future senior unsecured indebtedness. As of December 31, 2010, as adjusted to give effect to the issuance of the notes and the merger with Pride, Ensco would have had outstanding $3,057 million of indebtedness, which includes $257 million of indebtedness of our subsidiaries that is guaranteed by Ensco.

The notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries. As of December 31, 2010, after giving effect to the pending merger with Pride, related transactions and this offering our subsidiaries would have had approximately $2,390 million of indebtedness, which includes a pro forma adjustment of $270 million to increase the carrying value of Pride’s long-term debt to its estimated fair value. See “Pending Merger with Pride” in this prospectus supplement. We are a holding company whose assets consist of direct and indirect ownership interests in, and whose business is conducted through, subsidiaries. Consequently, other than the indebtedness of Ensco described above, substantially all of the liabilities shown on our consolidated balance sheet are liabilities of our subsidiaries. In addition, the notes will be effectively subordinated to all of the secured indebtedness of Ensco. As of December 31, 2010, Ensco had no secured indebtedness.

Optional Redemption	We may redeem some or all of any series of the notes offered hereby at any time or from time to time at a price equal to 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest to the redemption date and a “make-whole”

premium, as described in this prospectus supplement. See “Description of Notes — Optional Redemption.”

Special Mandatory Redemption	The offering of the notes will be consummated prior to the closing of the pending merger with Pride. If we do not consummate the merger prior to 5:00 p.m., New York City time, on February 3, 2012, or the merger agreement is terminated at any time before such time but after the date which is six months after the issue date, we must redeem the notes at a redemption price equal to 102% of the aggregate principal amount of the notes, plus accrued and unpaid interest to the redemption date. If the merger agreement is terminated at any time before the date which is six months after the issue date, we must redeem the notes at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest to the redemption date. See “Description of Notes — Special Mandatory Redemption.” There can be no assurance that the merger will be consummated.

Tax Redemption	If certain changes in the law of any relevant Tax Jurisdiction (as defined in “Description of Notes — Additional Amounts”) become effective that would impose withholding taxes on payments on the notes, we may redeem the notes in whole, but not in part, at a redemption price of 100% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the redemption date and all Additional Amounts (as defined in “Description of Notes”), if any, which otherwise would be payable to the date of redemption. See “Description of Notes — Redemption for Changes in Taxes.”

Certain Covenants	The indenture governing the notes will contain covenants limiting our ability and the ability of certain subsidiaries to:

• create liens on certain assets; and

• engage in certain sale/leaseback transactions.

These covenants are subject to a number of important limitations and exceptions.

Use of Proceeds	We intend to use the net proceeds from the notes offered hereby to fund a portion of the cash consideration for the pending merger with Pride as described in this prospectus supplement. See “Use of Proceeds.”

Absence of Market	The notes are a new issue of securities with no established trading market. Accordingly, we cannot provide assurance as to the development or liquidity of any market for any series of the notes as described in this prospectus supplement. See “Underwriting.”

Listing	We have applied for listing of the notes on the New York Stock Exchange (“NYSE”).

Governing Law	State of New York.

Risk Factors	Investing in the notes involves substantial risks. See “Risk Factors” beginning on page S-6 in this prospectus supplement for a description of certain of the risks you should consider before investing in the notes.

RISK FACTORS

Investing in the notes offered in this prospectus supplement involves a high degree of risk. You should carefully consider the following risk factors, in addition to the other information contained in this prospectus supplement, including the matters addressed under “Forward-Looking Statements,” the accompanying prospectus and the information that we are incorporating by reference into this prospectus supplement, before purchasing any notes offered hereby. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. If any of these risks actually occur, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the notes offered in this prospectus supplement could decline, in which case you may lose all or part of your investment.

Risks Relating to our Business

The success of our business largely depends on the level of activity in the oil and gas industry, which can be significantly affected by volatile oil and natural gas prices.

The success of our business largely depends on the level of activity in offshore oil and natural gas exploration, development and production. Oil and natural gas prices, and market expectations of potential changes in these prices, may significantly affect the level of drilling activity. An actual decline, or the perceived risk of a decline, in oil and/or natural gas prices could cause oil and gas companies to reduce their overall level of activity or spending, in which case demand for our services may decline and revenues may be adversely affected through lower rig utilization and/or lower day rates.

Worldwide military, political, environmental and economic events also contribute to oil and natural gas price volatility. Numerous other factors may affect oil and natural gas prices and the level of demand for our services, including:

•	demand for oil and natural gas;

•	the ability of The Organization of the Petroleum Exporting Countries (“OPEC”) to set and maintain production levels and pricing;

•	the level of production by non-OPEC countries;

•	U.S. and non-U.S. tax policy;

•	laws and government regulations that limit, restrict or prohibit exploration and development of oil and natural gas in various jurisdictions;

•	advances in exploration and development technology;

•	disruption to exploration and development activities due to hurricanes and other severe weather conditions and the risk thereof;

•	the worldwide military or political environment, including uncertainty or instability resulting from civil unrest, political demonstrations, mass strikes or an escalation or additional outbreak of armed hostilities or other crises in oil or natural gas producing areas of the Middle East, North Africa or other geographic areas in which we operate, or acts of terrorism; and

•	global economic conditions.

Continued effects of the economic recession could lead to a decline in demand for crude oil and natural gas. Further slowdowns in economic activity would likely reduce worldwide demand for energy and result in an extended period of lower crude oil and natural gas prices. In addition, continued hostilities in the Middle East and Africa and the occurrence or threat of terrorist attacks against the United States or other countries could further the downturn in the economies of the United States and those of other countries. Moreover, even during periods of high commodity prices, customers may cancel or curtail their drilling programs, or reduce their levels of capital expenditures for exploration and production for a variety of reasons, including their lack of success in exploration efforts. These factors could cause our revenues and margins to decline, decrease daily rates and utilization of our rigs and limit our future growth prospects. Any significant decrease in daily rates or utilization, particularly for high-specification drillships or semisubmersible rigs, could materially reduce our revenues and profitability.

The offshore contract drilling industry historically has been cyclical, with periods of low demand and excess rig availability that could result in adverse effects on our business.

Operating results in the offshore contract drilling industry historically have been very cyclical and primarily are related to the demand for drilling rigs and the available supply of drilling rigs. Demand for rigs is directly related to the regional and worldwide levels of offshore exploration and development spending by oil and gas companies, which is beyond our control. Offshore exploration and development spending may fluctuate substantially from year-to-year and from region-to-region. A decline in demand for drilling rigs or an increase in drilling rig supply could adversely affect our financial position, operating results and cash flows.

The supply of offshore drilling rigs has increased in recent years. There are over 48 new jackups, 21 semisubmersible rigs and 33 drillships, including those of Ensco and Pride, reported to be on order or under construction with delivery expected by the end of 2013. This represents an increase of 10% for jackups, 11% for semisubmersibles and 51% for drillships in the respective total worldwide fleets. Not all of the rigs currently under construction have been contracted for future work upon delivery. There are no assurances that the market in general or a geographic region in particular will be able to fully absorb the supply of new rigs in future periods.

The increase in supply of offshore drilling rigs during 2011 and future periods could result in an oversupply of offshore drilling rigs and could cause a decline in utilization and/or day rates, a situation which could be exacerbated by a decline in demand for drilling rigs. Lower utilization and/or day rates in one or more of the regions in which we operate could adversely affect our revenues, utilization and profitability.

Certain events, such as limited availability or non-availability of insurance for certain perils in some geographic areas, rig loss or damage due to hurricanes, fire, explosion, blowouts, craterings, punchthroughs, wild wells, oil spills and leaks or spills of hazardous materials and other operational events, may impact the supply of rigs in a particular market and cause rapid fluctuations in utilization and day rates.

Future periods of reduced demand and/or excess rig supply may require us to idle additional rigs or enter into lower day rate contracts or contracts with less favorable terms. There can be no assurance that the current demand for drilling rigs will not decline in future periods. In addition, Ensco’s and Pride’s or their competitors’ rigs that are “stacked” (i.e., minimally crewed with little or no scheduled maintenance being performed) may re-enter the market. The entry into service of newly constructed, upgraded or reactivated units will increase market supply and could reduce, or curtail a strengthening of, day rates in the affected markets as rigs are absorbed into the active fleet. A decline in demand for drilling rigs or an increase in drilling rig supply could adversely affect our financial position, operating results and cash flows.

Our offshore drilling operations have been and could be further adversely impacted by the BP Macondo well incident and the resulting changes in regulation of offshore oil and gas exploration and development activity.

In May 2010, the U.S. Department of the Interior implemented a six-month moratorium/suspension on certain drilling activities in water depths greater than 500 feet in the U.S. Gulf of Mexico. The U.S. Department of the Interior subsequently issued Notices to Lessees, or NTLs, implementing additional safety and certification requirements applicable to drilling activities in the U.S. Gulf of Mexico, imposed additional requirements with respect to development and production activities in the U.S. Gulf of Mexico and has delayed the approval of applications to drill in both deepwater and shallow-water areas. On July 12, 2010, the U.S. Department of the Interior issued a revised moratorium/suspension on drilling in the U.S. Gulf of Mexico, which was lifted on October 12, 2010 after the adoption on September 30, 2010 of new regulations relating to the design of wells and testing of the integrity of wellbores, the use of drilling fluids, the functionality and testing of well control equipment, including third-party inspections, minimum requirements for personnel, blowout preventers and other safety regulations.

As a condition to lifting of the moratorium/suspension, the Bureau of Ocean Energy Management, Regulation and Enforcement, or the BOEMER, was directed to require that each operator demonstrate that it has written and enforceable commitments that ensure that containment resources are available promptly in the event of a blowout and that the chief executive officer of each operator certify to the BOEMER that the operator has complied with applicable regulations. The BOEMER intends to conduct inspections of each deepwater drilling operation for compliance with regulations, including but not limited to the testing of blowout preventers. It is unclear when these requirements will be satisfied, due in part to the limited staffing of the BOEMER.

Certain of our drilling rigs currently in the U.S. Gulf of Mexico have been or may be further affected by the regulatory developments and other actions that have or may be imposed by the U.S. Department of the Interior, including the regulations issued on September 30, 2010. The moratoriums/suspensions (which have been lifted), related NTLs, delays in processing drilling permits and other actions are being challenged in litigation by Ensco and others. Ensco rig utilization and day rates have been negatively influenced due to regulatory requirements and delays in our customers’ ability to secure permits, which has adversely affected revenues. Current or future NTLs or other directives and regulations may further impact our customers’ ability to obtain permits and commence or continue deep or shallow water operations in the U.S. Gulf of Mexico.

We have filed suit in the U.S. District Court for the Eastern District of Louisiana to seek relief from these actions which we believe violate the U.S. Administrative Procedure Act and the Outer Continental Shelf Lands Act. On February 17, 2011, the Court granted Ensco’s motion for a preliminary injunction compelling the BOEMER to process five pending drilling permit applications related to Ensco rigs within 30 days. However, the U.S. government has moved to stay this injunction. The BOEMER has issued a permit to one of our customers since the Court’s ruling, which is the first permit issued by the BOEMER to drill a deepwater well since the moratorium/suspension. We are not able to predict whether or at what frequency the BOEMER may issue further permits or the outcome of these legal proceedings, whether enforcement of any new actual or de facto moratorium/suspension and other related restrictions and delays will be enjoined, or whether the U.S. Department of the Interior will seek to implement additional restrictions on or prohibitions of drilling activities in the U.S. Gulf of Mexico.

We have 11 rigs under contract in the U.S. Gulf of Mexico, including three ultra-deepwater semisubmersible rigs such as ENSCO 8503. ENSCO 8503 has been sublet to work in French Guiana, and our customers may seek to move other rigs to locations outside the U.S. Gulf of Mexico, perform activities permitted under the enhanced safety requirements, assign or suspend the contracts or attempt to terminate our contracts pursuant to their respective force majeure or other provisions. In 2010, Pride took delivery of two of its new ultra-deepwater drillships under construction, the Deep Ocean Ascension and the Deep Ocean Clarion. The rigs were originally used in or intended for drilling operations in the U.S. Gulf of Mexico. However, due to the moratorium on drilling in the U.S. Gulf of Mexico and more recently due to regulatory changes that have created delays and uncertainty regarding the resumption of drilling in the U.S. Gulf of Mexico, BP Exploration & Production Inc., or BP E&P, agreed to place the Deep Ocean Ascension and Deep Ocean Clarion on special standby day rates. The rigs are expected to mobilize to regions outside of the U.S. Gulf of Mexico by mid-2011.

At this time, we cannot predict the impact of the BP Macondo well incident and resulting changes in the regulation of offshore oil and gas exploration and development activity on our operations or contracts, the extent to which drilling operations subsequent to the moratorium period will be affected, the extent to which the issuance of permits for new or continued drilling will be delayed, the effect on the cost or availability of relevant insurance coverage, the effect on the demand for our services in or outside the U.S. Gulf of Mexico or what actions may be taken by our customers, other industry participants or the U.S. or other governments in response to the incident. Future legislative or regulatory enactments may impose new requirements for well control and blowout prevention equipment that could increase our costs and cause delays in our operations due to unavailability of associated equipment.

Prolonged actual or de facto delays, moratoria or suspensions of drilling activity in the U.S. Gulf of Mexico and associated new regulatory, legislative or permitting requirements in the U.S. or elsewhere could materially adversely affect our financial condition, operating results or cash flows.

We may suffer losses if our customers terminate or seek to renegotiate our contracts, if operations are suspended or interrupted or if a rig becomes a total loss.

Our drilling contracts often are subject to termination without cause upon specific notice by the customer. Although contracts may require the customer to pay an early termination payment in the event of a termination for convenience (without cause), such payment may not fully compensate for the loss of the contract and some of our contracts permit termination by the customer without an early termination payment. In periods of rapid market downturn, our customers may not honor the terms of existing contracts (including contracts for new rigs under construction), may terminate contracts or may seek to renegotiate contract day rates and terms to conform with depressed market conditions.

Drilling contracts customarily specify automatic termination or termination at the option of the customer in the event of a total loss of the drilling rig and often include provisions addressing termination rights or reduction or cessation of day rates if operations are suspended or interrupted for extended periods due to breakdown of major rig equipment, unsatisfactory performance, “force majeure” events beyond the control of either party or other specified conditions. Our financial position, operating results and cash flows may be adversely affected by early termination of contracts, contract renegotiations or cessation of day rates while operations are suspended.

Rig construction, upgrade and enhancement projects are subject to risks, including delays and cost overruns, which could have a material adverse effect on our operating results. The risks are concentrated because our three ultra-deepwater semisubmersible rigs and two ultra-high specification harsh environment jackup rigs currently under construction are at a single shipyard in Singapore. These rigs do not have drilling contracts.

There are over 48 new jackups, 21 semisubmersible rigs and 33 drillships, including those of Ensco and Pride, reported to be on order or under construction with delivery expected by the end of 2013. This represents an increase of 10% for jackups, 11% for semisubmersibles and 51% for drillships in the respective total worldwide fleets. As a result, shipyards and third-party equipment vendors are under significant resource constraints to meet delivery obligations. Such constraints may lead to substantial delivery and commissioning delays and/or equipment failures and/or quality deficiencies. Furthermore, new drilling rigs may face start-up or other operational complications following completion of construction work or other unexpected difficulties including equipment failures, design or engineering problems that could result in significant downtime at reduced or zero day rates or the cancellation or termination of drilling contracts.

We currently have three ultra-deepwater semisubmersible rigs and two ultra-high specification harsh environment jackup rigs under construction. In addition, we may construct additional rigs and continue to upgrade the capability and extend the service lives of our existing rigs. Rig construction, upgrade, life extension and repair projects are subject to the risks of delay or cost overruns inherent in any large construction project, including the following:

•	failure of third-party equipment to meet quality and/or performance standards;

•	delays in equipment deliveries or shipyard construction;

•	shortages of materials or skilled labor;

•	damage to shipyard facilities or construction work in progress, including damage resulting from fire, explosion, flooding, severe weather or terrorism;

•	unforeseen design or engineering problems;

•	unanticipated actual or purported change orders;

•	strikes, labor disputes or work stoppages;

•	financial or operating difficulties of equipment vendors or the shipyard while constructing, upgrading, refurbishing or repairing a rig or rigs;

•	unanticipated cost increases;

•	foreign currency exchange rate fluctuations impacting overall cost;

•	inability to obtain the requisite permits or approvals;

•	force majeure; and

•	additional risks inherent to shipyard projects in a non-U.S. location.

Our risks are concentrated because our three ultra-deepwater semisubmersible rigs and two ultra-high specification harsh environment jackup rigs currently under construction are at a single shipyard in Singapore. Although based on the design of ENSCO 7500 which has operated without significant downtime since its delivery in 2000, the three ultra-deepwater semisubmersible rigs and the recently delivered ENSCO 8500, ENSCO 8501, ENSCO 8502 and ENSCO 8503 have a common risk of unforeseen design or engineering problems.

ENSCO 8504, ENSCO 8505, ENSCO 8506, and the two ultra-high specification harsh environment jackup rigs currently under construction have not secured drilling contracts upon completion of their construction. These rigs are scheduled to be delivered during the third quarter of 2011, first and second half of 2012 and first and second half of 2013, respectively. There is no assurance that we will secure drilling contracts for these rigs or that the drilling contracts we may be able to secure will be based upon rates and terms that will provide a reasonable rate of return on these investments. Our failure to secure contractual commitments for these rigs at rates and terms that result in a reasonable return upon completion of construction may result in a material adverse effect on our financial position, operating results and cash flows. If we are able to secure drilling contracts prior to completion, we will be exposed to the risk of delays that could impact the projected financial results or the viability of the contracts and could have a material adverse effect on our financial position, operating results and cash flows.

Deterioration of the global economy and/or a decline in oil and natural gas prices could cause our customers to reduce spending on exploration and development drilling. These conditions could also cause our customers and/or vendors to fail to fulfill their commitments and/or fund future operations and obligations, which could have a material adverse effect on our business.

The success of our business largely depends on the level of activity in offshore oil and natural gas exploration and development drilling worldwide. Oil and natural gas prices, and market expectations of potential changes in these prices, significantly impact the level of worldwide drilling activity.

A decline in oil and natural gas prices, whether caused by economic conditions, international or national climate change regulations or other factors, could cause oil and gas companies to reduce their overall level of drilling activity and spending. Disruption in the capital markets could also cause oil and gas companies to reduce their overall level of drilling activity and spending.

Historically, when drilling activity and spending decline, utilization and day rates also decline and drilling activity may be reduced or discontinued, resulting in an oversupply of drilling rigs. The oversupply of drilling rigs could be exacerbated by the entry of newbuild rigs into the market. When idled or stacked, drilling rigs do not earn revenues, but continue to require cash expenditures for crews, fuel, insurance, berthing and associated items.

A decline in oil and natural gas prices, together with a deterioration of the global economy, could substantially reduce demand for drilling rigs and adversely affect our financial position, operating results and cash flows.

We may incur asset impairments as a result of declining demand for offshore drilling rigs.

We evaluate the carrying value of our property and equipment, primarily our drilling rigs, when events or changes in circumstances indicate that the carrying value of such rigs may not be recoverable. The offshore drilling industry historically has been highly cyclical, and it is not unusual for rigs to be unutilized or underutilized for significant periods of time and subsequently resume full or near full utilization when business cycles change. Likewise, during periods of supply and demand imbalance, rigs are frequently contracted at or near cash break-even rates for extended periods of time until day rates increase when demand comes back into balance with supply. However, if the global economy were to deteriorate and/or the offshore drilling industry were to incur a significant prolonged downturn, impairment charges may occur with respect to specific individual rigs, groups of rigs, such as a specific type of drilling rig, or rigs in a certain geographic location.

We test goodwill for impairment on an annual basis or when events or changes in circumstances indicate that a potential impairment exists. The goodwill impairment test requires us to identify reporting units and estimate each unit’s fair value as of the testing date. In most instances, our calculation of the fair value of our reporting units is based on estimates of future discounted cash flows to be generated by our drilling rigs, which reflect management’s judgments and assumptions regarding the appropriate risk-adjusted discount rate, as well as future industry conditions and operations, including expected utilization, day rates, expense levels, capital requirements and terminal values for each of our rigs. If the aggregate fair value of our reporting units exceeds our market capitalization, we evaluate the reasonableness of the implied control premium. If we determine the implied control premium is not reasonable, we adjust the discount rate in our discounted cash flow model and reduce the estimated fair values of our reporting units.

If the global economy were to deteriorate and the offshore drilling industry were to incur a significant prolonged downturn, our expectations of future cash flows may decline and could ultimately result in a goodwill impairment. Additionally, a significant decline in the market value of our shares could result in a goodwill impairment.

Our business may be materially adversely affected if certain customers cease to do business with us.

We provide our services to major international, government-owned and independent oil and gas companies. During 2010, our five largest customers accounted for 43% of consolidated revenues in the aggregate, with our two largest customers representing 25% of consolidated revenues. Our financial position, operating results and cash flows may be materially adversely affected if a major customer terminates its contracts with us, fails to renew its existing contracts with us, requires renegotiation of our contracts or declines to award new contracts to us.

Failure to recruit and retain key employees and skilled personnel could adversely affect our performance, operations and financial results following the merger.

We will need to recruit and retain key employees and skilled personnel to operate our drilling rigs, manage our business and provide technical services and support for our business. Competition for skilled and other labor has intensified as additional rigs are added to the worldwide fleet. There are over 48 new jackups, 21 semisubmersible rigs and 33 drillships, including those of Ensco and Pride, reported to be on order or under construction with delivery expected by the end of 2013. This represents an increase of 10% for jackups, 11% for semisubmersibles and 51% for drillships in the respective total worldwide fleets. These rigs will require new skilled and other personnel to operate. In periods of high utilization, it is more difficult and costly to recruit and retain qualified employees. Competition for such personnel could increase future operating expenses, with a resulting reduction in net income, or impact our ability to fully staff and operate the rigs.

Notwithstanding current global economic conditions, we may be required to maintain or increase existing levels of compensation to retain our skilled workforce. Much of the skilled workforce is nearing retirement age, which may impact the availability of skilled personnel. We also are subject to potential further unionization of our labor force or legislative or regulatory action that may impact working conditions, paid time off or other conditions of employment. If such labor trends continue, they could further increase our costs or limit our ability to fully staff and operate our rigs.

Our performance following the merger will require the successful integration of different business units and geographic areas of operation. The loss of key supervising and management personnel could adversely affect our ability to operate efficiently because of the experience and knowledge of such personnel. The loss of the services of key employees and skilled personnel could adversely affect our future operating results.

Our drilling contracts with national oil companies expose us to greater risks than we normally assume.

We currently have 12 rigs contracted with national oil companies. Pride also has 10 rigs contracted with national oil companies. The terms of these non-U.S. contracts are often non-negotiable and may expose us to greater commercial, political and operational risks than we assume in other contracts such as exposure to greater environmental liability, the risk that the contract may be terminated by our customer without cause on short-term notice, contractually or by governmental action, under certain conditions that may not provide us an early termination payment, collection risks and political risks. We can provide no assurance that the increased risk exposure will not have an adverse impact on our future operations or that we will not increase the number of rigs contracted to national oil companies with commensurate additional contractual risks.

Our drilling rig fleet is concentrated in premium jackup rigs, which leaves us vulnerable to risks related to lack of diversification.

The offshore contract drilling industry is generally divided into two broad markets: deepwater and shallow water drilling. These broad markets are generally divided into smaller sub-markets based upon various factors, including the type of drilling rig. The primary types of drilling rigs include jackup rigs, semisubmersible rigs, drillships, platform rigs, barge rigs and submersible rigs. While all drilling rigs are affected by general economic and industry conditions, each type of drilling rig can be affected differently by changes in demand. We currently have 40 jackup rigs, five ultra-deepwater semisubmersible rigs and one barge rig. Additionally, we have three ultra-deepwater semisubmersible rigs and two ultra-high specification harsh environment jackup rigs under construction.

Our drilling rig fleet is concentrated in premium jackup rigs. If the market for premium jackup rigs should decline relative to the markets for other drilling rig types, our operating results could be more adversely affected relative to our competitors with drilling fleets that are less concentrated in premium jackup rigs.

Our non-U.S. operations involve additional risks not associated with U.S. operations.

Revenues from non-U.S. operations were 75%, 86% and 79% of our total revenues during 2010, 2009 and 2008, respectively. Our non-U.S. operations and shipyard rig construction and enhancement projects are subject to political, economic and other uncertainties, including:

•	terrorist acts, war and civil disturbances;

•	expropriation, nationalization, deprivation or confiscation of our equipment;

•	expropriation or nationalization of a customer’s property or drilling rights;

•	repudiation or nationalization of contracts;

•	assaults on property or personnel;

•	piracy, kidnapping and extortion demands;

•	exchange restrictions;

•	currency fluctuations;

•	changes in the manner or rate of taxation;

•	limitations on our ability to recover amounts due;

•	increased risk of government and vendor/supplier corruption;

•	changes in political conditions; and

•	changes in monetary policies.

We historically have maintained insurance coverage and obtained contractual indemnities that protect us from some, but not all, of the risks associated with our non-U.S. operations such as nationalization, deprivation, confiscation, political and war risks. However, there can be no assurance that any particular type of contractual or insurance protection will be available in the future or that we will be able to purchase our desired level of insurance coverage at commercially feasible rates. Moreover, we may initiate a self-insurance program through one or more captive insurance subsidiaries. In circumstances where we have insurance protection for some or all of the risks associated with non-U.S. operations, such insurance may be subject to cancellation on short notice, and it is unlikely that we will be able to remove our rig or rigs from the affected area within the notice period. Accordingly, a significant event for which we are uninsured, underinsured or self-insured, or for which we have not received an enforceable contractual indemnity from a customer, could cause a material adverse effect on our financial position, operating results and cash flows.

We are subject to various tax laws and regulations in substantially all countries in which we operate or have a legal presence. We evaluate applicable tax laws and employ various business structures and operating strategies to obtain the optimal level of taxation on our revenues, income, assets and personnel. Actions by tax authorities that impact our business structures and operating strategies, such as changes to tax treaties, laws and regulations, or the interpretation or repeal of same, adverse rulings in connection with audits or otherwise, or other challenges may substantially increase our tax expense.

Our non-U.S. operations also face the risk of fluctuating currency values, which can impact our revenues, operating costs and capital expenditures. We currently conduct contract drilling operations in certain countries that have experienced substantial fluctuations in the value of their currency compared to the U.S. dollar. In addition, some of the countries in which we operate have occasionally enacted exchange controls. Historically, these risks have been limited by invoicing and receiving payment in U.S. dollars (our functional currency) or freely convertible currency and, to the extent possible, by limiting acceptance of foreign currency to amounts which approximate our expenditure requirements in such currencies. However, there is no assurance that our contracts will contain such terms in the future.

A portion of the costs and expenditures incurred by our non-U.S. operations, including a portion of the construction payments for the ENSCO 8500 Series® rigs, are settled in local currencies, exposing us to risks associated with fluctuation in the value of these currencies relative to the U.S. dollar. We use foreign currency forward contracts to reduce this exposure. However, the relative weakening in the value of the U.S. dollar in relation to the local currencies in these countries may increase our costs and expenditures.

Our non-U.S. operations are also subject to various laws and regulations in countries in which we operate, including laws and regulations relating to the operation of drilling rigs and the requirement for equipment thereon. Governments in some non-U.S. countries have become increasingly active in regulating and controlling the ownership of oil, natural gas and mineral concessions and companies holding concessions, the exploration of oil and natural gas and other aspects of the oil and gas industry in their countries. In addition, government action, including initiatives by OPEC, may continue to cause oil and/or natural gas price volatility. In some areas of the world, government activity has adversely affected the amount of exploration and development work performed by major international oil companies and may continue to do so. Moreover, certain countries accord preferential treatment to local contractors or joint ventures, which can place us at a competitive disadvantage. There can be no assurance that such laws and regulations or activities will not have a material adverse effect on our future operations.

The potential for Gulf of Mexico hurricane related windstorm damage or liabilities could result in uninsured losses and may cause us to alter our operating procedures during hurricane season, which could adversely affect our business.

Certain areas in and near the Gulf of Mexico experience hurricanes and other extreme weather conditions on a relatively frequent basis. Some of our drilling rigs in the Gulf of Mexico are located in areas that could cause them to be susceptible to damage and/or total loss by these storms, and we have a larger concentration of jackup rigs in the Gulf of Mexico than most of our competitors. We currently have nine jackup rigs and three ultra-deepwater semisubmersible rigs in the Gulf of Mexico. Damage caused by high winds and turbulent seas could result in rig loss or damage, termination of drilling contracts on lost or severely damaged rigs or curtailment of operations on damaged drilling rigs with reduced or suspended day rates for significant periods of time until the damage can be repaired. Moreover, even if our drilling rigs are not directly damaged by such storms, we may experience disruptions in our operations due to damage to our customers’ platforms and other related facilities in the area. Our drilling operations in the Gulf of Mexico have been impacted by hurricanes, including the total loss of one jackup rig during 2004, one platform rig during 2005 and one jackup rig during 2008, with associated loss of contract revenues and potential liabilities.

Insurance companies incurred substantial losses in the offshore drilling, exploration and production industries as a consequence of hurricanes that occurred in the Gulf of Mexico during 2004, 2005 and 2008. Accordingly, insurance companies have substantially reduced the nature and amount of insurance coverage available for losses arising from named tropical storm or hurricane damage in the Gulf of Mexico (“windstorm damage”) and have dramatically increased the cost of available windstorm coverage. The tight insurance market not only applies to coverage related to Gulf of Mexico windstorm damage or loss of our drilling rigs, but also impacts coverage for potential liabilities to third parties associated with property damage, personal injury or death and environmental liabilities as well as coverage for removal of wreckage and debris associated with hurricane losses. We have no assurance that the tight insurance market for windstorm damage, liabilities and removal of wreckage and debris will not continue into the foreseeable future.

Upon renewal of our annual insurance policies effective July 1, 2010, we obtained $450.0 million of annual coverage for ultra-deepwater semisubmersible rig hull and machinery losses arising from Gulf of Mexico windstorm damage with a $50.0 million per occurrence self-insured retention (deductible). However, due to the significant premium, high self-insured retention and limited coverage, we decided not to purchase windstorm insurance for our jackup rigs remaining in the Gulf of Mexico. Accordingly, we have retained the risk for loss or damage of our nine jackup rigs remaining in the Gulf of Mexico arising out of windstorm damage.

Our current liability insurance policies only provide coverage for Gulf of Mexico windstorm exposures for removal of wreckage and debris in excess of $50.0 million per occurrence as respects both our jackup and ultra-deepwater semisubmersible rig operations and have an annual aggregate limit of $450.0 million. Our limited windstorm insurance coverage exposes us to a significant level of risk due to jackup rig damage or loss related to severe weather conditions caused by Gulf of Mexico hurricanes.

We have established operational procedures designed to mitigate risk to our jackup rigs in the Gulf of Mexico during hurricane season. In addition to procedures designed to better secure the drilling package on jackup rigs, improve jackup leg stability and increase the air gap to position the hull above waves, our procedures involve analysis of prospective drilling locations, which may include enhanced bottom surveys. These procedures may result in a decision to decline to operate on a customer designated location during hurricane season notwithstanding that the location, water depth and other standard operating conditions are within a rig’s normal operating range. Our procedures and the associated regulatory requirements addressing Mobile Offshore Drilling Unit operations in the Gulf of Mexico during hurricane season, coupled with our decision to retain (self-insure) certain windstorm related risks, may result in a significant reduction in the utilization of our jackup rigs in the Gulf of Mexico.

As noted above, we have a $50.0 million per occurrence deductible for windstorm loss or damage to our ultra-deepwater semisubmersible rigs in the Gulf of Mexico and have elected not to purchase loss or damage insurance coverage for our nine jackup rigs in the area. Moreover, we have retained the risk for the first $50.0 million of liability exposure for removal of wreckage and debris resulting from windstorm related exposures associated with our rigs in the Gulf of Mexico. In the future, we may elect to no longer purchase insurance coverage (or self-insure) for windstorm loss or damage for our rigs in the Gulf of Mexico. These and other retained exposures for property loss or damage and wreckage and debris removal or other liabilities associated with Gulf of Mexico hurricanes could have a material adverse effect on our financial position, operating results and cash flows if we sustain significant uninsured or underinsured losses or liabilities as a result of Gulf of Mexico hurricanes.

The loss of Ensco 74 may expose us to costs associated with removal of wreckage and debris, liabilities for property loss or damage, personal injury or death or environmental liabilities that may not be fully recoverable under our insurance or contractual indemnities.

In September 2008, ENSCO 74 was lost as a result of Hurricane Ike in the Gulf of Mexico. Portions of its legs remained underwater adjacent to the customer’s platform, and we conducted extensive aerial and sonar reconnaissance but did not locate the rig hull. In March 2009, the sunken rig hull of ENSCO 74 was located approximately 95 miles from the original drilling location when it was struck by an oil tanker. As an interim measure, the wreckage was appropriately marked, and the U.S. Coast Guard issued a Notice to Mariners. During the fourth quarter of 2010, wreck removal operations on the sunken rig hull of ENSCO 74 were completed. As of December 31, 2010, wreckage and debris removal costs had been incurred and paid by Ensco totaling $26.8 million related to removal of the hull, substantially all of which has been recovered through insurance without any additional retention.

We were involved in civil litigation in the U.S. District Court for the Southern District of Texas in which the owners of the tanker SKS Satilla were seeking monetary damages of $10.0 million for losses incurred when the tanker struck the sunken hull of ENSCO 74. This proceeding has been permanently stayed. We were involved in civil litigation in the U.S. District Court for the Southern District of Texas in which the owner of a pipeline, High Island Offshore System, LLC, alleged that ENSCO 74 damaged the pipeline in the aftermath of Hurricane Ike and is seeking damages for the cost of repairs and business interruption in excess of $26.0 million. Each of these proceedings has been permanently stayed and, as described below, effectively superseded by the proceeding described below.

We also were involved in civil litigation in the Fifteenth Judicial Court for the Parish of Lafayette and in the Nineteenth Judicial Court for the Parish of Baton Rouge, State of Louisiana in which the owner of a pipeline, Sea Robin Pipeline Company, LLC, was seeking unspecified damages in relation to the cost of repairing damage to the pipeline, loss of revenues, survey and other damages allegedly caused by ENSCO 74 in the aftermath of Hurricane Ike. This proceeding has been permanently stayed and, as described below, effectively superseded by the proceeding described below.

The owners of two other subsea pipelines presented claims in the exoneration or limitation of liability proceedings we filed in U.S. District Court for the Southern District of Texas as described below. The claims were filed on behalf of Stingray Pipeline Company, LLC, and Tennessee Gas Pipeline seeking monetary damages incurred by reason of damage to pipelines allegedly caused by ENSCO 74 in the aftermath of Hurricane Ike. The Stingray claim is in the amount of $14.0 million, and the Tennessee Gas Pipeline claim is for unspecified damages.

We filed a petition for exoneration or limitation of liability under U.S. admiralty and maritime law in the U.S. District Court for the Southern District of Texas on September 2, 2009. The petition seeks exoneration from or limitation of liability for any and all injury, loss or damage caused, occasioned or occurred in relation to the ENSCO 74 loss in September 2008. The exoneration/limitation proceedings currently includes the SKS Satilla claim and the four pipeline claims described above, which effectively supersedes their prior civil litigation filings. The matter has been scheduled for trial in March 2012. See Note 12 to our consolidated financial statements for additional information on the loss of ENSCO 74 and associated contingencies.

We are exposed to costs associated with removal of the ENSCO 74 legs that remain underwater adjacent to the customer’s platform, in addition to the removal of related debris. Although we expect the cost of removal of the leg sections and related debris to be covered by available insurance and contractual indemnification, we may not be fully protected from such costs, liability or exposure (without any additional deductible or self-insured retention). Our liability insurance may not fully protect us from cost, liability or exposure associated with the loss of ENSCO 74. As respects liabilities to third-parties, including the aforementioned tanker and pipeline claims, our applicable insurance is subject to a $10.0 million per occurrence self-insured retention and an annual aggregate policy limit of $500.0 million. We believe all liabilities associated with the ENSCO 74 loss during Hurricane Ike resulted from a single occurrence under the terms of the applicable insurance policies. However, legal counsel for certain liability underwriters have asserted that the liability claims arise from separate occurrences. In the event of multiple occurrences, the self-insured retention is $15.0 million for two occurrences and $1.0 million for each occurrence thereafter.

Our business involves numerous operating hazards, and we are not fully insured against all operating hazards.

Contract drilling and offshore oil and gas operations in general are subject to numerous risks, including the following:

•	rig or other property damage, liability or loss, including removal of wreckage or debris, resulting from hurricanes and other severe weather conditions, collisions, groundings, blowouts, fires, explosions and other accidents or terrorism;

•	blowouts, fires, explosions and other loss of well control events causing damage to wells, reservoirs, production facilities and other properties and which may require wild well control, including drilling of relief wells;

•	craterings, punchthroughs or other events causing rigs to capsize, sink or otherwise incur significant damage or total loss;

•	extensive uncontrolled rig or well fires, blowouts, oil spills or other discharges of pollutants causing damage to the environment;

•	machinery breakdowns, equipment failures, personnel shortages, failure of subcontractors and vendors to perform or supply goods and services and other events causing the suspension or cancellation of drilling operations; and

•	unionization or similar collective actions by our employees or employees of subcontractors causing suspension of drilling operations or significant increases in operating costs.

In addition to these risks to property and the environment, many of the hazards and risks associated with our operations and accidents or other events resulting from such hazards and risks, as well as our routine operations, expose our personnel, as well as personnel of our customers, subcontractors, vendors and other third-parties, to the risk of personal injury or death.

Although we currently maintain broad insurance coverage, subject to certain significant deductibles and levels of self-insurance or risk retention, it does not cover all types of losses and, in some situations such as rig loss or damage resulting from Gulf of Mexico hurricane related windstorm exposures, may not provide coverage for damages, in whole or in part, losses or liabilities resulting from our operations in whole or in part. Except for windstorm coverage on our Gulf of Mexico rigs subsequent to July 1, 2006, which was placed on a limited coverage basis, we historically have maintained insurance coverage for damage to or loss of our drilling rigs in amounts not less than the estimated fair market value thereof. Even when insured, we have encountered circumstances in which insurance companies have issued reservations of rights or denied coverage which has, in certain circumstances, resulted in litigation. However, in the event of total loss, such coverage is unlikely to be sufficient to recover the cost of a newly-constructed replacement rig. Since we do not maintain business interruption or loss of hire insurance, we are fully exposed to loss of contract drilling revenues resulting from rig loss or damage.

We generally obtain contractual indemnification obligating our customers to protect and indemnify us for all or part of the liabilities resulting from pollution and damage to the environment, damage to wells, reservoirs and other customer property, control of wild wells, drilling of relief wells and certain non-rig crew personnel injuries. Such indemnification protection may be qualified or limited and may exclude certain perils, causes or events or the application of local law. In some circumstances, we are unable to obtain indemnification protection for some or all of the risks generally assumed by our customers, including risks and liabilities relating to environmental damage or loss, well loss or damage or wild well control. The inability to obtain such indemnification or the failure of a customer to meet indemnification obligations or losses or liabilities resulting from uninsured or underinsured events could have a material adverse effect on our financial position, operating results and cash flows.

Our contracts generally protect us in whole or part from certain losses sustained as a result of our negligence, most frequently as respects pollution and damage to the environment, damage to wells or reservoirs, control of wild wells, drilling of relief wells and consequential damages. However, losses resulting from contracts that do not contain such protection could have a material adverse affect on our financial position, operating results and cash flows. Losses resulting from our gross negligence or willful misconduct may not be protected contractually by specific provision or by application of law, and our insurance may not provide adequate protection for such losses. Moreover, we may not maintain the same types or levels of insurance in the future which would expose us to additional uninsured losses and liabilities.

Compliance with or breach of environmental laws can be costly and could limit our operations.

Our operations are subject to laws and regulations controlling the discharge of materials into the environment, pollution, contamination and hazardous waste disposal or otherwise relating to the protection of the environment. Environmental laws and regulations specifically applicable to our business activities could impose significant liability on us for damages, clean-up costs, economic loss, fines and penalties in the event of oil spills or similar discharges of pollutants or contaminants into the environment or improper disposal of hazardous waste generated in the course of our operations. To date, such laws and regulations have not had a material adverse effect on our operating results, and we have not experienced an accident that has exposed us to material liability for discharges of pollutants into the environment. However, the legislative and regulatory response to the BP Macondo well incident could substantially increase liabilities of oil and gas companies in respect of oil spills and also could increase our liabilities. In addition to potential increased liabilities, such legislative or regulatory action could impose increased financial, insurance or other requirements that may adversely impact the entire offshore drilling industry.

The International Convention on Oil Pollution Preparedness, Response and Cooperation, the U.K. Merchant Shipping Act 1995, the U.K. Merchant Shipping (Oil Pollution Preparedness, Response and Cooperation Convention) Regulations 1998 and other related legislation and regulations and the U.S. Oil Pollution Act of 1990, or OPA 90, and other U.S. federal statutes applicable to us and our operations, as well as similar statutes in Texas, Louisiana, other coastal states and other non-U.S. jurisdictions, address oil spill prevention and control and significantly expand liability, fine and penalty exposure across many segments of the oil and gas industry. Such statutes and related regulations impose a variety of obligations on us related to the prevention of oil spills, disposal of waste and liability for resulting damages. For instance, OPA 90 imposes strict and, with limited exceptions, joint and several liability upon each responsible party for oil removal costs as well as a variety of fines, penalties and damages. Failure to comply with these statutes and regulations, including OPA 90, may subject us to civil or criminal enforcement action, which may not be covered by contractual indemnification or insurance and could have a material adverse effect on our financial position, operating results and cash flows.

Events in recent years, including the BP Macondo well incident, have heightened governmental and environmental concerns about the oil and gas industry. From time to time, legislative proposals have been introduced that would materially limit or prohibit offshore drilling in certain areas. We are adversely affected by restrictions on drilling in certain areas of the U.S. Gulf of Mexico and elsewhere, including the conditions for lifting the recent moratorium/suspension in the U.S. Gulf of Mexico, the adoption of associated new safety requirements and policies regarding the approval of drilling permits, restrictions on development and production activities in the U.S. Gulf of Mexico and associated NTLs that have and may further impact our operations. If new laws are enacted or other government action is taken that restrict or prohibit offshore drilling in our principal areas of operation or impose environmental protection requirements that materially increase the liabilities, financial requirements, oil spill response capabilities or operating or equipment costs associated with offshore drilling, exploration, development or production of oil and natural gas, our financial position, operating results and cash flows could be materially adversely affected.

Laws and governmental regulations may add to costs, limit our drilling activity or reduce demand for our drilling services.

Our operations are affected by political developments and by laws and regulations that relate directly to the oil and gas industry, including initiatives to limit greenhouse gas emissions. The offshore contract drilling industry is dependent on demand for services from the oil and gas industry. Accordingly, we will be directly affected by the approval and adoption of laws and regulations limiting or curtailing exploration and development drilling for oil and natural gas for economic, environmental, safety and other policy reasons. We may be exposed to risks related to new laws or regulations pertaining to climate change, carbon emissions or energy use that could reduce the use of oil or natural gas, thus reducing demand for hydrocarbon-based fuel and our drilling services. Governments also may pass laws or regulations encouraging or mandating the use of alternative energy sources, such as wind power and solar energy, which may reduce demand for oil and natural gas and our drilling services. Furthermore, we may be required to make significant capital expenditures or incur substantial additional costs to comply with new governmental laws and regulations. It is also possible that legislative and regulatory activity could adversely affect our operations by limiting drilling opportunities, reducing consumption of hydro-carbon fuels or significantly increasing our operating costs.

World political events, terrorist attacks, piracy and military action could affect the markets for our services and have a material adverse effect on our business and cost and availability of insurance.

World political events have resulted in military action in Afghanistan and Iraq, terrorist attacks globally and civil unrest, political demonstrations, mass strikes and government responses in Libya and other countries in North Africa and the Middle East. Military action by the United States or other nations could escalate; further acts of terrorism, piracy, kidnapping, extortion and acts of war may occur; and violence, civil war and general disorder may continue in North Africa and the Middle East. Such acts of terrorism, piracy, kidnapping, extortion, violence, civil war, mass strikes and government responses could be directed against companies such as Ensco. Such developments have caused instability in the world’s financial and insurance markets in the past. In addition, these developments could lead to increased volatility in prices for crude oil and natural gas and could affect the markets for our products and services. Insurance premiums could increase and coverages may be unavailable in the future. Any or all of these effects could have a material adverse effect on our business.

Legal proceedings could affect us adversely.

We are involved in litigation, including various claims, disputes and regulatory proceedings that arise in the ordinary course of business, many of which are uninsured and relate to commercial, employment or regulatory activities. We also are concluding an internal investigation relating to compliance with the anti-bribery, recordkeeping and accounting provisions of the U.S. Foreign Corrupt Practices Act, or FCPA, that focuses on activities related to our former operations in Nigeria and the associated accounting entries and internal accounting controls and have self-reported to the appropriate U.S. government authorities.

Although we cannot accurately predict the outcome of our litigation, claims, disputes, regulatory proceedings and investigations or the amount or impact of any associated liability or other sanctions, these matters could adversely affect our financial position, operating results or cash flows.

We have invested a portion of our cash in auction rate securities and we may be required to hold them indefinitely due to an illiquid market.

As of December 31, 2010, we held $50.1 million (par value) of auction rate securities. Auctions for most of our auction rate securities began to fail in February 2008, as there were more sellers than buyers at scheduled interest rate auctions and parties desiring to sell their auction rate securities were unable to do so. When an auction fails, the interest rate is adjusted according to the provisions of the associated security agreement. The majority of our auction rate securities are currently rated Aaa by Moody’s, AAA by Standard & Poor’s and/or AAA by Fitch. All of our auction rate securities were issued by state agencies and are supported by student loans for which repayment is substantially guaranteed by the U.S. government under the Federal Family Education Loan Program.

Auction failures and the resulting lack of liquidity have affected the entire auction rate securities market, and we are currently unable to determine whether these conditions will continue for an extended duration. While it is estimated that the majority of the auction rate securities market has been refinanced, student loan supported auction rate securities remain mostly constrained and illiquid. Although $16.7 million, $5.5 million and $6.0 million of our auction rate securities were redeemed at par value during the years ended December 31,

2010, 2009 and 2008, respectively, we are currently unable to determine whether issuers of our auction rate securities will attempt and/or be able to refinance.

We are also unable to determine if alternative markets that provide orderly purchases and sales of auction rate securities will develop. Pursuant to regulatory settlements, several major brokerage firms have offered to repurchase auction rate securities from retail investors, charities and small businesses, and use best efforts to provide liquidity to institutional investors within the next several years. However, we are currently unable to determine whether these brokerage firms will be able to comply with the terms of their regulatory settlements. Moreover, current global economic conditions may impede auction rate security repurchases.

Although we acquired our auction rate securities with the intention of selling them in the near-term, we do not currently expect to experience liquidity problems or alter any business plans if we maintain our investment in these securities indefinitely. Our auction rate securities have final maturity dates ranging from 2025 to 2047.

Failure to comply with the U.S. Foreign Corrupt Practices Act and terms of agreements with the U.S. Department of Justice, or the DOJ, and the SEC could result in fines, criminal penalties, contract terminations and an adverse effect on our business.

The DOJ and SEC and other authorities have a broad range of civil and criminal sanctions under the U.S. Foreign Corrupt Practices Act, referred to as the FCPA, and other laws, which they may seek to impose in appropriate circumstances. Recent civil and criminal settlements with a number of public corporations, including Pride, and individuals have included multi-million dollar fines, disgorgement, injunctive relief, guilty pleas, deferred prosecution agreements and other sanctions, including requirements that corporations retain a monitor to oversee compliance with the FCPA.

During the course of an internal audit and investigation relating to certain of Pride’s Latin American operations, Pride’s management and internal audit department received allegations of improper payments to foreign government officials. In February 2006, the Audit Committee of Pride’s Board of Directors assumed direct responsibility over the investigation and retained independent outside counsel to investigate the allegations, as well as corresponding accounting entries and internal control issues, and to advise the Audit Committee. Pride voluntarily disclosed information relating to the initial allegations and other information found in the investigation and compliance review to the DOJ and the SEC, and cooperated with these authorities.

Pride has entered into settlements with the DOJ and the SEC regarding the FCPA matters. The settlement with the DOJ included a deferred prosecution agreement, or DPA, between Pride and the DOJ and a guilty plea by Pride’s French subsidiary, Pride Forasol S.A.S., to FCPA-related charges. Under the DPA, the DOJ agreed to defer the prosecution of certain FCPA-related charges against Pride and agreed not to bring any further criminal or civil charges against Pride or any of its subsidiaries related to either any of the conduct set forth in the statement of facts attached to the DPA or any other information Pride disclosed to the DOJ prior to the execution of the DPA. Pride agreed, among other matters, to continue to cooperate with the DOJ, to continue to review and maintain its anti-bribery compliance program and to submit to the DOJ three annual written reports regarding its progress and experience in maintaining and, as appropriate, enhancing its compliance policies and procedures. If Pride complies with the terms of the DPA, the deferred charges against Pride will be dismissed with prejudice. If, during the term of the DPA, the DOJ determines that Pride has committed a felony under federal law, provided deliberately false information or otherwise breached the DPA, Pride could be subject to prosecution and penalties for any criminal violation of which the DOJ has knowledge, including the deferred charges.

In December 2010, pursuant to a plea agreement, Pride Forasol S.A.S. pled guilty in U.S. District Court to conspiracy and FCPA charges. Pride Forasol was sentenced to pay a criminal fine of $32.6 million and to serve a three-year term of organizational probation. The SEC investigation was resolved in November 2010. Without admitting or denying the allegations in a civil complaint filed by the SEC, Pride consented to the entry of a final judgment ordering disgorgement plus pre-judgment interest totaling $23.6 million and a permanent injunction against future violations of the FCPA. Under the terms of the deferred prosecution agreement, as provided in the merger agreement, upon consummation of the merger, Ensco will assume the obligations of Pride under the deferred prosecution agreement, which will apply to Ensco and its subsidiaries following the merger. If there are any violations of the FCPA, the deferred prosecution agreement or the SEC injunction, any additional fines, sanctions or other penalties from other governmental authorities or any third party claims by other constituents of Pride in relation to these matters, it could significantly and adversely affect the results of operations of Ensco and Pride.

Further, Pride has received preliminary inquiries from governmental authorities of certain of the countries referenced in its settlements with the DOJ and the SEC. It could face additional fines, sanctions and other penalties from authorities in these and other relevant foreign jurisdictions, including prohibition of its participating in or curtailment of business operations in those jurisdictions and the seizure of its rigs or other assets. At this early stage of such inquiries, neither Ensco nor Pride is able to determine what, if any, legal liability may result. Pride’s customers in those jurisdictions could seek to impose penalties or take other actions adverse to our interests. Ensco and Pride could also face other third-party claims by directors, officers, employees, affiliates, advisors, attorneys, agents, stockholders, debt holders, or other interest holders or constituents of Pride.

Risks Related to our Redomestication to the U.K.

We have not requested an ruling from Her Majesty’s Revenue and Customs, or HMRC, on the U.K. tax aspects of the redomestication, and HMRC may disagree with our conclusions.

Based on current U.K. corporation tax law and the current U.K.-U.S. income tax treaty, as amended, we expect that the redomestication in 2009 will not result in any material U.K. corporation tax liability to Ensco plc. Further, we believe that we have satisfied all stamp duty reserve tax, or SDRT, payment and filing obligations in connection with the issuance and deposit of our Class A ordinary shares into the ADS facility pursuant to the deposit agreement governing the ADS facility.

However, if HMRC disagrees with this view, it may take the position that material U.K. corporation tax or SDRT liabilities or amounts on account thereof are payable by Ensco plc as a result of the redomestication, in which case we expect that we would contest such assessment. If we were unsuccessful in disputing the assessment, the implications could be materially adverse to us. We have not requested an HMRC ruling on the U.K. tax aspects of the redomestication, and there can be no assurance that HMRC will agree with our interpretations of U.K. corporation tax law or any related matters associated therewith.

The IRS may disagree with our conclusions on tax treatment of certain restructuring transactions following the redomestication.

We expect that the redomestication will not result in any material U.S. federal income tax liability to us, and the IRS has confirmed to us that it will not challenge our conclusion that the redomestication resulted in Ensco becoming tax resident in the U.K. However, the IRS may disagree with our assessments of the effects or interpretation of the tax laws, treaties or regulations or their enforcement with respect to certain restructuring transactions that it completed after the redomestication. In this event we may not realize the expected tax benefits of the redomestication, and our operating results may be adversely affected in comparison to what they would have been if the IRS agreed with our conclusions.

If Ensco plc and its non-U.S. subsidiaries become subject to U.S. federal income tax, our financial position, operating results and cash flows would be adversely affected.

Ensco plc and its non-U.S. subsidiaries will conduct their operations in a manner intended to minimize the risk that Ensco plc or its non-U.S. subsidiaries engage in the conduct of a U.S. trade or business. Our U.S. and U.S.-owned subsidiaries will continue to be subject to U.S. federal income tax on their worldwide income, and our non-U.S. subsidiaries will continue to be subject to U.S. federal income tax on their U.S. operations. However, if Ensco plc or any of its non-U.S. subsidiaries is or are determined to be engaged in a trade or business in the U.S., Ensco plc or such non-U.S. subsidiaries would be required to pay

U.S. federal income tax on income that is subject to the taxing jurisdiction of the U.S. If this occurs, our financial position, operating results and cash flows may be adversely affected.

The redomestication may not allow us to maintain a competitive consolidated effective income tax rate.

We believe the redomestication should improve our ability to maintain a competitive consolidated effective income tax rate because the U.K. corporate tax rate is lower than the U.S. corporate tax rate and because the U.K. has implemented a dividend exemption system that generally does not subject non-U.K. earnings to U.K. tax when such earnings are repatriated to the U.K. in the form of dividends from non-U.K. subsidiaries. In 2010, the new U.K. Government announced its intention that there will be a phased reduction in the headline rate of U.K. corporation tax from 27% to 24% by 2014, its lowest ever rate.

The U.K. has implemented controlled foreign companies rules, referred to as the CFC rules, under which, in certain circumstances, the income or profits of controlled non-U.K. resident companies which are subject to a lower level of taxation may be subject to U.K. corporation tax, subject to credit relief for foreign tax on those profits. The HMRC has granted us an exemption from the CFC rules in respect of our material non-U.K. operations under the “motive test” exemption until December 31, 2012, subject to certain conditions and limitations based on our facts and circumstances.

In June 2010, the new U.K. Government announced in its Emergency Budget that it aims to create the most competitive corporate tax system in the G20, and that as a first step it will reform the U.K.’s CFC rules, which it recognized as a key priority for U.K. multinationals. The U.K. Government’s policy is that the U.K.’s corporate tax system should focus more on profits from U.K. activity in determining the tax base, rather than attributing the worldwide income of a group to the U.K. It has been announced that legislation for new CFC rules will be introduced in the spring of 2012, allowing time to consider how to make the rules more competitive, to enhance long-term stability and to provide adequate protection of the U.K. tax base. The U.K. Government launched a consultation on full reform of the CFC rules in November 2010 which continued until late February 2011, and it intends to publish draft legislation in respect of the same during the second half of 2011. At the same time, the U.K. Government also launched a consultation on certain interim improvements to the current CFC rules, to make the rules easier to operate and, where possible, increase competitiveness. The U.K. Government published draft legislation in respect of the same on December 9, 2010. Legislation on interim improvements to the CFC rules will be introduced during the first half of 2011. The effect of any changes to the CFC rules on our effective rate of income taxation will not be clear until the new legislation is published and enacted in its entirety. However, it is anticipated that these reforms will generally be favorable to us, as compared to the current CFC rules. Nevertheless, as the U.K.’s current CFC rules for the most part do not apply to our material overseas operations until December 31, 2012, our ability to efficiently manage those operations with a view to managing our effective income tax rates may be restricted by virtue of the new CFC rules from January 1, 2013. In the event that the U.K. Government adopts changes to the CFC rules that have the effect of increasing our consolidated effective income tax rate, our results of operations may be adversely affected unless we are able to identify and implement any mitigating actions.

We cannot provide any assurances as to what our effective income tax rates will be because of, among other reasons, uncertainty regarding the nature and extent of our business activities in any particular jurisdiction in the future and the tax laws of such jurisdictions, as well as potential changes in U.K. and U.S. tax laws. Our actual effective income tax rates may vary from our expectations and those variances may be material. Additionally, the tax laws of other jurisdictions could change in the future, and such changes could cause a material change in our consolidated effective income tax rate.

We also could be subject to future audits conducted by U.K., U.S. and other tax authorities, and the resolution of such audits could significantly impact our effective income tax rates in future periods, as would any reclassification or other matter (such as changes in applicable accounting rules) that increases the amounts we have provided for income taxes in our consolidated financial statements. There can be no assurance that we would be successful in attempting to mitigate the adverse impacts resulting from any changes in law, audits and other matters. Our inability to mitigate the negative consequences of any changes in the law, audits and other matters could cause our effective income tax rates to increase and our financial position, operating results or cash flows to be adversely affected.

Changes in laws, including tax law changes, could adversely affect Ensco, its subsidiaries and its securityholders.

Changes in tax laws, regulations or treaties or the interpretation or enforcement thereof, in the U.S., the U.K. or elsewhere, could adversely affect the tax consequences of the redomestication and post-redomestication internal restructuring to Ensco and its shareholders and/or our effective income tax rates (whether associated with the redomestication, the subsequent internal restructuring or otherwise). For example, one reason for the redomestication was to begin to align our structure so as to have an opportunity to take advantage of U.K. corporate tax rates, which are lower than the U.S. income tax rates, and to take advantage of the recent dividend exemption system implemented in the U.K., which generally does not subject earnings of non-U.K. subsidiaries to U.K. tax when such earnings are repatriated to the U.K. as dividends. Future changes in tax laws, regulations or treaties or the interpretation or enforcement thereof in general or any such changes resulting in a material change in the U.S. or U.K. tax rates in particular could reduce or eliminate the benefits that we expect to achieve from the redomestication.

Changes in effective income tax rates or adverse outcomes resulting from examination of our tax returns could adversely affect our financial results.

Changes in the valuation of our deferred tax assets and liabilities or changes in tax treaties, regulations, accounting principles or interpretations thereof in one or more countries in which we operate could result in a higher effective income tax rate on our worldwide earnings and such change could be significant to our financial results. Our future effective income tax rates could also be adversely affected by lower than anticipated earnings in countries where we have lower statutory rates and higher than anticipated earnings in countries where we have higher statutory rates. In addition, we are subject to examinations of our income tax returns by HMRC, the IRS and other tax authorities. We regularly assess the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of our provision for income taxes. There can be no assurance that such examinations will not have an adverse effect on our financial position, operating results or cash flows.

The expected financial, logistical and operational benefits of the redomestication may not be realized.

There can be no assurances that all of the goals of the redomestication will be achieved, particularly as achievement of our goals is in many important respects subject to factors that we do not control. These factors include the reactions of U.K. and U.S. tax authorities, the reactions of third parties with whom we enter into contracts and conduct business and the reactions of investors and analysts.

While we expect that the redomestication will enable us to take advantage of lower U.K. tax rates and the benefits of the U.K. dividend exemption system for certain non-U.K. source dividends repatriated to the U.K. in the years after implementation of the redomestication to a greater extent than would likely have been available if the redomestication had not occurred, these benefits may not be achieved. In particular, U.K. or U.S. tax authorities may challenge our application and/or interpretation of relevant tax laws, regulations or treaties, valuations and methodologies or other supporting documentation. If they are successful in doing so, we may not experience the level of benefits we anticipate, or we may be subject to adverse tax consequences. Even if we are successful in maintaining our positions, we may incur significant expenses in defending our position and contesting claims or positions asserted by tax authorities.

Whether we realize other expected financial benefits of the redomestication will depend on a variety of factors, many of which are beyond our control. These factors include changes in the relative rate of economic growth in the U.K. compared to the U.S., our financial performance in jurisdictions with lower tax rates, foreign currency exchange rate fluctuations (especially as between the British pound and the U.S. dollar), and significant changes in trade, monetary or fiscal policies of the U.K. or the U.S., including changes in interest rates. It is difficult to predict or quantify the effect of these factors, individually and in the aggregate, in part because the occurrence of any of these events or circumstances may be interrelated. If any of these events or circumstances occur, we may not be able to realize the expected financial benefits of the redomestication, and our expenses may increase to a greater extent than if we had not completed the redomestication.

Realization of the logistical and operational benefits of the redomestication is also dependent on a variety of factors including the geographic regions in which our rigs are deployed, the location of the business unit offices that oversee our global offshore contract drilling operations, the locations of our customer’s corporate offices and principal areas of operation and the location of our investors. If events or changes in circumstances occur affecting the aforementioned factors, we may not be able to realize the expected logistical and operational benefits of the redomestication which could adversly affect us.

We have less flexibility as a U.K. public limited company with respect to certain aspects of capital management than U.S. corporations due to increased shareholder approval requirements.

Directors of a Delaware and other U.S. corporation may issue, without further shareholder approval, shares of common stock authorized in its certificate of incorporation that were not already issued or reserved. The business corporation laws of Delaware and other U.S. states also provide substantial flexibility in establishing the terms of preferred stock. However, English law provides that a board of directors may only allot shares with the prior authorization of shareholders, such authorization being up to the aggregate nominal amount of shares and for a maximum period of five years, each as specified in the articles of association or relevant shareholder resolution. Such authorization would need to be renewed by our shareholders upon its expiration (i.e., at least every five years). A special resolution was adopted prior to the effective time of the redomestication in December 2009 to authorize the allotment of additional shares for a five-year term and renewal of such authorization for additional five-year terms may be sought more frequently.

English law also generally provides shareholders preemptive rights when new shares are issued for cash. However, it is possible for the articles of association or shareholders in a general meeting to exclude preemptive rights. Such an exclusion of preemptive rights may be for a maximum period of up to five years from the date of adoption of the articles of association, if the exclusion is contained in the articles of association, or from the date of the shareholder resolution, if the exclusion is by shareholder resolution. In either case, this exclusion would need to be renewed upon its expiration (i.e., at least every five years). A special resolution was adopted to exclude preemptive rights prior to the effective time of the redomestication in December 2009 for a five-year term and renewal of such exclusion for additional five-year terms may be sought more frequently.

English law prohibits us from conducting “on-market purchases” as our ADSs are not traded on a recognized investment exchange in the U.K. English law also generally prohibits a company from repurchasing its own shares by way of “off-market purchases” without the prior approval of 75% of its shareholders by special resolution. Such approval lasts for a maximum period of up to five years. Special resolutions were adopted prior to the effective time of the redomestication in December 2009 to permit “off-market purchases.” These special resolutions will need to be renewed upon expiration (i.e., at least every five years) to permit “off-market purchases” and renewal for additional five-year terms may be sought more frequently.

There can be no assurances that situations will not arise where such shareholder approval requirements for any of these actions would deprive our shareholders of substantial benefits.

The redomestication will result in additional ongoing costs.

The redomestication has resulted in an increase in some of our ongoing expenses and will require us to incur some new expenses. Some costs, including those related to relocation and employment of expatriate officers and other employees in our U.K. offices and holding Board of Directors meetings in the U.K., are expected to be higher than would be the case if our principal executive offices remained in the U.S. We also have incurred and expect to continue to incur additional expenses, including professional fees, to comply with U.K. corporate and tax laws.

Risks Relating to the Merger

Ensco and Pride may be required to comply with material restrictions or conditions to obtain the regulatory clearances and approvals required to complete the merger.

The merger is subject to review by the Antitrust Division of the DOJ and the Federal Trade Commission, which is referred to as the FTC, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, and by other governmental entities under non-U.S. antitrust or competition merger control statutes. On February 28, 2011, Ensco and Pride filed the requisite notification forms under the HSR Act with the Antitrust Division and the FTC. Ensco and Pride have also filed the required notices with antitrust and competition authorities in Brazil.

The expiration or termination of the waiting period (and any extension of the waiting period) applicable to the merger under the HSR Act is a condition to closing the merger. The closing of the merger is also subject to the condition that there be no pending or threatened claim, proceeding or action by a U.S. governmental entity seeking to restrain, prohibit or rescind any transactions contemplated by the merger agreement as an actual or threatened violation of antitrust law or seeking to penalize a party for completing any such transaction and no final or preliminary administrative order denying approval or prohibiting the merger issued by antitrust and competition authorities in Brazil, in each case that would require either Ensco or Pride to dispose of assets or limit its freedom of action, except for such dispositions or limits that, in the reasonable good faith judgment of both Ensco and Pride, do not and are not reasonably likely to have a material adverse effect on Ensco or Pride, respectively. Ensco and Pride can provide no assurance that all required regulatory approvals will not contain terms, conditions or restrictions, such as the disposition of assets or limitations on freedom of action, that would be detrimental to Ensco after the effective time of the merger.

Additionally, even after the statutory waiting period, and any extensions of such period agreed to by the parties, under the HSR Act has expired, and even after completion of the merger, governmental authorities could seek to block or challenge the merger as they deem necessary or desirable in the public interest. In addition, in some jurisdictions’, a competitor, customer or other third party could initiate a private action under such jurisdictions antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. Ensco or Pride may not prevail and may incur significant costs in defending or settling any action under the antitrust laws.

Any delay in completing the merger may substantially reduce the benefits expected to be obtained from the merger.

In addition to obtaining the required governmental clearances and approvals, the merger is subject to a number of other conditions beyond the control of Pride and Ensco that may prevent, delay or otherwise materially adversely affect its completion. Ensco and Pride cannot predict whether or when the conditions required to complete the merger will be satisfied. The requirements for obtaining the required clearances and approvals could delay the effective time of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger may materially adversely affect the synergies and other benefits that Ensco and Pride expect to achieve if the merger and the integration of their respective businesses are completed within the expected timeframe. If the pending merger with Pride is not consummated prior to 5:00 p.m., New York City time, on February 3, 2012 or merger agreement providing therefor is terminated before that time, we must redeem all of the notes under the circumstances and at the redemption prices described under “Description of Notes — Special Mandatory Redemption.”

Ensco’s future results of operations could be adversely affected if the goodwill recorded in the merger subsequently requires impairment.

When Ensco acquires a business, generally goodwill is recorded as an asset on its balance sheet and is equal to the excess amount it pays for the business, including the fair value of liabilities assumed, over the fair value of the tangible and identified intangible assets of the business it acquires. Financial Accounting Standards Board Accounting Standards Codification, or FASB ASC, Topic 350 requires that goodwill and other intangible assets that have indefinite useful lives not be amortized, but instead be tested at least annually for impairment, and that intangible assets that have finite useful lives be amortized over their useful lives.

FASB ASC Topic 350 provides specific guidance for testing goodwill and other indefinite lived intangible assets for impairment. FASB ASC Topic 350 requires Ensco’s management to make certain estimates, judgments and assumptions when allocating goodwill to reporting units and determining the fair value of those reporting units, including, among other matters, appropriate risk-adjusted discount rates, as well as future industry conditions and operations, expected utilization, day rates, expense levels, capital requirements and terminal values for each of Ensco’s rigs. Absent any impairment indicators, Ensco performs its impairment tests annually during the fourth quarter. Any future impairments would negatively impact Ensco’s results of operations for the period in which the impairment is recognized.

The businesses of Ensco and Pride, and any other businesses that Ensco may acquire after completion of the merger, may be difficult to integrate, disrupt Ensco’s business, dilute stockholder value or divert management’s attention.

Risks with respect to the combination of Ensco and Pride, and any other recent and future acquisitions, include:

•	difficulties in the integration of the operations and personnel of the acquired company, including difficulties in integrating the newly acquired pressure pumping business with other product and service lines of the combined company across global markets;

•	diversion of management’s attention away from other business concerns; and

•	the assumption of any undisclosed or other potential liabilities of the acquired company.

Pending litigation against Pride and Ensco could result in an injuction preventing the consummation of the merger or may adversely affect Ensco’s business, financial condition or results of operations following the merger.

In connection with the merger, various lawsuits have been filed in the Delaware Court of Chancery and in the District Courts of Harris County, Texas, against Pride, its directors and Ensco and/or certain of its subsidiaries alleging violations of various fiduciary duties in approving the merger and that Ensco and/or Pride aided and abetted such alleged violations. Among other remedies, the plaintiffs seek to enjoin the merger. While Ensco and Pride believe these suits are without merit and intend to vigorously defend against such claims, the outcome of any such litigation is inherently uncertain. All applicable insurance policies may not provide sufficient coverage for the cost of defense and claims under these lawsuits, and certain of the defendants’ rights of indemnification with respect to these lawsuits will continue after the completion of the merger. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger closes may adversely affect Ensco’s business, financial condition or results of operations.

Many of the anticipated benefits of combining Ensco and Pride may not be realized.

Ensco and Pride entered into the merger agreement with the expectation that the merger would result in various benefits including, among others, synergies, cost savings, accretion to earnings per share in 2011, maintaining business and customer levels of activity and operating efficiencies. The success of the merger will depend, in part, on the combined company’s ability to realize these anticipated benefits from combining the businesses of Ensco and Pride. However, to realize these anticipated benefits, the combined company must successfully combine the businesses of Ensco and Pride. If we are not able to achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

Ensco and Pride have operated and, until the completion of the merger, will continue to operate independently. It is possible that the integration process could take longer than anticipated and could result in the loss of valuable employees or the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures, practices, policies and compensation arrangements, which could adversely affect the combined company’s ability to achieve the anticipated benefits of the merger. The combined company’s results of operations could also be adversely affected by any issues attributable to either company’s operations that arise or are based on events or actions that occur prior to the closing of the merger. Further, the size of the merger may make integration difficult, expensive and disruptive, adversely affecting Ensco’s revenues after the merger. Ensco may have difficulty addressing possible differences in corporate cultures and management philosophies. Integration efforts, including the expected relocation of Ensco’s U.S. headquarters to Houston from Dallas, will also divert management attention and resources. These integration activities could have an adverse effect on the businesses of both Ensco and Pride during the transition period. The integration process is subject to a number of uncertainties. Although Ensco’s plans for integration are focused on minimizing those uncertainties to help achieve the anticipated benefits, no assurance can be given that these benefits will be realized or, if realized, the timing of their realization. Failure to achieve these anticipated benefits could result in increased costs or decreases in the amount of expected revenues and could adversely affect Ensco’s future business, financial condition, operating results and prospects. In addition, we may not be able to eliminate duplicative costs or realize other efficiencies from integrating the businesses to offset part or all of the transaction and merger-related costs incurred by Ensco and Pride.

Business issues currently faced by one company may be imputed to the operations of the other company.

To the extent that either Ensco or Pride currently has or is perceived by customers to have operational challenges, such as timely or efficient performance, safety issues or workforce issues, those challenges may raise concerns by existing customers of the other company following the merger which may limit or impede Ensco’s future ability to obtain additional work from those customers.

Ensco’s contract revenues after the merger could decrease if parties who are currently customers of both Ensco and Pride elect to reduce their reliance on the combined companies after the merger.

Ensco and Pride currently have some customer overlap. If any of these customers in common decreases their amount of business with either company following the merger to reduce their reliance on a single company, such decrease in business could adversely impact the sales and profitability of the combined companies following the merger.

Risks Relating to the Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

We will have substantial indebtedness after this offering and the completion of the pending merger. As of December 31, 2010, after giving effect to the pending merger with Pride, the related transactions as described under “Pending Merger with Pride,” and this offering, we would have had total indebtedness of $5,190 million including the indebtedness of Pride, which includes a pro forma adjustment of $270 million to increase the carrying value of Pride’s long-term debt to its estimated fair value, and we would have had $400 million of additional borrowing capacity under our revolving credit facility.

Our ability to make scheduled payments of principal of, or to pay the interest or premium, if any, on, or to refinance our indebtedness (including the notes), or to fund capital expenditures, acquisitions and other strategic initiatives will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available under our revolving credit facility or otherwise in an amount sufficient to enable us to service our indebtedness, including the notes, or to fund our other liquidity needs. Furthermore, our increased leverage resulting from this offering and the additional indebtedness expected to be incurred to finance the merger could adversely affect our business. In particular, it could increase our vulnerability to sustained, adverse macroeconomic weakness, limit our ability to obtain further financing, limit our ability to pursue certain operational and strategic opportunities, reduce our flexibility to respond to changing business and economic conditions and increase borrowing costs.

The notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries and effectively subordinated to claims by secured creditors of Ensco.

The notes will be obligations solely of Ensco and will not be guaranteed by any of our subsidiaries. The notes will be structurally subordinated to any and all existing and future indebtedness, whether or not secured, and other liabilities of our subsidiaries. Our subsidiaries have no obligation to pay any amounts due on our debt securities, including the notes, or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. The indenture will not limit the ability of our subsidiaries to incur unsecured indebtedness. Any right that Ensco has to receive any assets of any of the subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. The indenture will not restrict the ability of our subsidiaries to enter into agreements or other arrangements that have the effect of prohibiting or restricting their ability to pay dividends or otherwise make distributions to Ensco. As of December 31, 2010, after giving effect to the pending merger with Pride, related transactions as described under “Pending Merger with Pride” in this prospectus supplement and this offering our subsidiaries would have had approximately $2,390 million of indebtedness, which includes a pro forma adjustment of $270 million to increase the carrying value of Pride’s long-term debt to its estimated fair value. We are a holding company whose assets consist of direct and indirect ownership interests in, and whose business is conducted through, subsidiaries. Consequently, other than indebtedness of Ensco, substantially all of the liabilities shown on our consolidated balance sheet are liabilities of our subsidiaries.

In addition, the notes will be effectively subordinated to claims by any secured creditors Ensco may have to the extent of the value of the assets securing such claims. As of December 31, 2010, Ensco had no secured indebtedness. The indenture permits us to incur a substantial amount of additional secured indebtedness.

If we do not complete the acquisition of Pride on or prior to February 3, 2012, we will be required to redeem the notes and may not have or be able to obtain all the funds necessary to redeem the notes. In addition, if we are required to redeem the notes, you may not obtain your expected return on the notes.

Our ability to consummate the pending merger with Pride is subject to the approval of the shareholders of Ensco and the stockholders of Pride, regulatory approvals and the satisfaction or waiver of various other conditions, some of which are beyond our control, and we may not be able to complete the merger. There can be no assurance that the merger will be consummated. If we do not consummate the merger by the time specified in the “Description of Notes — Special Mandatory Redemption,” we will be required to redeem the notes. The proceeds of the notes are not being deposited into an escrow account for the benefit of the noteholders, and it is possible that we will not have sufficient financial resources available to satisfy our obligations to redeem the notes. This could be the case, for example, if we or any of our subsidiaries commence a bankruptcy or reorganization case, or such a case is commenced against us or one of our subsidiaries, before the date on which we are required to redeem the notes. In addition, if we redeem the notes pursuant to the special mandatory redemption provisions, you may not obtain your expected return on the notes and may not be able to reinvest the proceeds from a special mandatory redemption in an investment that results in a comparable return. Your decision to invest in the notes is made at the time of the offering of the notes. You will have no rights under the mandatory redemption provisions as long as the merger closes, nor will you have any right to require us to repurchase your notes if, between the closing of the notes offering and the closing of the merger, we experience any changes in our business or financial condition, or if the terms of the merger or the financing thereof change.

Active trading markets may not develop for the notes.

Each series of notes are new issues of securities. There are no active public trading markets for any series of the notes. We have applied for listing of the notes on the NYSE; however, we can give no assurances that these notes will be so listed. The underwriters of the notes have informed us that, if the notes are not listed on a securities exchange, they intend to make a market in the notes. However, the underwriters may cease their market-making at any time. The liquidity of the trading markets in the notes and the market prices quoted for any series of the notes may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industries generally. As a consequence, an active trading market may not develop for your notes, you may not be able to sell your notes, or, even if you can sell your notes, you may not be able to sell them at an acceptable price.

We could enter into various transactions that could increase the amount of our outstanding debt, adversely affect our capital structure or credit ratings or otherwise adversely affect holders of the notes.

The terms of the notes do not prevent us from entering into a variety of acquisition, change-of-control, refinancing, recapitalization or other highly leveraged transactions. As a result, we could enter into a variety of transactions that could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the notes.

To service our indebtedness, we will use a significant amount of cash. Our ability to generate cash to service our indebtedness depends on many factors beyond our control.

Our ability to make payments on our indebtedness, including these notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This ability, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that cash flow generated from our business and other sources of cash, including future borrowings by us under our credit facility, will be sufficient to enable us to pay our indebtedness, including these notes, and to fund our other liquidity needs.

Our holding company structure creates a dependence on the earnings of our subsidiaries and may impair our ability to repay the notes.

We are a holding company whose assets consist of direct and indirect ownership interests in, and whose business is conducted through, subsidiaries. Consequently, our ability to repay our debt, including the notes, depends on the earnings of our subsidiaries, as well as our ability to receive funds from our subsidiaries through dividends, repayment of intercompany notes or other payments. The ability of our subsidiaries to pay dividends, repay intercompany notes or make other advances to us is subject to restrictions imposed by applicable laws, tax considerations and the terms of agreements governing our subsidiaries. Our foreign subsidiaries in particular may be subject to currency controls, repatriation restrictions, withholding obligations on payments to us, and other limits.

Investor enforcement of civil judgments against us may be more difficult.

Because we are a public limited company incorporated under English law, investors could experience more difficulty enforcing judgments obtained against us in U.S. courts than would have been the case for U.S. judgments obtained against us prior to the redomestication. In addition, it may be more difficult (or impossible) to bring some types of claims against us in courts in England than it would be to bring similar claims against a U.S. company in a U.S. court.

PENDING MERGER WITH PRIDE

Business of Pride

Overview

Pride operates a fleet of 26 mobile offshore drilling units, consisting primarily of floating rigs (semisubmersibles and drillships) that address deepwater drilling programs around the world. Pride has one of the youngest and most technologically advanced deepwater drilling fleets in the offshore industry, with five drillships, including three delivered since 2010, six semisubmersible rigs and two managed, third-party-owned deepwater rigs. Two additional Pride deepwater drillships are currently under construction with expected deliveries in 2011 and 2013. Pride’s fleet also includes six other semisubmersible rigs and seven jackup rigs. Pride’s floating rig fleet operates primarily offshore Brazil and West Africa where the company has a long-standing presence. The merger will create the industry’s second-largest fleet of offshore drilling rigs.

Pride’s primary strategic focus is on ownership and operation of floating offshore rigs, particularly deepwater rigs. Since 2005, Pride has invested or committed to invest over $4.4 billion in the expansion of its deepwater fleet, including five new ultra-deepwater drillships, three of which were delivered in the first and third quarters of 2010 and the first quarter of 2011, and two of which are under construction with expected delivery dates in the fourth quarter of 2011 and third quarter of 2013. The three new drillships that have been delivered have multi-year contracts at favorable rates. Since 2005, Pride also has disposed of non-core assets, generating $1.6 billion in proceeds, enabling it to focus increasingly its financial and human capital on deepwater drilling. Pride’s contract backlog at December 31, 2010, totals $6.4 billion and is comprised primarily of contracts for deepwater rigs with large integrated oil and national oil companies possessing long-term development plans. Pride may not be able to perform under these contracts due to events beyond its control, and there can be no assurances that Pride’s customers will be able to or willing to fulfill their contractual commitments to Pride.

Pride provides contract drilling services to oil and natural gas exploration and production companies through the use of mobile offshore drilling rigs in U.S. and international waters. It provides the rigs and drilling crews and is responsible for the payment of operating and maintenance expenses. In addition, Pride provides rig management services on a variety of rigs, consisting of technical drilling assistance, personnel, repair and maintenance services and drilling operation management services.

Employees

As of December 31, 2010, Pride employed approximately 3,900 personnel and had approximately 400 contract personnel. Approximately 980 of its employees and contractors were located in the United States and 3,320 were located outside the United States. Rig crews constitute the majority of Pride’s employees. None of its U.S. employees are represented by a collective bargaining agreement. Many of Pride’s international employees are subject to industry-wide labor contracts within their respective countries.

Legal Proceedings

FCPA Investigation.  During the course of an internal audit and investigation relating to certain of Pride’s Latin American operations, Pride’s management and internal audit department received allegations of improper payments to foreign government officials. In February 2006, the Audit Committee of Pride’s Board of Directors assumed direct responsibility over the investigation and retained independent outside counsel to investigate the allegations, as well as corresponding accounting entries and internal control issues, and to advise the Audit Committee. Pride voluntarily disclosed information relating to the initial allegations and other information found in the investigation and compliance review to the DOJ and the SEC, and cooperated with these authorities.

Pride has entered into settlements with the DOJ and the SEC regarding the FCPA matters. The settlement with the DOJ included a deferred prosecution agreement, or DPA, between Pride and the DOJ and a guilty plea by Pride’s French subsidiary, Pride Forasol S.A.S., to FCPA-related charges. Under the DPA, the DOJ agreed to defer the prosecution of certain FCPA-related charges against Pride and agreed not to bring any further criminal or civil charges against Pride or any of its subsidiaries related to either any of the conduct set forth in the statement of facts attached to the DPA or any other information Pride disclosed to the DOJ prior to the execution of the DPA. Pride agreed, among other matters, to continue to cooperate with the DOJ, to continue to review and maintain its anti-bribery compliance program and to submit to the DOJ three annual written reports regarding its progress and experience in maintaining and, as appropriate, enhancing its compliance policies and procedures. If Pride complies with the terms of the DPA, the deferred charges against Pride will be dismissed with prejudice. If, during the term of the DPA, the DOJ determines that Pride has committed a felony under federal law, provided deliberately false information or otherwise breached the DPA, Pride could be subject to prosecution and penalties for any criminal violation of which the DOJ has knowledge, including the deferred charges.

In December 2010, pursuant to a plea agreement, Pride Forasol S.A.S. pled guilty in U.S. District Court to conspiracy and FCPA charges. Pride Forasol was sentenced to pay a criminal fine of $32.6 million and to serve a three-year term of organizational probation. The SEC investigation was resolved in November 2010. Without admitting or denying the allegations in a civil complaint filed by the SEC, Pride consented to the entry of a final judgment ordering disgorgement plus pre-judgment interest totaling $23.6 million and a permanent injunction against future violations of the FCPA. Under the terms of the deferred prosecution agreement, as provided in the merger agreement, upon consummation of the merger, Ensco will assume the obligations of Pride under the deferred prosecution agreement, which will apply to Ensco and its subsidiaries following the merger.

Further, Pride has received preliminary inquiries from governmental authorities of certain of the countries referenced in its settlements with the DOJ and the SEC. Pride could face additional fines, sanctions and other penalties from authorities in these and other relevant foreign jurisdictions, including prohibition of its participating in or curtailment of business operations in those jurisdictions and the seizure of its rigs or other assets. At this early stage of such inquiries, neither Ensco nor Pride is able to determine what, if any, legal liability may result. Pride’s customers in those jurisdictions could seek to impose penalties or take other actions adverse to Pride’s interests. Ensco and Pride could also face other third-party claims by directors, officers, employees, affiliates, advisors, attorneys, agents, stockholders, debt holders, or other interest holders or constituents of Pride. For additional information regarding a stockholder demand letter and related derivative actions, please see “— Demand Letter and Derivative Cases.”

Environmental Matters.  Pride is currently subject to pending notices of assessment issued from 2002 to 2010 pursuant to which governmental authorities in Brazil are seeking fines in an aggregate amount of approximately $1.4 million, based on exchange rates as of December 31, 2010, for releases of drilling fluids from rigs operating offshore Brazil. Pride is contesting these notices, intends to defend itself vigorously and, based on the information available to Pride at this time, it does not expect the outcome of these assessments to have a material adverse effect on its financial position, results of operations or cash flows; however, there can be no assurance as to the ultimate outcome of these assessments. As of December 31, 2010, Pride has an accrual of $1.4 million for potential liability related to these matters.

Pride is currently subject to a pending administrative proceeding initiated in July 2009 by a governmental authority of Spain pursuant to which such governmental authority is seeking payment in an aggregate amount of approximately $4.0 million for an alleged environmental spill originating from the Pride North America while it was operating offshore Spain. Pride expects to be indemnified for any payments resulting from this incident by its client under the terms of the drilling contract. The client has posted guarantees with the Spanish government to cover potential penalties. In addition, a criminal investigation of the incident was initiated by a prosecutor in Tarragona, Spain in July 2010, and the administrative proceedings have been suspended pending the outcome of this investigation. Pride does not know at this time what, if any, involvement it may have in this investigation. Pride intends to defend itself vigorously in the administrative proceeding and any criminal investigation of it and, based on the information available to us at this time, it does not expect the outcome of the proceedings to have a material adverse effect on its financial position, results of operations or cash flows; however, there can be no assurance as to the ultimate outcome of the proceedings.

Demand Letter and Derivative Cases.  In June 2009, Pride received a demand letter from counsel representing Kyle Arnold stating that Mr. Arnold is one of its stockholders and that he believes that certain of our current and former officers and directors violated their fiduciary duties related to the issues described above under “— FCPA Investigation.” The letter requests that Pride’s board of directors take appropriate action against the individuals in question. In September 2009, in response to this letter, Pride’s board of directors formed a special committee, which retained independent counsel to advise it.

On April 14, 2010, Edward Ferguson, a purported stockholder of Pride, filed a derivative action in the state court of Harris County, Texas against all of Pride’s current directors and Pride, as nominal defendant, alleging that the individual defendants breached their fiduciary duties to Pride related to the issues described above under “— FCPA Investigation.” Among other remedies, the lawsuit seeks damages in an unspecified amount and equitable relief against the individual defendants, along with an award of attorney fees and other costs and expenses to the plaintiff. On April 15, 2010, Lawrence Dixon, another purported stockholder, filed a substantially similar lawsuit in the state court of Harris County, Texas against the same defendants. These two lawsuits have been consolidated. The parties agreed to a deferral of the matter to await further developments in the FCPA investigation. After the conclusion of that investigation (see “— FCPA Investigation”), the plaintiffs filed a consolidated amended petition on January 18, 2011, raising allegations substantially similar to those made in the prior lawsuits. On February 9, 2011, the plaintiffs filed a further amendment to their petition adding claims relating the pending merger of Ensco and Pride. For additional information regarding the amendment, see “— Terms of the Pending Merger with Pride — Legal Proceedings Related to the Pending Merger with Pride.”

In December 2010, the special committee completed its evaluation of the issues surrounding the FCPA investigation. The committee analyzed the issues raised by the demand letter and the then pending lawsuits and conducted its own investigation into the matter. The committee concluded that it was not in the interest of Pride or its stockholders to pursue litigation related to the matter. These conclusions were summarized for Pride’s board of directors in December 2010. On January 28, 2011, the special committee met and evaluated whether the allegations raised in the amended petition in the Ferguson matter filed on January 18, 2011 raised any issues that would alter its conclusion. The committee determined that the new filing did not alter its conclusion that litigation of these matters was not in the interest of Pride or its stockholders and that such litigation should not be pursued.

Other.  Pride is routinely involved in other litigation, claims and disputes incidental to its business, which at times involve claims for significant monetary amounts, some of which would not be covered by insurance. In the opinion of Pride’s management, none of the existing litigation will have a material adverse effect on Pride’s financial position, results of operations or cash flows. However, a substantial settlement payment or judgment in excess of Pride’s accruals could have a material adverse effect on its financial position, results of operations or cash flows.

Terms of the Pending Merger with Pride

The following is a summary of certain provisions of the agreement and plan of merger among Ensco, Pride, Ensco Delaware and Merger Sub. This summary is qualified in its entirety by reference to the merger agreement, which we urge you to read carefully for more details regarding the provisions we describe below and for other provisions that may be important to you.

Overview

On February 6, 2011, Ensco entered into an agreement and plan of merger with Pride, Ensco Delaware, and Merger Sub. Pursuant to the merger agreement, Merger Sub will merge with and into Pride, with Pride as the surviving entity and an indirect, wholly-owned subsidiary of Ensco. The merger agreement and the merger have been approved by the respective boards of directors of Ensco and Pride. Consummation of the merger is subject to the approval of the shareholders of Ensco and the stockholders of Pride, regulatory approvals and the satisfaction or waiver of various other conditions as more fully described in the merger agreement. Subject to receipt of required approvals, it is anticipated that the closing of the merger will occur in the second quarter of 2011.

We anticipate that approximately $2.9 billion will be required to pay the aggregate cash portion of the merger consideration to the Pride stockholders, assuming Pride stock option awards are exercised prior to or contemporaneously with the completion of the merger. On February 6, 2011, we entered into a bridge commitment letter with DBCI, Deutsche Bank Securities Inc. and Citi. Pursuant to the commitment letter, DBCI and Citi have committed to provide a $2.75 billion unsecured bridge term loan facility to fund a portion of the cash consideration in the merger. The size of the bridge term loan facility will be reduced by the aggregate net proceeds of this offering. The bridge term loan facility will mature 364 days after closing. The commitment is subject to various conditions, including the absence of a material adverse effect on Pride or Ensco, the maintenance of investment grade credit ratings, the execution of satisfactory documentation and other customary closing conditions. We currently expect to use the proceeds of this offering, cash on hand and, if necessary, the bridge term loan facility to fund the cash component of the merger consideration. Ensco may seek additional sources of debt financing in the future to reduce or replace the bridge term loan facility. There can be no assurance that any additional sources of debt financing may be completed on commercially acceptable terms if at all.

Purchase Price

If the merger is completed, with exceptions for certain U.K. residents, for each share of Pride common stock, Ensco will issue and deliver to Pride stockholders 0.4778 ADSs each whole ADS representing one Class A ordinary share of Ensco, nominal value $0.10 per share, and will pay $15.60 in cash. Under certain circumstances, U.K. residents may receive all cash consideration as a result of compliance with legal requirements. Based on the closing price of $54.41 per Ensco ADS on February 4, 2011, the last trading day before the public announcement of the execution and delivery of the merger agreement by Ensco and Pride, the aggregate value of the merger consideration to be received by Pride stockholders was estimated to be approximately $7.7 billion. This merger consideration consists of approximately $2.9 billion to be paid in cash and approximately $4.8 billion to be paid through the issuance of approximately 88 million Ensco ADSs based on the number of outstanding shares of Pride common stock, assuming all Pride stock option awards are exercised prior to or contemporaneously with the completion of the merger. The market value of the merger consideration ultimately received by Pride stockholders will depend on the closing price of Ensco ADSs on the day that the merger is consummated.

Conditions to the Completion of the Merger

A number of conditions must be satisfied or, where legally permissible, waived before the proposed merger can be consummated. These include, among others:

•	the approval by Ensco shareholders of the issuance and delivery of the Ensco ADSs pursuant to the merger agreement;

•	the approval and adoption of the merger agreement by Pride stockholders;

•	the expiration or termination of the waiting period (and any extension of the waiting period) applicable to the consummation of the merger under the HSR Act;

•	the absence of (a) any pending or threatened in writing claim, proceeding or action by an agency of the government of the United States seeking to restrain, prohibit or rescind any transactions contemplated by the merger agreement as an actual or threatened violation of any antitrust law or seeking to penalize a party for completing any such transaction and (b) any final or preliminary administrative order that remains in effect denying approval of or prohibiting the merger issued by a governmental entity with jurisdiction to enforce any applicable non-U.S. antitrust laws of a specified jurisdiction, in each case which is reasonably likely to require any competition actions;

•	the absence of any decree, order or injunction of a U.S. or non-U.S. court of competent jurisdiction prohibiting the merger;

•	the effectiveness of the Form S-4 registration statement, the effectiveness of a Form F-6 registration statement with respect to the Ensco ADSs, the absence of any stop order suspending the effectiveness of the Form S-4 or Form F-6, and the U.K. Listing Authority having approved a prospectus for residents of the United Kingdom, if such prospectus is required;

•	the approval for listing on the NYSE of the Ensco ADSs to be delivered to the Pride stockholders pursuant to the merger agreement, subject to official notice of issuance; and

•	the performance in all material respects of the covenants and agreements in the merger agreement by Ensco, Merger Sub, Ensco Delaware and Pride, and the accuracy of the representations and warranties in the merger agreement of Ensco, Merger Sub, Ensco Delaware and Pride, subject to a material adverse effect standard, with specified exceptions.

Neither Ensco nor Pride can give any assurance as to when or if all of the conditions to the consummation of the merger will be satisfied or waived or that the merger will occur.

Regulatory Approvals Required for the Merger

The merger is subject to review by the Antitrust Division of the U.S. Department of Justice, which is referred to as the Antitrust Division, under the HSR Act. Under the HSR Act, Ensco and Pride are required to make premerger notification filings and to await the expiration or early termination of the statutory waiting period (and any extension of the waiting period) prior to completing the merger. On February 28, 2011, Ensco and Pride each filed a Premerger Notification and Report Form with the Antitrust Division and the Federal Trade Commission, which is referred to as the FTC. By agreement between the two agencies, the Department of Justice is conducting the review. Also, on February 11, 2011, the Antitrust Division notified Ensco and Pride by telephone that it was conducting an investigation into the background of the transaction and requested a voluntary submission of information and documents to assist in the evaluation of the likely competitive effects of the proposed transaction.

The merger is also subject to antitrust review by government authorities in Brazil, which does not require governmental approval prior to the closing of the transaction. Thus, approval under the HSR Act is the only remaining regulatory approval that is likely to be required prior to closing.

Termination of the Merger Agreement

In general, the merger agreement may be terminated at any time prior to the effective time of the merger in the following ways:

•	by mutual written consent of Ensco and Pride;

•	by either Ensco or Pride if:

•	the merger is not completed on or before February 3, 2012 (subject to certain exceptions in connection with the performance of obligations under the merger agreement);

•	the Pride stockholders fail to adopt the merger agreement at the Pride special meeting, except that Pride will not be able to terminate the merger agreement if the failure to obtain stockholder approval is proximately caused by certain breaches of the merger agreement;

•	the Ensco shareholders fail to approve the issuance and delivery of Ensco ADSs pursuant to the merger agreement at the Ensco general meeting, except that Ensco will not be able to terminate the merger agreement if the failure to obtain stockholder approval is proximately caused by certain Ensco breaches of the merger agreement; or

•	any injunction, order or decree of a court of competent jurisdiction or a governmental entity prohibiting or permanently enjoining the closing of the merger is in effect and has become final and nonappealable, provided that the party seeking to terminate the merger agreement shall have used its reasonable best efforts to remove such injunction, order or decree;

•	by Pride if:

•	Ensco, Ensco Delaware or Merger Sub has breached or failed to perform its representations, warranties, covenants or other agreements in the merger agreement, which would give rise to the failure of a condition to Pride’s obligation to close the merger and is incapable of being cured prior to the termination date or is not cured by Ensco within 30 days following notice from Pride;

•	prior to the adoption by Pride stockholders of the merger agreement, the Pride board of directors has received a competing superior proposal and has not violated the no solicitation provisions of the merger agreement with respect to such proposal, and Pride terminates the merger agreement in accordance with its terms (including considering any adjustments proposed by Ensco to amend the merger agreement during the three business day notice period prior to such termination and payment of a termination fee); or

•	the Ensco board of directors withdraws or adversely changes its recommendation to its shareholders.

•	by Ensco if:

•	Pride has breached or failed to perform its representations, warranties, covenants or other agreements in the merger agreement, which would give rise to the failure of a condition to Ensco’s obligation to close the merger and is incapable of being cured prior to the termination date or is not cured by Pride within 30 days following notice from Ensco;

•	prior to the approval by Ensco shareholders of the issuance and delivery of Ensco ADSs pursuant to the merger agreement, the Ensco board of directors has received a competing superior proposal and Ensco terminates the merger agreement in accordance with its terms (including considering any adjustments proposed by Pride to amend the merger agreement during the three business day notice period prior to such termination and payment of a termination fee); or

•	the Pride board of directors withdraws or adversely changes its recommendation to its stockholders.

Legal Proceedings Related to the Pending Merger with Pride

On February 9, 2011, the plaintiffs in a derivative class action lawsuit related to Pride’s previously disclosed FCPA investigation filed an amendment to their petition adding claims related to the merger. See “— Legal Proceedings — FCPA Investigation” for a discussion of the FCPA investigation. In the amendment, the plaintiffs contend that the proposed merger was motivated by a desire to extinguish Pride’s alleged liability related to the derivative action. The plaintiffs also contend that the proposed merger does not provide fair value to Pride’s stockholders, and that various provisions of the merger agreement are improperly designed to prevent any competing bids. The plaintiffs assert claims for breach of fiduciary duty, aiding and abetting such breaches, abuse of control and mismanagement. They contend that their breach of fiduciary duty claim with respect to the proposed merger should be certified as a class action, that the merger agreement should be declared unenforceable, and that the proposed merger should be enjoined. The plaintiffs seek unspecified damages and other relief as well.

On February 9, 2011, Cary Abrams, a purported stockholder of Pride, filed a class action petition in state court in Harris County, Texas requesting temporary and permanent injunctive relief enjoining the merger and rescission of the merger if consummated. On February 10, 2011, Astor BK Realty Trust, another purported stockholder of Pride, filed a substantially similar lawsuit in Harris County, Texas. The lawsuits allege that all of Pride’s current directors breached their fiduciary duties by agreeing to inadequate consideration for Pride’s stockholders and by approving a merger agreement that includes deal protection devices allegedly designed to ensure that Pride will not receive a superior offer. The lawsuits also allege that Pride and Ensco aided and abetted the directors in the breaches of their fiduciary duties. The plaintiffs seek unspecified damages and other relief as well.

On February 10, 2011, Saratoga Advantage Trust, a purported stockholder of Pride, filed a class action complaint in the Delaware Court of Chancery seeking preliminary and permanent injunctive relief enjoining the merger. On February 17, 2011, Elizabeth Wiggs-Jacques, another purported stockholder of Pride, filed a substantially similar lawsuit in the Delaware Court of Chancery. On March 1, 2011, Barry Smith, another purported stockholder of Pride, filed a substantially similar suit in the Delaware Court of Chancery. The plaintiffs allege that all of Pride’s current directors breached their fiduciary duties by approving the merger agreement because it provides inadequate consideration to Pride’s stockholders and contains provisions designed to ensure that Pride will not receive a competing superior proposal. The plaintiffs also allege that Pride and Ensco aided and abetted the directors in purportedly breaching their fiduciary duties. In addition, the plaintiffs seek rescission of the merger should it be consummated, as well as other unspecified equitable relief.

Pride, Pride’s directors, Ensco, and Merger Sub believe that the claims stated in the complaints relating to the merger are all without merit, and they intend to defend such actions vigorously.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the notes will be approximately $2,444.0 million after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds of this offering to fund a portion of the cash consideration payable in connection with the pending merger with Pride. This offering is not conditioned upon the completion of the proposed merger but, in the event that the merger is not consummated or the merger agreement is terminated anytime prior to 5:00 p.m., New York City time, on February 3, 2012, we will be required to redeem all of the notes then outstanding at the redemption prices described in “Description of Notes — Special Mandatory Redemption.” There can be no assurance that the merger will be consummated. We may temporarily invest the net proceeds in short-term, liquid investments until they are used for their stated purpose.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and our capitalization as of December 31, 2010:

•	on an actual basis; and

•	on a pro forma adjusted basis to give effect to (i) the completion of this offering, (ii) the completion of the merger under the assumptions described under “Unaudited Pro Forma Condensed Combined Financial Statements,” and (iii) our application of the estimated proceeds from this offering in the manner described in “Use of Proceeds.”

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes to those financial statements appearing in our annual report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

The capitalization table below is not necessarily indicative of our future capitalization or financial condition.

	December 31, 2010
		Pro
	Actual	Forma Adjusted(a)
	(In millions)

Cash and cash equivalents	$1,050.7	$1,512.0

Debt included in current maturities:
Revolving credit agreement	$—	$—
Current maturities of long-term debt	17.2	47.0
Debt included in long-term liabilities:
Pride 8 1/2% Senior Notes due 2019(b)	—	603.0
Pride 6 7/8% Senior Notes due 2020(b)	—	1,000.0
Pride 7 7/8% Senior Notes due 2040(b)	—	352.0
Pride United States Maritime Administration guaranteed notes(b)	—	148.0
6.36% Bonds due 2015	50.7	50.7
4.65% Bonds due 2020	40.5	40.5
7.20% Debentures due 2027	148.9	148.9
3.250% Senior Notes due 2016(c)	—	1,000.0
4.700% Senior Notes due 2021(c)	—	1,500.0
Other long-term debt(d)	—	300.0

Total debt	257.3	5,190.1
Total shareholders’ equity	5,959.5	10,614.5
Noncontrolling interests	5.5	5.5

Total capitalization	$6,222.3	$15,810.1

(a)	The pro forma financial information relating to Ensco is for its fiscal year ended December 31, 2010 and reflects the assumptions described under “Unaudited Pro Forma Condensed Combined Financial Statements.”

(b)	Reflects pro forma adjustments to adjust Pride’s debt to its estimated fair value.

(c)	Due to the special mandatory redemption provision, the 2016 notes and the 2021 notes may initially be classified on our balance sheet as debt included in current liabilities. In such case, in the event that we consummate the merger with Pride on or prior to February 3, 2012, the 2016 notes and the 2021 notes will be reclassified on our balance sheet as long-term debt.

(d)	Reflects additional debt expected to be incurred to finance the cash portion of the merger consideration. Additional debt financings may include a combination of issuances of debt securities, borrowings under Ensco’s credit facility, borrowings under an unsecured bridge term loan facility or other future financing arrangements.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated (1) on a consolidated historical basis and (2) on a pro forma adjusted basis to give effect to (i) the completion of this offering, (ii) the completion of the merger under the assumptions described under “Unaudited Pro Forma Condensed Combined Financial Statements,” and (iii) our application of the estimated proceeds from this offering in the manner described in “Use of Proceeds.”

	Year Ended December 31
	Pro
	Forma Adjusted(a)	2010	2009	2008	2007	2006
		(In millions, except ratios)

Earnings:
Income from continuing operations before income taxes	$844.0	$644.5	$935.2	$1,275.7	$1,098.7	$907.3
Add:
Fixed charges	301.0	26.6	25.6	26.2	36.3	39.2
Amortization of capitalized interest	5.0	4.5	2.6	2.3	2.2	1.9
Less:
Income from continuing operations before income taxes attributable to noncontrolling interests	(6.2)	(6.2)	(4.2)	(5.1)	(5.9)	(5.6)
Interest capitalized	(190.6)	(21.3)	(20.9)	(21.6)	(30.4)	(18.9)

Total earnings	$953.2	$648.1	$938.3	$1,277.5	$1,100.9	$923.9

Fixed Charges:
Interest expensed	$100.2	$—	$—	$—	$1.9	$16.5
Interest capitalized	190.6	21.3	20.9	21.6	30.4	18.9
Estimated interest within rental expense	10.2	5.3	4.7	4.6	4.0	3.8

Total fixed charges	$301.0	$26.6	$25.6	$26.2	$36.3	$39.2

Ratio of Earnings to Fixed Charges	3.2	24.4	36.7	48.8	30.3	23.6

(a)	The pro forma financial information relating to Ensco is for its fiscal year ended December 31, 2010 and reflects the assumptions described under “Unaudited Pro Forma Condensed Combined Financial Statements.”

These ratios were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income from continuing operations before income taxes, fixed charges and amortization of capitalized interest, less income from continuing operations before income taxes attributable to noncontrolling interests and interest capitalized. Fixed charges consist of interest expensed and capitalized and estimates of interest within rental expense.

SELECTED HISTORICAL FINANCIAL DATA OF ENSCO

The following tables show Ensco’s selected historical financial data as of and for each of the fiscal years ended December 31, 2010, 2009, 2008, 2007 and 2006 and were derived from Ensco’s financial statements. You should read the following data in connection with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto set forth in Ensco’s Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated herein by reference. See also “Unaudited Pro Forma Condensed Combined Financial Statements.” Ensco’s historical results are not necessarily indicative of results to be expected in future periods.

	Year Ended December 31,
	2010	2009	2008	2007	2006
	(In millions, except per share amounts)

Statement of Income Data:
Revenues	$1,696.8	$1,888.9	$2,242.6	$1,899.3	$1,632.6
Operating expenses
Contract drilling (exclusive of depreciation)	768.1	709.0	736.3	613.4	519.8
Depreciation	216.3	189.5	172.6	165.5	155.0
General and administrative	86.1	64.0	53.8	59.5	44.6

Operating income	626.3	926.4	1,279.9	1,060.9	913.2
Other income (expense), net	18.2	8.8	(4.2)	37.8	(5.9)
Provision for income taxes	96.0	180.0	222.4	235.1	225.7

Income from continuing operations	548.5	755.2	1,053.3	863.6	681.6
Income from discontinued operations, net	37.4	29.3	103.4	135.3	93.6
Cumulative effect of accounting change, net	—	—	—	—	.6

Net income	585.9	784.5	1,156.7	998.9	775.8
Net income attributable to noncontrolling interests	(6.4)	(5.1)	(5.9)	(6.9)	(6.1)

Net income attributable to Ensco	$579.5	$779.4	$1,150.8	$992.0	$769.7

Weighted-average shares outstanding
Basic	141.0	140.4	141.6	146.7	152.2
Diluted	141.0	140.5	141.9	147.2	152.8
Cash dividends per share	$1.075	$.10	$.10	$.10	$.10

	December 31,
	2010	2009	2008	2007	2006

Balance Sheet Data:
Working capital	$1,087.7	$1,167.9	$973.0	$625.8	$602.3
Total assets	7,051.5	6,747.2	5,830.1	4,968.8	4,334.4
Long-term debt, net of current portion	240.1	257.2	274.3	291.4	308.5
Ensco shareholders’ equity	5,959.5	5,499.2	4,676.9	3,752.0	3,216.0

SELECTED HISTORICAL FINANCIAL DATA OF PRIDE

The following tables show Pride’s selected historical financial data as of and for each of the fiscal years ended December 31, 2010, 2009, 2008, 2007 and 2006 derived from Pride’s audited consolidated financial statements. Pride has previously reclassified the historical results of operations of its former Latin America Land and E&P Services segments, three tender assist rigs, Pride’s former Eastern Hemisphere land rig operations, and Pride’s former mat-supported jackup business, to discontinued operations. See Note 2 to Pride’s audited consolidated financial statements. You should read the following data in connection with the consolidated financial statements of Pride and its subsidiaries and the related notes thereto set forth in the Current Report on Form 8-K of Ensco plc filed on March 8, 2011, which is incorporated herein by reference. See also “Unaudited Pro Forma Condensed Combined Financial Statements” regarding the pending merger. Pride’s historical results are not necessarily indicative of results to be expected in future periods.

	Year Ended December 31,
	2010	2009	2008	2007	2006
	(In millions)

Statement of Operations Data:
Revenues, excluding reimbursable revenues	$1,431.5	$1,563.5	$1,664.7	$1,294.2	$885.9
Reimbursable revenues	28.6	30.7	37.9	34.8	22.7
Operating costs, excluding depreciation and amortization	871.9	828.3	766.5	618.6	587.9
Reimbursable costs	24.9	27.3	34.9	30.8	19.4
Depreciation and amortization	184.0	159.0	147.3	153.1	129.4
General and administrative, excluding depreciation and amortization	103.9	110.5	126.7	138.1	105.8
Department of Justice and Securities and Exchange Commission fines	—	56.2	—	—	—
Loss(gain) on sales of assets, net	0.2	(0.4)	0.1	(29.8)	(27.9)

Earnings from operations	275.2	413.3	627.1	418.2	94.0
Interest expense, net of amounts capitalized	(13.4)	(0.1)	(20.0)	(83.1)	(89.0)
Refinancing charges	(16.7)	—	(2.3)	—	—
Interest income	2.9	3.0	16.8	14.3	4.2
Other income(expense), net	4.0	(4.1)	20.6	(2.7)	2.5

Income from continuing operations before income taxes	252.0	412.1	642.2	346.7	11.7
Income taxes	(8.6)	(71.8)	(133.5)	(86.9)	(13.0)

Income (loss) from continuing operations, net of tax	$243.4	$340.3	$508.7	$259.8	$(1.3)

	December 31,
	2010	2009	2008	2007	2006
	(In millions)

Balance Sheet Data:
Working capital	$463.1	$661.8	$849.6	$888.0	$293.1
Property and equipment, net	5,961.2	4,890.3	4,592.9	4,021.4	4,000.3
Total assets	6,871.7	6,142.9	6,069.0	5,615.6	5,097.6
Long-term debt, net of current portion	1,833.4	1,161.7	692.9	1,111.9	1,280.2
Stockholders’ equity	4,516.3	4,257.8	4,400.0	3,474.0	2,643.5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On February 6, 2011, Ensco and Pride entered into a merger agreement pursuant to which, subject to the conditions set forth therein, a wholly-owned subsidiary of Ensco will merge with and into Pride, with Pride as the surviving entity and an indirect, wholly-owned subsidiary of Ensco. Pursuant to the merger agreement, at closing each outstanding share of Pride’s common stock will be converted into the right to receive $15.60 in cash and 0.4778 Ensco ADSs. Under certain circumstances, UK residents may receive all cash consideration as a result of compliance with legal requirements. The merger will be accounted for using the acquisition method of accounting with Ensco identified as the acquirer. Under the acquisition method of accounting, Ensco will record all assets acquired and liabilities assumed at their respective acquisition-date fair values at the effective time of closing.

Basis of Pro Forma Presentation

The following unaudited pro forma condensed combined financial statements and related notes combine the historical consolidated balance sheet and statement of income of Ensco and of Pride. The pro forma balance sheet gives effect to the merger as if the merger had occurred on December 31, 2010 and this offering and the application of the estimated proceeds from this offering in the manner described in “Use of Proceeds” as if this offering was completed on December 31, 2010. The pro forma statement of income for the year ended December 31, 2010 gives effect to (i) the completion of this offering, (ii) the merger as if the merger had occurred on January 1, 2010 and (iii) the application of the estimated proceeds from this offering in the manner described in “Use of Proceeds” as if this offering was completed on January 1, 2010. The pro forma statement of income for the year ended December 31, 2010 was prepared by combining Ensco’s historical consolidated statement of income for the year ended December 31, 2010 and Pride’s historical consolidated statement of income for the year ended December 31, 2010.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not intended to represent or be indicative of the consolidated results of operations or financial position of the combined company that would have been recorded had the merger been completed as of the dates presented and should not be taken as representative of future results of operations or financial position of the combined company. The unaudited pro forma condensed combined financial statements do not reflect the impacts of any potential operational efficiencies, cost savings or economies of scale that Ensco may achieve with respect to the combined operations of Ensco and Pride. Additionally, the pro forma statement of income does not include non-recurring charges or credits and the related tax effects which result directly from the transaction. Furthermore, certain reclassifications have been made to Pride’s historical financial statements presented herein to conform to Ensco’s historical presentation.

The unaudited pro forma condensed combined financial statements reflect the estimated merger consideration expected to be transferred, which does not purport to represent what the actual merger consideration transferred will be at the effective time of the closing. In accordance with FASB ASC Topic 805, Business Combinations, as amended (“FASB ASC Topic 805”), the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the merger at the then-current market price. Ensco has estimated the total consideration expected to be issued and paid in the merger to be approximately $7.6 billion, consisting of approximately $2.8 billion to be paid in cash, approximately $4.8 billion to be paid through the issuance of approximately 86 million Ensco ADSs valued at the February 25, 2011 closing share price of $55.41 per share and the estimated fair value of $45 million of Pride employee stock options assumed by Ensco, based on the assumption that no Pride employee stock options are exercised prior to the merger closing.

The cash portion of the merger consideration is expected to be financed through the net proceeds of this offering, existing cash and cash equivalents and additional debt financings. Additional debt financings may include a combination of issuances of debt securities, borrowings under Ensco’s credit facility, borrowings under an unsecured bridge term loan facility or other future financing arrangements. Pro forma interest expense assumes our additional debt financings were outstanding for the full year with an estimated weighted-

average interest rate of 4.3%. A 0.125% change in the estimated interest rate would have a corresponding effect of $4 million on interest expense for the year ended December 31, 2010.

Under FASB ASC Topic 805, acquisition-related transaction costs (i.e., advisory, legal, valuation and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Ensco estimates that advisory, legal, valuation, and other professional fees and expenses will total approximately $31 million, debt issuance costs will total approximately $20 million, ADS issuance costs will total approximately $70 million and change in control severance for certain Pride employees will total approximately $38 million. Professional fees and expenses incurred by Pride related to the transaction are estimated to total approximately $48 million. Moreover, retention awards in the form of non-vested shares were granted in February 2011 to officers and certain key employees of Ensco with a total grant-date fair value of $22 million. This amount will be recognized as compensation expense on a straight-line basis over a three-year period, the non-recurring effect of which is not included in the unaudited pro forma condensed combined financial statements. After closing, Ensco expects to incur additional charges and expenses related to restructuring and integrating the operations of Pride and Ensco, the amount of which has not yet been determined.

As of the date of this prospectus supplement, the assets and liabilities of Pride are recorded at their preliminary estimated fair values at the assumed date of completion of the merger, with the excess of the purchase price over the sum of these fair values recorded as goodwill. The preliminary estimates of fair values are subject to change based on the fair values and the final valuations that will be determined as of the closing date of the merger. Actual results will differ from this unaudited pro forma condensed combined financial information once Ensco has determined the final merger consideration and completed the detailed valuation analysis and calculations necessary to finalize the required purchase price allocations. Accordingly, the final allocations of merger consideration and their effects on our results of operations may differ materially from the preliminary allocations and unaudited pro forma combined amounts included herein.

The unaudited pro forma condensed combined financial statements do not constitute statutory accounts required by the U.K. Companies Act 2006, which for the year ended December 31, 2010 will be prepared in accordance with generally accepted accounting principles in the U.K. and delivered to the Registrar of Companies in the U.K. following the annual general meeting of shareholders. The U.K. statutory accounts are expected to include an unqualified auditor’s report, which is not expected to contain any references to matters to which the auditors drew attention by way of emphasis without qualifying the report or any statements under Sections 498(2) or 498(3) of the U.K. Companies Act 2006.

The unaudited pro forma condensed combined financial statements should be read in conjunction with our historical consolidated financial statements and accompanying notes contained in our Annual Report on Form 10-K and the consolidated financial statements of Pride and its subsidiaries and the accompanying notes set forth in our Current Report on Form 8-K filed on March 8, 2011.

ENSCO PLC AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2010

	Ensco	Pride	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,051	$485	$(24	)(a)	$1,512
Accounts receivable, net	215	252	(35	)(b)	432
Other	171	86	61	(c)	318

Total current assets	1,437	823	2		2,262
PROPERTY AND EQUIPMENT, NET	5,050	5,961	371	(d)	11,382
GOODWILL AND OTHER INTANGIBLE ASSETS	336	10	3,382	(e)	3,728
OTHER ASSETS, NET	229	78	(50	)(f)	257

	$7,052	$6,872	$3,705		$17,629

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities and other	$332	$330	$245	(g)	$907
Current maturities of long-term debt	17	30	—		47

Total current liabilities	349	360	245		954
LONG-TERM DEBT	240	1,833	3,070	(h)	5,143
DEFERRED INCOME TAXES	358	61	(45	)(i)	374
OTHER LIABILITIES	140	102	296	(j)	538
TOTAL EQUITY	5,965	4,516	139	(k)	10,620

	$7,052	$6,872	$3,705		$17,629

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

ENSCO PLC AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2010

	Ensco	Pride	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined

OPERATING REVENUES	$1,697	$1,460	$48	(l)	$3,205
OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	768	897	—		1,665
Depreciation	216	184	31	(m)	431
General and administrative	86	104	—		190

	1,070	1,185	31		2,286
OPERATING INCOME	627	275	17		919
OTHER INCOME (EXPENSE), NET	18	(23)	(70	)(n)	(75)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	645	252	(53)		844
PROVISION FOR INCOME TAXES	96	9	(9	)(o)	96

INCOME FROM CONTINUING OPERATIONS	$549	$243	$(44)		$748

INCOME FROM CONTINUING OPERATIONS ATTRIBUTABLE TO ENSCO SHARES	$535		—	(p)	$735
EARNINGS PER SHARE FROM CONTINUING OPERATIONS
Basic	$3.80	$1.37	—	(q)	$3.24
Diluted	$3.80	$1.37	—	(q)	$3.23
WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	141	176	86	(r)	227
Diluted	141	176	87	(r)	228

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

ENSCO PLC AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS

Note 1.	Basis of Presentation

The unaudited pro forma condensed combined consolidated financial statements were prepared in accordance with Securities and Exchange Commission Regulation S-X Article 11, using the acquisition method of accounting in accordance with FASB ASC Topic 805 and are based on the historical financial statements of Ensco and Pride as of and for the year ended December 31, 2010 after giving effect to the consideration paid by Ensco to consummate the merger and related financing, as well as pro forma adjustments.

FASB ASC Topic 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values, as determined in accordance with FASB ASC Topic 820, Fair Value Measurements (“FASB ASC Topic 820”), as of the acquisition date. In addition, FASB ASC Topic 805 establishes that the consideration transferred be measured at the closing date of the acquisition at the then-current market price, which may be different than the amount of consideration disclosed in these unaudited pro forma condensed combined consolidated financial statements.

FASB ASC Topic 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined by FASB ASC Topic 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability and market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Ensco may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Ensco’s intended use of those assets. Many of these fair value measurements can be highly subjective, and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded as of the completion of the acquisition, primarily at their respective fair values and added to those of Ensco. Financial statements and reported results of operations of Ensco issued after completion of the acquisition will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Pride.

Under FASB ASC Topic 805, acquisition-related transaction costs (i.e., advisory, legal, valuation and other professional fees) and certain acquisition-related restructuring charges impacting the target company are expensed in the period in which the costs are incurred.

Note 2.	Accounting Policies

The unaudited pro forma financial information has been compiled in a manner consistent with the accounting policies of Ensco. Certain reclassifications have been made to Pride’s historical financial statements presented herein to conform to Ensco’s historical presentation.

Note 3.	Estimated Merger Consideration and Allocation

The estimated merger consideration is expected to total approximately $7.6 billion based on Ensco’s share price of $55.41, which is the closing price of Ensco ADSs traded on the New York Stock Exchange on February 25, 2011 assuming no exercise of any options to purchase Pride common stock prior to completion of the merger and that all such options are assumed by Ensco. The value of the merger consideration will

ENSCO PLC AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

fluctuate based upon changes in the price of shares of Ensco and the number of Pride common shares and options outstanding at the closing date.

The following table summarizes the components of the estimated merger consideration (dollars in millions, except per share amounts):

Estimated share consideration payable upon closing:
180 million outstanding shares of Pride common stock converted to 86 million of Ensco ADSs using the exchange ratio of 0.4778 and valued at $55.41 per share	$4,759
Estimated cash consideration payable upon closing:
180 million outstanding shares of Pride common stock at $15.60 per share	2,804
Estimated fair value of 4 million vested Pride employee stock options assumed by Ensco	45

Merger consideration	$7,608

The cash portion of the merger consideration is expected to be financed through existing cash and cash equivalents, the net proceeds of this offering and additional debt financings. Additional debt financings may include a combination of issuances of debt securities, borrowings under Ensco’s credit facility, borrowings under an unsecured bridge term loan facility or other future financing arrangements.

The table below illustrates the potential impact to the estimated merger consideration payable resulting from a 10% increase or decrease in the price of Ensco’s share price as of February 25, 2011 of $55.41. For the purpose of this calculation, the total number of shares has been assumed to be the same as in the table above (in millions).

	10% increase	10% decrease
	in Ensco	in Ensco
	share price	share price

Share consideration	$5,235	$4,283
Cash consideration	2,804	2,804
Pride employee stock option consideration	45	46

Merger consideration	$8,084	$7,133

Goodwill	$3,444	$2,493

The estimated goodwill included in the pro forma adjustments is calculated as the difference between the estimated merger consideration expected to be transferred and the estimated fair values assigned to the assets acquired and liabilities assumed. The following table summarizes the estimated goodwill calculation as of December 31, 2010 (in millions):

Current assets	$849
Noncurrent assets	6,764

Total assets acquired	7,613
Liabilities assumed	(2,973)

Net assets acquired	4,640
Less: Estimated merger consideration	(7,608)

Estimated goodwill	$2,968

This preliminary allocation of the merger consideration is based upon management’s estimates, judgments and assumptions. These estimates, judgments and assumptions are subject to change upon final valuation and

ENSCO PLC AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

should be treated as preliminary values. The final allocation of consideration will include changes in (1) Ensco’s share price, (2) estimated fair values of property and equipment, (3) allocations to intangible assets and liabilities and (4) other assets and liabilities. Therefore, actual results may differ once Ensco has determined the final merger consideration and completed the detailed valuation analysis and calculations necessary to finalize the required purchase price allocations. Accordingly, the final allocations of merger consideration, which will be determined subsequent to the closing of the merger, may differ materially from the estimated allocations and unaudited pro forma combined amounts included herein.

Note 4.	Pro Forma Adjustments

(a) Cash and cash equivalents — Represents the pro forma adjustments to cash and cash equivalents as follows (in millions):

Cash provided by financing, net of debt issuance costs	$2,780
Cash paid to Pride shareholders	(2,804)

$(24)

(b) Accounts receivable, net — Represents the pro forma adjustments to record the estimated fair value of trade and other current receivables.

(c) Other current assets — Represents the pro forma adjustments to record the estimated fair value of other current assets as follows (in millions):

Estimated fair value of inventory	$73
Deferred tax effect of certain pro forma adjustments	26
Elimination of Pride historical debt issuance costs	(4)
Elimination of Pride historical deferred expenses related to contract drilling	(34)

$61

(d) Property and equipment, net — Represents the pro forma adjustments to historical amounts to record the estimated fair value of property and equipment, net.

(e) Goodwill and other intangible assets — Represents the pro forma adjustments to record the estimated fair value of goodwill and other intangible assets as follows (in millions):

Estimated goodwill	$2,968
Estimated fair value of Pride drilling contracts	412
Estimated fair value of Pride operating leases	2

$3,382

The pro forma adjustment to record the estimated fair value of Pride drilling contracts represents the estimated fair market value adjustment for firm drilling contracts in place at the pro forma balance sheet date. The various factors considered in the pro forma adjustment are (1) the contracted day rate for each contract, (2) the remaining term of each contract, (3) the rig class and (4) the market conditions for each respective rig class at the pro forma balance sheet date. The calculated amount is subject to change based on contract positions and market conditions at the closing date of the merger. This balance will be amortized to operating revenues over the respective remaining contract terms on a straight-line basis.

ENSCO PLC AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

(f) Other assets, net — Represents the pro forma adjustments to record the estimated fair value of other assets as follows (in millions):

Deferral of estimated Ensco debt issuance costs	$20
Estimated fair value of long-term receivables	(15)
Elimination of Pride historical debt issuance costs	(18)
Elimination of Pride historical deferred expenses related to contract drilling	(37)

$(50)

(g) Accounts payable and accrued liabilities and other — Represents the pro forma adjustments to record the estimated fair value of current liabilities associated with the merger as follows (in millions):

Estimated fair value of Pride drillship construction contracts	$83
Estimated ADS issuance costs	70
Estimated Pride transaction costs	48
Change in control provisions on Pride benefit plans	38
Estimated Ensco transaction costs	31
Elimination of Pride historical deferred revenues	(25)

$245

(h) Long-term debt — Represents the pro forma adjustments to adjust Pride’s debt to its estimated fair value and record Ensco’s estimated debt financing associated with the merger as follows (in millions):

Estimated Ensco debt financing	$2,800
Estimated fair value of Pride debt	270

$3,070

(i) Deferred income tax liabilities — Represents the pro forma adjustment to record the estimated incremental deferred income taxes, which reflects the tax effect of the difference between the preliminary fair value of Pride’s assets, other than goodwill, and liabilities recorded under the acquisition method of accounting and the carryover tax basis of those assets and liabilities.

(j) Other liabilities — Represents the pro forma adjustments to record the estimated fair value of other liabilities as follows (in millions):

Estimated fair value of Pride drilling contracts	$313
Elimination of Pride historical deferred revenues	(17)

$296

The pro forma adjustment to record the estimated fair value of Pride drilling contracts represents the estimated fair market value adjustment for firm drilling contracts in place at the pro forma balance sheet date. The various factors considered in the pro forma adjustment are (1) the contracted day rate for each contract, (2) the remaining term of each contract, (3) the rig class and (4) the market conditions for each respective rig class at the pro forma balance sheet date. The calculated amount is subject to change based on contract positions and market conditions on the closing date of the merger. This balance will be amortized to operating revenues over the respective remaining contract terms on a straight-line basis.

ENSCO PLC AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

(k) Total equity — Represents the pro forma adjustments as follows (in millions):

Ensco share consideration recorded as capital in excess of par value	$4,750
Estimated ADS issuance costs	(70)
Estimated fair value of Pride employee stock options assumed	45
Ensco shares issued as part of the merger consideration, par value	9
Estimated Ensco transaction costs	(31)
Estimated Pride transaction costs	(48)
Elimination of Pride’s historical shareholders’ equity	(4,516)

$139

(l) Operating revenues — Represents the pro forma adjustments for the amortization of intangible assets and liabilities associated with the estimated fair value of Pride drilling contracts.

(m) Depreciation — Represents the pro forma adjustment for depreciation of Pride’s drilling rigs and equipment. Pride’s property and equipment consists primarily of drilling rigs and related equipment. The pro forma depreciation adjustment relates to the pro forma adjustment to record the estimated fair value of Pride’s drilling rigs and related equipment after conforming depreciable lives and salvage values and computing depreciation using the straight-line method. Ensco estimated remaining useful lives for Pride’s drilling rigs ranged from 15 to 30 years based on original estimated useful lives of 30 years, consistent with Ensco’s accounting policies.

(n) Other income (expense), net — Represents the pro forma adjustments for incremental interest expense incurred on the estimated financing to be obtained by Ensco to fund the merger for the year ended December 31, 2010 as follows (in millions):

Incremental interest expense on Ensco debt financing	$(120)
Amortization of debt issuance costs and other financing fees	(17)
Assumed additional interest capitalized	67

$(70)

The pro forma adjustment for incremental interest expense incurred assumes our additional debt issued was outstanding for the full year with an estimated weighted-average interest rate of 4.3%. A 0.125% change in the estimated interest rate would have a corresponding effect of $4 million on interest expense for the year ended December 31, 2010.

(o) Provision for income taxes — Represents the incremental income tax provision associated with Ensco’s pro forma adjustments.

(p) The following is a reconciliation of pro forma income from continuing operations attributable to Ensco shares (in millions):

Pro forma income from continuing operations	$748
Pro forma income from continuing operations attributable to non-vested shares	(7)
Pro forma income from continuing operations attributable to noncontrolling interests	(6)

$735

(q) Earnings per share — Pro forma adjustment to reflect the effect of Ensco ADSs issued to Pride stockholders in connection with the merger.

ENSCO PLC AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

(r) Weighted — average shares outstanding — Represents pro forma adjustments as follows (in millions):

Ensco historical weighted — average shares outstanding — basic	141
ADSs issued to Pride shareholders	86

Pro forma weighted — average shares outstanding — basic	227

Ensco historical weighted — average shares outstanding — diluted	141
ADSs issued to Pride shareholders and dilutive effect of options assumed in connection with the merger	87

Pro forma weighted — average shares outstanding — diluted	228

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

As of December 31, 2010, we had outstanding:

•	$63.4 million of 6.36% Bonds due 2015;

•	$45.0 million of 4.65% Bonds due 2020; and

•	$149 million of 7.20% Debentures due 2027, which reflects a discount of $1.1 million.

Additionally, we have an amended and restated credit agreement (the “2010 Credit Facility”) with a syndicate of banks that provides for a $700.0 million unsecured revolving credit facility for general corporate purposes.

As of December 31, 2010, Pride had outstanding:

•	$500 million principal amount of 8 1/2% Senior Notes due 2019;

•	$900 million principal amount of 6 7/8% Senior Notes due 2020;

•	$300 million principal amount of 7 7/8% Senior Notes due 2040; and

•	$167 million principal amount of notes guaranteed by the United States Department of Transportation, Maritime Administration, or MARAD.

These notes will remain outstanding following the consummation of the merger.

Ensco Debentures Due 2027

In November 1997, Ensco Delaware issued $150.0 million of unsecured 7.20% Debentures due November 15, 2027 (the “Debentures”) in a public offering. Interest on the Debentures is payable semiannually in May and November and may be redeemed at any time at our option, in whole or in part, at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, and a make-whole premium. The indenture under which the Debentures were issued contains limitations on the incurrence of indebtedness secured by certain liens and limitations on engaging in certain sale/leaseback transactions and certain merger, consolidation or reorganization transactions. The Debentures are not subject to any sinking fund requirements. In December 2009, in connection with the redomestication, Ensco plc entered into a supplemental indenture to unconditionally guarantee the principal and interest payments on the Debentures.

Ensco MARAD Bonds Due 2015 and 2020

In January 2001, a subsidiary of Ensco Delaware issued $190.0 million of 15-year bonds to provide long-term financing for ENSCO 7500. The bonds will be repaid in 30 equal semiannual principal installments of $6.3 million ending in December 2015. Interest on the bonds is payable semiannually, in June and December, at a fixed rate of 6.36%. In October 2003, a subsidiary of Ensco Delaware issued $76.5 million of 17-year bonds to provide long-term financing for ENSCO 105. The bonds will be repaid in 34 equal semiannual principal installments of $2.3 million ending in October 2020. Interest on the bonds is payable semiannually, in April and October, at a fixed rate of 4.65%. Both bond issuances are guaranteed by the United States of America, acting by and through MARAD, and Ensco Delaware issued separate guaranties to MARAD, guaranteeing the performance of obligations under the bonds. In February 2010, the documents governing MARAD’s guarantee commitments were amended to address certain changes arising from the redomestication and to include Ensco plc as an additional guarantor of the debt obligations.

Ensco Revolving Credit Facility

On May 28, 2010, we entered into the 2010 Credit Facility with a syndicate of banks that provides for a $700.0 million unsecured revolving credit facility for general corporate purposes. The 2010 Credit Facility has a four-year term, expiring in May 2014, and replaced our $350.0 million five-year credit agreement which was scheduled to mature in June 2010. Advances under the 2010 Credit Facility generally bear interest at LIBOR plus an applicable margin rate (currently 2.0% per annum), depending on our credit rating. We are required to pay an annual undrawn facility fee (currently .25% per annum) on the total $700.0 million commitment, which is also based on our credit rating. We also are required to maintain a debt to total capitalization ratio less than or equal to 50% under the 2010 Credit Facility. We have the right, subject to lender consent, to increase the commitments under the 2010 Credit Facility up to $850.0 million. We had no amounts outstanding under the 2010 Credit Facility as of December 31, 2010. Ensco currently is engaged in discussions with a syndicate of banks regarding the possibility of both entering into a new revolving credit facility and increasing the amount of the commitments under the 2010 Credit Facility. We can make no assurances that any new credit facility or any increase under the 2010 Credit Facility may be completed on commercially acceptable terms if at all.

Pride Senior Notes Due 2019

On June 2, 2009, Pride completed an offering of $500.0 million aggregate principal amount of 8 1/2% Senior Notes due 2019 (the “2019 notes”). The 2019 notes bear interest at 8.5% per annum, payable semiannually. The 2019 notes contain provisions that limit Pride’s ability and the ability of Pride’s subsidiaries, with certain exceptions, to engage in sale and leaseback transactions, create liens and consolidate, merge or transfer all or substantially all of its assets. The 2019 notes are subject to redemption, in whole or in part, at Pride’s option at any time at a redemption price equal to the principal amount of the notes redeemed plus a make-whole premium. Pride will also pay accrued but unpaid interest to the redemption date.

Pride Senior Notes Due 2020 and 2040

On August 6, 2010, Pride completed an offering of $900.0 million aggregate principal amount of its 6 7/8% Senior Notes due 2020 (the “2020 notes”) and $300.0 million aggregate principal amount of its 7 7/8% Senior Notes due 2040 (the “2040 notes”). The 2020 notes and the 2040 notes bear interest at 6.875% and 7.875%, respectively, per annum, payable semiannually. The 2020 notes and 2040 notes contain provisions that limit Pride’s ability and the ability of its subsidiaries, with certain exceptions, to engage in sale and leaseback transactions, create liens and consolidate, merge or transfer all or substantially all of its assets. Upon a specified change in control event that results in a ratings decline, Pride will be required to make an offer to repurchase the 2020 notes and the 2040 notes at a repurchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest through the applicable repurchase date. The notes of each series are subject to redemption, in whole at any time or in part from time to time, at Pride’s option, at a redemption price equal to the principal amount of the notes redeemed plus a make-whole premium. Pride will also pay accrued but unpaid interest to the redemption date.

Pride MARAD Notes

In November 2006, Pride completed the purchase of the remaining 70% interest in the joint venture entity that owns the Pride Portland and the Pride Rio de Janeiro, which resulted in the addition of approximately $284 million of debt, net of fair value discount, to Pride’s consolidated balance sheet. Repayment of the notes, which were used to fund a portion of the construction costs of the rigs, is guaranteed by MARAD. The notes bear interest at a weighted average fixed rate of 4.33%, mature in 2016 and are prepayable, in whole or in part, subject to a make-whole premium. The notes are collateralized by the two rigs and the net proceeds received by Pride’s subsidiary project companies chartering the rigs.

DESCRIPTION OF NOTES

We have summarized selected provisions of each series of the notes below. We will issue the notes under a senior indenture, to be dated as of March 17, 2011, between us and Deutsche Bank Trust Company Americas, as trustee. Each series of the notes will be a separate series of senior debt securities under the indenture. The terms of the notes include those stated in the indenture and those made part of the indentures by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available as set forth elsewhere in this prospectus supplement under the caption “Where You Can Find More Information; Incorporation by Reference.”

As used in this “Description of Notes” section, references to “Ensco,” “we,” “our” or “us” refer solely to Ensco plc and not to any of its Subsidiaries. In addition, we have used in this description capitalized and other terms that we have defined below under “— Definitions” and in other parts of this description.

General

The 2016 notes will mature on March 15, 2016 and will bear interest at 3.250% per year. The 2021 notes will mature on March 15, 2021 and will bear interest at 4.700% per year. Interest on the notes of each series will accrue from March 17, 2011. We:

•	will pay interest semiannually on March 15 and September 15 of each year, commencing September 15, 2011;

•	will pay interest to the person in whose name a note is registered at the close of business on the March 1 or September 1 preceding the Interest Payment Date;

•	will compute interest on the basis of a 360-day year consisting of twelve 30-day months;

•	will make payments on the notes at the offices of the trustee and any Paying Agent; and

•	may make payments by wire transfer for notes held in book-entry form or by check mailed to the address of the person entitled to the payment as it appears in the note register.

We will issue the notes only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiples of $1,000 above that amount.

The 2016 notes will be limited initially to $1,000,000,000 in aggregate principal amount, and the 2021 notes will be limited initially to $1,500,000,000 in aggregate principal amount. We may, however, “reopen” each series of the notes and issue an unlimited principal amount of additional notes of that series in the future without the consent of the holders.

Special Mandatory Redemption

We expect to use all of the net proceeds from this offering as described under “Use of Proceeds” upon the consummation of the merger with Pride. However, the closing of this offering will occur in advance of the expected date of consummation of the merger with Pride.

In the event that, for any reason, (i) we do not consummate the merger with Pride prior to 5:00 p.m., New York City time, on February 3, 2012 or (ii) the merger agreement is terminated at any time before such time but after the date which is six months after the Issue Date, we must redeem all of the notes at a redemption price equal to 102% of the aggregate principal amount of the notes, plus accrued and unpaid interest to the Special Mandatory Redemption Date. If the merger agreement is terminated at any time on or before the date which is six months after the Issue Date, we must redeem the notes at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest to the Special Mandatory Redemption Date. “Special Mandatory Redemption Date” means the earlier to occur of (1) March 9, 2012, if the merger has not been consummated prior to 5:00 p.m., New York City time, on February 3, 2012, or (2) the 35th day (or if such day is not a business day, the first business day thereafter) following the termination of the merger agreement for any reason. There can be no assurance that the merger will be consummated.

We will cause the notice of special mandatory redemption to be mailed, with a copy to the trustee, within five days after the occurrence of the event triggering special mandatory redemption to each holder at its registered address. If funds sufficient to pay the special mandatory redemption price of all notes to be redeemed on the Special Mandatory Redemption Date are deposited with the Paying Agent on or before such Special Mandatory Redemption Date, and certain other conditions are satisfied, on and after such Special Mandatory Redemption Date, the notes will cease to bear interest and all rights under the notes shall terminate.

Optional Redemption

Each series of notes will be redeemable, in whole at any time or in part from time to time, at our option at a redemption price equal to the greater of:

(i) 100% of the principal amount of the notes of such series to be redeemed; and

(ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 20 basis points in the case of the 2016 Notes and plus 25 basis points in the case of the 2021 Notes, plus, in each case, accrued interest thereon to the date of redemption. Notwithstanding the foregoing, installments of interest on a series of notes being redeemed that are due and payable on Interest Payment Dates falling on or prior to a redemption date will be payable on the Interest Payment Date to the registered holders as of the close of business on the relevant record date according to such series of notes and the indenture.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the series of notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of three Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if we are given fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., Deutsche Bank Securities Inc. (or their respective affiliates that are Primary Treasury Dealers), and a Primary Treasury Dealer (as defined herein) selected by Wells Fargo Securities, LLC and their respective successors and three other nationally recognized investment banking firms that are primary U.S. Government securities dealers specified from time to time by us; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City, which we refer to as a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of any redemption described under “— Optional Redemption” will be mailed at least 30 days but not more than 60 days before the redemption date to each holder (with a copy to the trustee) of the series of notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the series of notes or portions thereof called for redemption. If less than all of a series of the notes are to be redeemed, the notes to be redeemed shall be selected by lot by The Depository Trust Company, in the case of notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate and in accordance with the procedures of DTC, in the case of notes that are not represented by a global security.

We may at any time purchase notes on the open market or otherwise at any price. We will surrender all notes that we redeem or purchase to the trustee for cancellation. We may not reissue or resell any of these notes.

Ranking

The notes of each series will constitute our senior unsecured debt and will rank equally in right of payment with the other series of notes and with our senior unsecured debt from time to time outstanding and senior in right of payment to any future subordinated debt from time to time outstanding. The notes will be effectively junior to our secured debt from time to time outstanding to the extent of the value of the assets securing that debt.

We are a holding company and do not conduct any business operations or have any significant assets other than interests in our Subsidiaries. We currently conduct our operations through both U.S. and foreign Subsidiaries, and our operating income and cash flow are generated by our Subsidiaries. As a result, cash we obtain from our Subsidiaries is the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our Subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our Subsidiaries that we require to pay our debt service obligations, including payments on the notes. The notes will be obligations solely of us and will not be guaranteed by any of our Subsidiaries. Therefore, holders of the notes will have a junior position to the claims of creditors, including trade creditors and tort claimants, of our Subsidiaries with respect to their assets and earnings.

As of December 31, 2010, as adjusted to give effect to the issuance of the notes and the merger with Pride, Ensco would have had outstanding $3,057 million of Indebtedness, which includes $257 million of Indebtedness of our Subsidiaries that is guaranteed by Ensco. In addition, as of December 31, 2010, after giving effect to the pending merger with Pride and related transactions as described under “Pending Merger with Pride,” our Subsidiaries would have had approximately $2,390 million of Indebtedness, which includes a pro forma adjustment of $270 million to increase the carrying value of Pride’s long-term debt to its estimated fair value. We are a holding company whose assets consist of direct and indirect ownership interests in, and whose business is conducted through, Subsidiaries. Consequently, other than the Indebtedness of Ensco described above, substantially all of the liabilities shown on our consolidated balance sheet are liabilities of our Subsidiaries. In addition, the notes will be effectively subordinated to all of the secured indebtedness of Ensco. As of December 31, 2010, Ensco had no secured indebtedness.

Additional Amounts

All payments made under or with respect to the notes will be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest, additions to tax and other liabilities related thereto) (collectively, “Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of (1) any jurisdiction in which we are organized, resident or doing business for tax purposes or any department or political subdivision thereof or therein or (2) any jurisdiction from or through which payment is made by us or the Paying Agent or any department or political subdivision thereof or therein (each, a “Tax Jurisdiction”) will at any time be required to be made from any payments made under or with respect to the notes, including payments of principal, redemption price, interest or premium, we will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each holder after such withholding or deduction (including any such deduction or withholding in respect of

Additional Amounts) will equal the respective amounts which would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:

(1) any Taxes, to the extent such Taxes would not have been imposed but for the existence of any present or former connection between the holder or the beneficial owner of the notes and the relevant Tax Jurisdiction (other than any connection arising solely from the acquisition, ownership, holding or disposition of the notes, the enforcement of rights under the notes and/or the receipt of any payments in respect of the notes);

(2) any Taxes, to the extent such Taxes would not have been imposed but for the failure of the holder or the beneficial owner of the notes to comply with any certification, identification, information, documentation, or other reporting requirements, including an application for relief under an applicable double tax treaty, whether required by statute, treaty, regulation or administrative practice of a Tax Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Tax Jurisdiction (including, without limitation, a certification that the holder or beneficial owner is not resident in the Tax Jurisdiction or is a resident of an applicable tax treaty jurisdiction), but in each case, only to the extent the holder or the beneficial owner is legally eligible to provide such certification or documentation; provided, however, that in the event of an amendment to, or change in, any laws, Tax treaties, regulations or rulings (or any official administrative or judicial interpretation thereof), this paragraph (2) will apply only if we notify the trustee, at least 30 days before any such withholding or deduction would be payable, that holders or beneficial owners must comply with such certification, identification, information, documentation or other reporting requirements;

(3) any Taxes, to the extent such Taxes were imposed as a result of the presentation of a note for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the holder (except to the extent that the holder would have been entitled to Additional Amounts had the note been presented on the last day of such 30 day period);

(4) any estate, inheritance, gift, transfer, personal property or similar Tax;

(5) any Taxes payable otherwise than by deduction or withholding from payments made under or with respect to the notes;

(6) any Taxes required to be withheld in respect of a payment of interest to an individual pursuant to the European Union Directive on the Taxation of Savings Income in the form of Interest Payments (Directive 2003/48/EC) on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive;

(7) any Taxes required to be withheld in respect of a payment of interest in respect of notes presented for payment by or on behalf of a holder who would be able to avoid such withholding or deduction by presenting the relevant note to another Paying Agent in a Member State of the European Union; or

(8) any combination of the above items.

We also will not pay any Additional Amounts to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the note to the extent that the obligation to pay Additional Amounts would be reduced or eliminated by transferring the notes in question to the sole beneficial owner, but only if there is no material commercial or legal impediment to, or material cost associated with, transferring the notes to the sole beneficial owner.

In addition to the foregoing, we will also pay and indemnify the holder for any present or future stamp, issue, registration, transfer, court or documentary taxes, or any other excise or property taxes, charges or similar levies (including penalties, interest, additions to tax and other liabilities related thereto) which are levied by any Tax Jurisdiction on the execution, delivery, issuance, or registration of any of the notes, the Indenture or any other document or instrument referred to therein, or the receipt of any payments with respect to, or enforcement of, the notes.

If we become aware that we will be obligated to pay Additional Amounts with respect to any payment under or with respect to the notes, we will deliver to the trustee on a date which is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case we shall notify the trustee promptly thereafter) notice stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The notice must also set forth any other information reasonably necessary to enable the Paying Agent to pay Additional Amounts to holders on the relevant payment date. We will provide the trustee with documentation reasonably satisfactory to the trustee evidencing the payment of Additional Amounts.

We will timely make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. We will furnish to the trustee (or to a holder upon request), within a reasonable time after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by us, or if receipts are not reasonably available, other evidence of payment reasonably satisfactory to the trustee.

Whenever in the Indenture or in this “Description of Notes” there is mentioned, in any context, the payment of amounts based upon the principal amount of the notes or of principal, interest or of any other amount payable under, or with respect to, any of the notes such mention shall be deemed to include the payment to the Paying Agent of Additional Amounts, if applicable.

The above obligations will survive any termination, defeasance or discharge of the Indenture and will apply, mutatis mutandis, to any jurisdiction in which any successor Person to us is organized, resident or doing business for tax purposes or any jurisdiction from or through which such Person or its Paying Agent makes any payment on the notes and, in each case, any department or political subdivision thereof or therein.

Redemption for Changes in Taxes

We may redeem the notes, in whole but not in part, at our option upon giving not less than 30 nor more than 60 days’ prior written notice to the holders, at a redemption price equal to 100% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the redemption date and all Additional Amounts, if any, which otherwise would be payable, if on the next date on which any amount would be payable in respect of the notes, we would be required to pay Additional Amounts, and we cannot avoid any such payment obligation by taking reasonable measures available to us, as a result of:

(1) any amendment to, or change in, the laws, tax treaties or any regulations or rulings promulgated thereunder of a relevant Tax Jurisdiction which is announced and becomes effective after the date of this offering memorandum (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the date of this offering memorandum, such later date); or

(2) any amendment to, or change in, an official interpretation or application regarding such laws, tax treaties, regulations or rulings, including by virtue of a holding, judgment or order by a court of competent jurisdiction which is announced and becomes effective after the date of this offering memorandum (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the date of this offering memorandum, such later date).

We will not give any such notice of redemption earlier than 90 days prior to the earliest date on which we would be obligated to pay Additional Amounts or more than 365 days after the applicable law change takes effect, and, at the time such notice is given, the obligation to pay Additional Amounts must remain in effect.

Restrictive Covenants

Limitation on Liens

We will not, and will not permit any of our Subsidiaries to, incur, issue or assume any Indebtedness for borrowed money secured by any Lien upon any Principal Property or any shares of stock or Indebtedness of any Subsidiary that owns or leases a Principal Property (whether such Principal Property, shares of stock or

Indebtedness are now owned or hereafter acquired) without making effective provision whereby the notes (together with, if we so determine, any other Indebtedness or other obligation of us or any Subsidiary) shall be secured equally and ratably with (or, at the option of us, prior to) the Indebtedness so secured by a Lien on the same assets of us or such Subsidiary, as the case may be, for so long as such Indebtedness is so secured. The foregoing restrictions will not, however, apply to Indebtedness secured by Permitted Liens.

Notwithstanding the foregoing, we and our Subsidiaries may, without securing the notes, incur, issue or assume Indebtedness that would otherwise be subject to the foregoing restrictions in an aggregate principal amount that, together with all other such Indebtedness of us and our Subsidiaries that would otherwise be subject to the foregoing restrictions (not including Indebtedness permitted to be secured under the definition of Permitted Liens) and the aggregate amount of Attributable Indebtedness deemed outstanding with respect to Sale/Leaseback Transactions (other than Sale/Leaseback Transactions in connection with which we have voluntarily retired any of the notes, any Pari Passu Indebtedness or any Funded Indebtedness pursuant to clause (i) of the third bullet below under “Limitation on Sale Leaseback Transactions”) does not at any one time exceed 15% of Consolidated Net Tangible Assets.

For purposes of this covenant, if at the time any Indebtedness is incurred, issued or assumed, such Indebtedness is unsecured but is later secured by a Lien, such Indebtedness shall be deemed to be incurred at the time that such Indebtedness is so secured by a Lien.

Limitation on Sale Leaseback Transactions

So long as debt securities of any series are outstanding, we will not, and we will not permit any Subsidiary to, sell or transfer (other than to us or a Wholly Owned Subsidiary) any Principal Property, whether owned at the date of the indenture or thereafter acquired, which has been in full operation for more than 120 days prior to such sale or transfer, with the intention of entering into a lease of such Principal Property (except for a lease for a term, including any renewal thereof, of not more than three years), if after giving effect thereto the Attributable Indebtedness in respect of all such sale and leaseback transactions involving Principal Properties shall be in excess of 15% of Consolidated Net Tangible Assets.

Notwithstanding the foregoing, we or any Subsidiary may sell any Principal Property and lease it back if the net proceeds of such sale are at least equal to the fair value of such property as determined by our Board of Directors and,

•	we or such Subsidiary would be entitled to incur Indebtedness in a principal amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction secured by a Lien on the property subject to such Sale/Leaseback Transaction pursuant to the covenant described under “Limitation on Liens” above without equally and ratably securing the notes pursuant to such covenant;

•	after the date of the indenture and within a period commencing nine months prior to the consummation of such Sale/Leaseback Transaction and ending nine months after the consummation thereof, we or such Subsidiary shall have expended for property used or to be used in the ordinary course of our business and that of our Subsidiaries an amount equal to all or a portion of the net proceeds of such Sale/Leaseback Transaction and we shall have elected to designate such amount as a credit against such Sale/Leaseback Transaction (with any such amount not being so designated to be applied as set forth in the following bullet or as otherwise permitted); or

•	we, during the nine-month period after the effective date of such Sale/Leaseback Transaction, shall have applied to either (i) the voluntary defeasance or retirement of any notes, any Pari Passu Indebtedness or any Funded Indebtedness or (ii) the acquisition of one or more Principal Properties at fair value, an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in such Sale/Leaseback Transaction and the fair value, as determined by our Board of Directors, of such property as of the time of entering into such Sale/Leaseback Transaction (in either case adjusted to reflect the remaining term of the lease and any amount expended by us as set forth in the preceding bullet), less an amount equal to the sum of the principal amount of notes, Pari Passu Indebtedness and Funded Indebtedness voluntarily defeased or retired by us plus any amount expended to acquire any

Principal Properties at fair value, within such nine month period and not designated as a credit against any other Sale/Leaseback Transaction entered into by us or any of our Subsidiaries during such period.

Consolidation, Merger and Sale of Assets

We will not, directly or indirectly, in any transaction or series of related transactions: (1) consolidate or merge with or into another Person (whether or not we are the surviving corporation); (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of our and our Subsidiaries’ properties or assets taken as a whole, or (3) assign any of our obligations under the notes and the indenture, in one or more related transactions, to another Person; unless:

(i) either: (A) we are the surviving or continuing Person; or (B) the Person formed by, surviving or continued by any such consolidation, amalgamation or merger (if other than us) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made is an Entity, validly organized and existing in good standing (to the extent the concept of good standing is applicable) under the laws of any state of the United States, the District of Columbia, the Cayman Islands, Bermuda, Switzerland, the United Kingdom, the Kingdom of the Netherlands, the Grand Duchy of Luxembourg, Ireland, or any other member country of the European Union;

(ii) the Person formed by, surviving or continued by any such consolidation, amalgamation or merger (if other than us) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all our obligations under the notes and the indenture;

(iii) immediately after such transaction no Default or Event of Default exists; and

(iv) we shall have delivered to the trustee an Officers’ Certificate and an opinion of counsel, each stating that such merger, consolidation, amalgamation or sale, assignment, transfer, conveyance or other disposition of such properties or assets or assignment of our obligations under the notes and the indenture and such supplemental indenture, if any, comply with the indenture.

We will not, directly or indirectly, lease all or substantially all of our properties or assets, in one or more related transactions, to any other Person.

Notwithstanding the foregoing, the limitations described above shall not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among us and any of our Wholly Owned Subsidiaries.

Events of Default

An “Event of Default” on a series of notes occurs if:

(1) we default in the payment of interest on any note of such series when the same becomes due and payable and the Default continues for a period of 30 days;

(2) we default in the payment of the principal of any note of such series when the same becomes due and payable at maturity, upon redemption or otherwise;

(3) we fail to comply with any of our other agreements in the notes of such series or the indenture (as they relate thereto), which shall not have been remedied within the specified period after written notice, as specified below;

(4) we pursuant to or within the meaning of any Bankruptcy Law shall:

(a) commence a voluntary case,

(b) consent to the entry of an order for relief against us in an involuntary case,

(c) consent to the appointment of a Custodian of us for all or substantially all of the property of us, or

(d) make a general assignment for the benefit of creditors;

(5) a court of competent jurisdiction enters into an order or decree under any Bankruptcy Law that:

(a) is for relief against us in an involuntary case, or

(b) appoints a Custodian of us or substantially all of the property of us, or

(c) orders the liquidation of us,

and the order or decree remains unstayed and in effect for 60 days; or

(6) we fail to redeem the notes in accordance with the provisions under the heading “Special Mandatory Redemption” on the Special Mandatory Redemption Date.

The term “Bankruptcy Law” means the Bankruptcy Act or any similar Federal or State law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

If any Event of Default (other than an Event of Default specified in clause (4) or (5) above) with respect to notes of any series occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the then outstanding notes of that series may declare all the notes of that series to be due and payable immediately. Upon any such declaration, the notes of that series shall become due and payable immediately, by a notice in writing to us (and to the trustee if given by holders). Notwithstanding the foregoing, if an Event of Default specified in clause (4) or (5) above hereof occurs with respect to us, all outstanding notes shall become due and payable without further action or notice. The holders of a majority in aggregate principal amount of notes of any series then outstanding by notice to the trustee may on behalf of the holders of all of the notes of that series waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the notes of that series.

Notwithstanding the foregoing a Default under clause (3) above is not an Event of Default until the trustee notifies us, or the holders of at least 25% in principal amount of the then outstanding notes of the series affected by such Default notify us and the trustee, of the Default, and we fail to cure the Default within 90 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.”

Holders of not less than a majority in aggregate principal amount of the then outstanding notes in any series by notice to the trustee may on behalf of the holders of all of the notes of that series waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the notes of that series (including in connection with an offer to purchase) (provided, however, that the holders of a majority in aggregate principal amount of the then outstanding notes of any series may rescind an acceleration and its consequences, including any related payment Default that resulted from such acceleration, with respect to that series). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Modification and Waiver

We and the trustee may supplement or amend the indenture with respect to any series of notes with the consent of the holders of at least a majority in principal amount of the outstanding notes of such series. Without the consent of the holder of each note affected, however, no modification may:

•	reduce the principal amount of the outstanding notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the principal of or change the fixed maturity of any notes or alter any of the provisions with respect to the redemption of the notes;

•	reduce the rate of or change the time for payment of interest on any note;

•	waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the holders of any series of notes of at least a majority in aggregate principal amount of the then outstanding notes of that series and a waiver of the payment Default that resulted from such acceleration);

•	make any note payable in money other than that stated in the note;

•	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on the notes;

•	waive a redemption payment with respect to any note;

•	cause the notes to become subordinated in right of payment to any other Indebtedness; or

•	make any change in the foregoing amendment and waiver provisions.

We and the trustee may supplement or amend the indenture or waive any provision of that indenture without the consent of any holders of the notes in certain circumstances, including:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for uncertificated notes in addition to or in place of certificated notes or to alter the provisions of the indenture related to the forms of notes (including the related definitions) in a manner that does not adversely affect any holder in any material respect;

•	to provide for the assumption of our obligations to the holders of the notes by a successor to us pursuant to provisions of the indenture described under “Consolidation, Merger and Sale of Assets”;

•	to make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights hereunder of any such holder in any material respect or to surrender any right or power conferred upon us;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	to change or eliminate any of the provisions of the indenture; provided that any such change or elimination becomes effective only when there is no outstanding notes of any series created prior to the execution of such amendment or supplemental indenture that is adversely affected in any material respect by the change in or elimination of the provision;

•	to supplement any of the provisions of the indenture to such extent necessary to permit or facilitate the defeasance and discharge of any series of notes pursuant to the indenture; provided, that any such action does not adversely affect the interest of the holders of the notes in any material respect;

•	to evidence and provide the acceptance of the appointment of a successor trustee pursuant to the terms thereof; and

•	to add a guarantor of the notes.

The holders of a majority in principal amount of the outstanding notes of any series may waive any existing or past Default or Event of Default with respect to those notes of such series. Those holders may not, however, waive any Default or Event of Default in any payment on any note or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Defeasance and Discharge

Defeasance.  When we use the term “defeasance,” we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee under the indenture any combination of money or government securities sufficient to make payments on the notes of a series issued under the indenture on the dates those payments are due, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to notes of that series (“legal defeasance”); or

•	we will no longer have any obligation to comply with specified restrictive covenants with respect to the notes of that series, the covenant described under “— Consolidation, Merger and Sales of Assets” and other specified covenants under the applicable indenture, and the related Events of Default will no longer apply (“covenant defeasance”).

If a series of notes is defeased, the holders of the notes of that series will not be entitled to the benefits of the indenture, except for obligations to authenticate and deliver temporary securities, register the transfer or exchange of notes, replace mutilated, destroyed, lost and stolen notes and maintain paying agencies. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the notes will also survive.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the notes to recognize income, gain or loss for U.S. federal income tax purposes and that the holders would be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

Under current U.S. federal income tax law, legal defeasance would likely be treated as a taxable exchange of notes to be defeased for interests in the defeasance trust. As a consequence, a United States holder would recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the notes and the value of the holder’s interest in the defeasance trust, and thereafter would be required to include in income a share of the income, gain or loss of the defeasance trust. Under current U.S. federal income tax law, covenant defeasance would not be treated as a taxable exchange of such notes.

Satisfaction and Discharge.  In addition, the indenture will cease to be of further effect with respect to the notes of a series, subject to exceptions relating to compensation and indemnity of the trustee under the indenture and repayment to us of excess money or government securities, when:

•	either

•	all such notes of such series theretofore authenticated and delivered (other than (i) such notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in the indenture and (ii) such notes of such series for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust, as provided in the indenture) have been delivered to the trustee for cancellation; or

•	all such notes of such series not theretofore delivered to the trustee for cancellation:

•	have become due and payable,

•	will become due and payable at their Stated Maturity within one year, or

•	are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense;

and the Company, in the case of the three preceding bullets, has deposited or caused to be deposited with the trustee, as funds in trust for such purpose, an amount in U.S. dollars or U.S. government obligations maturing as to principal and interest in such amounts and at such times as will, together with any interest thereon (but without consideration of the reinvestment of such interest), be sufficient to pay and discharge the entire Indebtedness on such notes of such series not theretofore delivered to the trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of notes which have become due and payable) or to the Stated Maturity or redemption date, as the case may be;

•	we have paid or caused to be paid all other sums payable by us with respect to the notes of such series by us; and

•	we have delivered to the trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent provided in the indenture or relating to the satisfaction and discharge of the indenture with respect to such series of notes have been complied with.

Paying Agents and Transfer Agents

The trustee will be appointed as Paying Agent and transfer agent for the notes. Payments on the notes will be made in U.S. dollars at the office of the trustee and any Paying Agent. At our option, however, payments may be made by wire transfer for notes held in book-entry form or by check mailed to the address of the Person entitled to the payment as it appears in the security register.

Book-Entry Delivery and Settlement

Global Notes

We will issue the notes of each series in the form of one or more permanent global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg (“Clearstream”), or Euroclear Bank S.A./N.V. (the “Euroclear Operator”), as operator of the Euroclear System (in Europe) (“Euroclear”), either directly if they are participants of such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•	ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note.

None of us, the underwriters nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC.

Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by the global notes upon surrender by DTC of the global notes if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for the global notes, and we have not appointed a successor depositary within 90 days of that notice;

•	an Event of Default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

Definitions

“Attributable Indebtedness,” when used with respect to any Sale/Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

“Bankruptcy Act” means the Bankruptcy Act or Title 11 of the United States Code, as amended.

“Board of Directors” means our Board of Directors or comparable governing body or any committee thereof duly authorized, with respect to any particular matter, to act by or on behalf of the Board of Directors or comparable governing body.

“Board Resolution” means a copy of a resolution certified by our Secretary or an Assistant Secretary to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the trustee.

“Capitalized Lease Obligation” of any Person means any obligation of such Person to pay rent or other amounts under a lease of property, real or personal, that is required to be accounted for as a capital lease for financial reporting purposes in accordance with GAAP; and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Consolidated Net Tangible Assets” means the total amount of assets (after deducting applicable reserves and other properly deductible items) less:

•	all current liabilities (excluding liabilities that are extendible or renewable at our option to a date more than 12 months after the date of calculation and excluding current maturities of long-term Indebtedness); and

•	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets.

We will calculate our Consolidated Net Tangible Assets based on our most recent quarterly balance sheet and in accordance with GAAP.

“Default” means any event, act or condition that is, or after notice or the passage of time or both would be, an Event of Default.

“Entity” means a corporation, limited liability company or business trust (or functional equivalent of the foregoing under applicable foreign law).

“Funded Indebtedness” means all Indebtedness that matures on or is renewable to a date more than one year after the date the Indebtedness is incurred.

“GAAP” means United States generally accepted accounting principles and policies consistent with those applied in the preparation of our financial statements.

“Indebtedness” means:

•	all indebtedness for borrowed money (whether full or limited recourse);

•	all obligations evidenced by bonds, debentures, notes or other similar instruments;

•	all obligations under letters of credit or other similar instruments, other than standby letters of credit, performance bonds and other obligations issued in the ordinary course of business, to the extent not drawn or, to the extent drawn, if such drawing is reimbursed not later than the third business day following demand for reimbursement;

•	all obligations to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business;

•	all Capitalized Lease Obligations;

•	all Indebtedness of others secured by a lien on any asset of the Person in question (provided that if the obligations so secured have not been assumed in full or are not otherwise fully the Person’s legal liability, then such obligations may be reduced to the value of the asset or the liability of the Person); or

•	all Indebtedness of others (other than endorsements in the ordinary course of business) guaranteed by the Person in question to the extent of such guarantee.

“Interest Payment Date” when used with respect to any note, means the Stated Maturity of an installment of interest on such note.

“Issue Date” means the date on which the notes are first authenticated and delivered under the indenture.

“Joint Venture” means any partnership, corporation or other entity in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by us and/or one or more Subsidiaries. A Joint Venture is not treated as a Subsidiary.

“Lien” means any mortgage, pledge, lien, charge, security interest or similar encumbrance. For purposes of the indenture, we or any of our Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease Obligation or other title retention agreement relating to such asset.

“Maturity” when used with respect to any notes, means the date on which the principal of such note or an installment of principal becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

“Officers” means our Chairman of the Board, President, Vice President, Treasurer, Controller, Secretary, Assistant Treasurer, Assistant Controller or Assistant Secretary.

“Officers’ Certificate” means a certificate signed by two Officers and delivered to the trustee, which certificate shall be in compliance with the indenture.

“Pari Passu Indebtedness” means any of our Indebtedness, whether outstanding on the Issue Date of the notes or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinated in right of payment to the notes.

“Paying Agent” means any Person, which may include us, authorized by us to pay the principal of (and premium, if any) or interest on any one or more series of notes on our behalf.

“Permitted Liens” shall mean (i) Liens existing on the Issue Date; (ii) Liens on property or assets of, or any shares of stock of, or other equity interests in, or Indebtedness of, any Person existing at the time such Person becomes a Subsidiary of us or at the time such Person is merged into or consolidated with us or any of our Subsidiaries or at the time of a sale, lease or other disposition of the properties of a Person (or a division thereof) as an entirety or substantially as an entirety to us or a Subsidiary, and not incurred in contemplation of such merger, consolidation, sale, lease or other disposition; (iii) Liens in favor of us or any of our Subsidiaries or Liens securing debt of a Subsidiary owing to the Company or to another Subsidiary; (iv) Liens in favor of governmental bodies to secure partial, progress, advance or other payments or performance pursuant to the provisions of any contract or statute; (v) Liens securing industrial revenue, pollution control or similar revenue bonds; (vi) Liens on assets existing at the time of acquisition thereof, securing all or any portion of the cost of acquiring, constructing, improving, developing, expanding or repairing such assets or securing Indebtedness incurred prior to, at the time of, or within 24 months after, the later of the acquisition, the completion of construction, improvement, development, expansion or repair or the commencement of commercial operation of such assets, for the purpose of (a) financing all or any part of the purchase price of such assets or (b) financing all or any part of the cost of construction, improvement, development, expansion or repair of any such assets; (vii) statutory liens or landlords’, carriers’, warehouseman’s, mechanics’, suppliers’, materialmen’s, repairmen’s, maritime or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings; (viii) Liens in connection with in rem and other legal proceedings, which are being contested in good faith; (ix) Liens securing taxes, assessments, government charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings; (x) Liens on the stock, partnership or other equity interest of us or any Subsidiary in any Joint Venture or any Subsidiary that owns an equity interest in such Joint Venture to secure Indebtedness, provided the amount of such Indebtedness is contributed and/or advanced solely to such Joint Venture; (xi) Liens incurred in the ordinary course of business to secure performance of tenders, bids or contracts entered into in the ordinary course of business, including without limitation any rights of offset or liquidated damages, penalties, or other fees that may be contractually agreed to in conjunction with any tender, bid, or contract entered into by us or any of our Subsidiaries in the ordinary course of business; (xii) Liens on current assets of us or any of our Subsidiaries securing our Indebtedness or Indebtedness of any such Subsidiary, respectively; (xiii) deposits made in connection with maintaining self-insurance, to obtain the benefits of laws, regulations or arrangements relating to unemployment insurance, old age pensions, social security or similar matters or to secure surety, appeal or customs bonds; and (xiv) any extensions, substitutions, replacements or renewals in whole or in part of a Lien enumerated in clauses (i) through (xiii) above, provided that the amount of Indebtedness secured by such extension, substitution, replacement or renewal shall not exceed the principal amount of Indebtedness being substituted, extended, replaced or renewed, together with the amount of any premiums, fees, costs and expenses associated with such substitution, extension, replacement or renewal, nor shall the pledge, mortgage or lien be extended to any additional Principal Property unless otherwise permitted under this covenant.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Principal Property” means any drilling rig or drillship, or integral portion thereof, owned or leased by us or any Subsidiary and used for drilling offshore oil and gas wells, which, in the opinion of the Board of Directors, is of material importance to the business of us and our Subsidiaries taken as a whole, but no such drilling rig or drillship, or portion thereof, shall be deemed of material importance if its net book value (after deducting accumulated depreciation) is less than 2% of Consolidated Net Tangible Assets.

“Sale/Leaseback Transaction” means any arrangement with any Person pursuant to which we or any Subsidiary leases any Principal Property that has been or is to be sold or transferred by us or the Subsidiary to such Person, other than (1) temporary leases for a term, including renewals at the option of the lessee, of not more than five years; (2) leases between the us and a Subsidiary or between Subsidiaries; and (3) leases of Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction, alteration, improvement or repair, or the commencement of commercial operation of the Principal Property.

“Stated Maturity” when used with respect to any note or any installment of principal thereof or interest thereon, means the date specified in such note as the fixed date on which the principal of such note or such installment of principal or interest is due and payable.

“Subsidiary” means an entity at least a majority of the outstanding Voting Stock of which is owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more other Subsidiaries. A Joint Venture is not treated as a Subsidiary.

“Voting Stock” means, with respect to any Person, securities of any class or classes of capital stock of such Person entitling the holders thereof (whether at all times or at the times that such class of capital stock has voting power by reason of the happening of any contingency) to vote in the election of members of the board of directors or comparable body of such Person.

“Wholly Owned Subsidiary” means, with respect to a Person, any Subsidiary of that Person to the extent

(1) all of the Voting Stock of such Subsidiary, other than any director’s qualifying shares mandated by applicable law, is owned directly or indirectly by such Person or

(2) such Subsidiary is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by another Person, if such Person:

•	directly or indirectly owns the remaining capital stock of such Subsidiary and

•	by contract or otherwise, controls the management and business of such Subsidiary and derives the economic benefits of ownership of such Subsidiary to substantially the same extent as if such Subsidiary were a Wholly Owned Subsidiary.

CERTAIN U.S. FEDERAL AND U.K. TAX CONSEQUENCES

U.S. Federal Income Tax Consequences

The following discussion summarizes certain U.S. federal income tax consequences of the ownership and disposition of the notes by holders who purchase notes for cash at their original issuance at their “issue price” (i.e., the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters) and who hold the notes as “capital assets” (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)). This discussion is not a complete discussion of all the potential tax consequences of the ownership and disposition of notes that may be relevant to you. This discussion is based upon the Code, regulations issued under the Code, administrative rulings and court decisions, all as in effect on the date of this prospectus supplement, and all of which are subject to change, possibly on a retroactive basis that could adversely affect a holder of the notes, or to different interpretations. We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described in this prospectus supplement. We have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal tax consequences of owning or disposing of the notes.

This discussion does not address all U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder’s circumstances or to certain categories of investors that may be subject to special rules, such as financial institutions, regulated investment companies, insurance companies, real estate investment trusts, controlled foreign corporations or their shareholders, passive foreign investment companies or their shareholders, tax-exempt organizations, retirement plans, individual retirement accounts, tax-deferred accounts, holders subject to alternative minimum tax, dealers or traders in securities, partnerships or other pass-through entities (or investors in such entities), U.S. expatriates, holders of notes whose functional currency is not the U.S. dollar or persons who hold the notes as part of a hedge, conversion transaction, straddle or other integrated transaction. This discussion also does not address U.S. federal estate or gift tax consequences, or the tax considerations arising under the laws of any state, local or foreign jurisdiction or under any applicable tax treaties.

For purposes of this discussion, you are a “U.S. holder” if you are a beneficial owner of notes and you are a “U.S. person” for U.S. federal income tax purposes. You are a “non-U.S. holder” if you are a beneficial owner of notes that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes. A “U.S. person” is:

•	an individual who is a citizen of the United States or a resident alien of the United States for U.S. federal income tax purposes;

•	a corporation, or other business entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or a trust that has a valid election in effect under applicable regulations to be treated as a U.S. person.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding notes should consult their tax advisors.

This discussion is for general information purposes only. We urge you to consult your own tax advisors regarding the particular U.S. federal income, estate and gift tax consequences to you of owning and disposing of notes, any tax consequences that may arise under the laws of any relevant foreign, state, local or other taxing jurisdiction or under any applicable tax treaty, as well as possible effects of changes in federal or other tax laws. Holders who purchase notes subsequent to their original issuance should consult their own tax advisors with respect to the tax treatment of any market discount or bond premium associated with the purchase of such notes.

Effect of Certain Contingencies

In certain circumstances (see “Description of Notes — Special Mandatory Redemption” and “Description of Notes — Optional Redemption”), we may be obligated to pay amounts on the notes that are in excess of stated interest and principal. The possibility of such payments may implicate special rules under U.S. Treasury Regulations governing “contingent payment debt instruments.” According to those regulations, the possibility that additional payments will be made will not cause the notes to be contingent payment debt instruments if, as of the date the notes are issued, there is only a remote chance that any such payments will be made, each such payment is considered incidental or, in certain circumstances, if it is significantly more likely than not that no such payments will be made. We have determined, and intend to take the position, that the likelihood that we will redeem the notes at our option is remote under the applicable U.S. Treasury Regulations and it is significantly more likely than not that we will not be required to redeem the notes as described in “Description of the Notes — Special Mandatory Redemption.” Therefore, we do not intend to treat the possibility of such events occurring as subjecting the notes to the contingent payment debt rules. If any additional payments are in fact made, holders generally will be required to recognize such amounts as income.

Our determination that the notes are not contingent payment debt instruments is binding on holders unless they disclose their contrary positions to the IRS in the manner required by applicable U.S. Treasury Regulations. Our determination that the notes are not contingent payment debt instruments is not, however, binding on the IRS. If the IRS were to successfully challenge our determination and the notes were treated as contingent payment debt instruments, holders subject to U.S. federal income taxation would be required, among other things, to (i) accrue interest income based on a projected payment schedule and a comparable yield (which would be a higher rate than the stated interest rate on the notes) regardless of their method of tax accounting and (ii) treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a note. In the event that any of the above contingencies were to occur, it would affect the amount and timing of the income recognized by a holder.

The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Holders of the notes are urged to consult their own tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof.

U.S. Holders

Payments of Interest

We do not intend to issue the notes at a discount that will exceed a de minimis amount of original issue discount. Accordingly, interest on a note generally will be includable in your income as ordinary income at the time the interest is either received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition to interest on the notes, a U.S. holder will be required to include in income any non-U.S. income tax withheld from interest payments, notwithstanding that such withheld tax is not in fact received by such holder.

All such amounts of interest should constitute foreign source interest income for U.S. federal income tax purposes. If any non-U.S. income taxes were to be paid or withheld in respect of payments on the notes, a U.S. holder may be eligible, subject to a number of complex limitations, for a deduction or a foreign tax credit. The rules governing foreign tax credits are complex and a U.S. holder of notes should consult its tax advisor regarding the availability of the foreign tax credit in its situation. With certain exceptions, interest on the notes included in gross income by a U.S. holder will be treated as passive income for purposes of computing the foreign tax credit allowable under the Code.

Sale, Exchange, or Other Taxable Disposition of the Notes

Upon a sale, taxable exchange, retirement, redemption, repurchase or other taxable disposition of a note, a U.S. holder generally will recognize gain or loss equal to the difference between the amount received upon such taxable disposition (less any amount attributable to accrued but unpaid interest, which will be taxable as ordinary income if not previously included in gross income) and the U.S. holder’s adjusted tax basis in the note at that time. A U.S. holder’s adjusted tax basis in a note will generally equal such holder’s original purchase price for the note.

Gain or loss realized by a U.S. holder on the sale, taxable exchange, retirement or other taxable disposition of a note generally will be treated as U.S. source capital gain or loss, and will be long-term capital gain or loss if, at the time of sale, exchange, retirement or other taxable disposition, the note has been held for more than one year; otherwise, the capital gain or loss will be short-term. Under current law, net long-term capital gain recognized by certain non-corporate U.S. holders is generally taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations. You should consult your tax advisor regarding the treatment of capital gains and losses.

Information Reporting and Backup Withholding

In general, information reporting will apply to certain payments of interest on the notes and to the proceeds from the sale, taxable exchange, retirement or other taxable disposition of a note paid to U.S. holders that are not exempt recipients. Additionally, a backup withholding tax (currently at a rate of 28% but increasing to 31% after December 31, 2012) will apply to such payments if a U.S. holder fails to provide a correct taxpayer identification number or certification of exempt status or becomes subject to backup withholding due to a prior failure to report full dividend and interest income or otherwise fails to comply with applicable requirements of the backup withholding rules. In addition to being subject to backup withholding, a U.S. holder may in certain circumstances be subject to penalties imposed by the IRS if the U.S. holder does not provide a correct taxpayer identification number or an adequate basis for an exemption from backup withholding.

Certain persons are exempt from backup withholding, including corporations and financial institutions. Other U.S. holders generally will be eligible for an exemption from backup withholding upon providing a properly completed IRS Form W-9 (or substitute form) to us, our paying agent or the person who would otherwise be required to withhold U.S. federal income tax, as applicable. Backup withholding is not an additional tax. If backup withholding applies to you, you may use the amounts withheld as a refund or credit against your U.S. federal income tax liability, as long as you timely provide specific information to the IRS.

Individual U.S. holders who hold interests in “specified foreign financial assets, such as the notes, may be required to disclose certain information relating to each “specified foreign financial asset” on their income tax return for the year if the aggregate value of such assets exceeds $50,000, subject to certain exceptions (including an exception for shares held in accounts maintained by certain financial institutions). Penalties may apply to the failure to properly disclose such information.

Medicare Tax

For taxable years beginning after December 31, 2012, a U.S. holder that is an individual or estate or trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare Tax”) on the lesser of (a) the U.S. holder’s “net investment income” for the relevant taxable year and (b) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). A U.S. holder’s net investment income will generally include its interest income and its net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare Tax to its income and gains in respect of its investment in the notes.

Non-U.S. Holders

Taxation of Interest and Disposition

In general and subject to the discussion below under “Information Reporting and Backup Withholding,” a non-U.S. holder generally will not be subject to U.S. federal income tax, including withholding tax, on stated interest on notes or gain upon the disposition of notes, unless:

•	with respect to both interest on notes or gain upon the disposition of notes, the interest or gain is “U.S. trade or business income,” which means income or gain that is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and in the case of a non-U.S. holder that is eligible to claim the benefits of an income tax treaty with the United States, is attributable to a permanent establishment or a fixed base in the United States); or

•	with respect to gain upon the disposition of notes, such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

U.S. trade or business income of a non-U.S. holder generally will be subject to regular U.S. federal income tax in the same manner as if it were realized by a U.S. holder. In addition, a non-U.S. holder that is a foreign corporation may be subject to a branch profits tax at a rate of 30%, or such lower rate as provided by an applicable income tax treaty, on its effectively connected earnings and profits (subject to certain adjustments).

Information Reporting and Backup Withholding

Payments to a non-U.S. holder of interest on a note, and amounts withheld from such payments, if any, may be required to be reported to the IRS and to such non-U.S. holder. U.S. backup withholding tax generally will not apply to payments of interest on a note to a non-U.S. holder if the non-U.S. holder certifies to us, our paying agent or the person who would otherwise be required to withhold U.S. federal income tax, on a properly completed and executed IRS Form W-8BEN or an applicable substitute form, under penalties of perjury, that such non-U.S. holder is not a U.S. person and provides his or her name and address or the non-U.S. holder otherwise establishes an exemption, provided that we, our paying agent, or the person who would otherwise be required to withhold U.S. federal income tax, as applicable, does not have actual knowledge or reason to know that the non-U.S. holder is a U.S. person.

The payments of the proceeds of the disposition of notes to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless a non-U.S. holder properly certifies under penalties of perjury as to his or her non-U.S. status and specific other conditions are met or the non-U.S. holder otherwise establishes an exemption. The proceeds of a disposition effected outside the United States by a non-U.S. holder of notes to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if that broker is a U.S. person (including a foreign branch or office of such person), a controlled foreign corporation within the meaning of the Code, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, information reporting requirements will apply unless that broker has documentary evidence in its files of the non-U.S. holder’s non-U.S. status and has no actual knowledge to the contrary or unless the non-U.S. holder otherwise establishes an exemption.

Non-U.S. holders are urged to consult their tax advisors regarding the application of information reporting and backup withholding to their particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Backup withholding is not an additional tax. Any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules may be allowed as a credit against his or her U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided such non-U.S. holder timely furnishes the required information to the IRS.

U.K. Tax Consequences

The following discussion summarizes the material U.K. withholding tax consequences in relation to the payment of principal, interest, discount and premium in respect of the notes and the material U.K. tax consequences of the ownership and disposition of the notes. Except where the context otherwise requires, the following discussion relates only to the position of persons who are absolute beneficial owners of the notes and do not deal with the position of certain classes of holders such as dealers.

The following discussion is not a complete discussion of all the potential tax consequences of the ownership and disposition of notes that may be relevant to you. This discussion is based upon the U.K. tax laws as in effect on the date of this prospectus supplement, which are subject to change, possibly on a retroactive basis that could adversely affect a holder of the notes, or to different interpretations. We cannot assure you that the HMRC will not challenge one or more of the tax consequences described in this prospectus supplement. We have not obtained, nor do we intend to obtain, a ruling from the HMRC with respect to the U.K. tax consequences of purchasing, owning, exchanging or disposing of the notes.

This discussion does not address all U.K. tax considerations that may be relevant to a particular holder in light of the holder’s circumstances or to certain categories of investors that may be subject to special rules. Except as discussed below, this discussion also does not address U.K. inheritance tax consequences or the tax considerations arising under the laws of any local or foreign jurisdiction or under any applicable tax treaties.

This discussion is for general purposes only. You should consult your own tax advisor as to the particular U.K. tax consequences to you of the purchase, ownership, exchange, disposition and defeasance of the notes, including the effect and applicability of local or foreign tax laws or tax treaties and the possible effects of changes in the tax law.

Interest Payments

While the notes continue to be listed on a recognized stock exchange as defined in Section 1005 of the Income Tax Act 2007 (which includes the NYSE), payments of interest may be made without withholding or deduction for or on account of U.K. income tax.

Interest on the notes may also be paid without withholding or deduction on account of U.K. tax where interest on the notes is paid to a person we reasonably believe (and any person by or through whom interest on the notes is paid reasonably believes) is the beneficial owner of, and is within the charge to U.K. corporation tax as regards, the payment of interest at the time the payment is made, provided that the HMRC has not given a direction that it has reasonable grounds to believe that it is likely that the beneficial owner is not within the charge to U.K. corporation tax in respect of such payment of interest at the time the payment is made.

In all cases not described in the two preceding paragraphs immediately above, subject to relief under an applicable double taxation treaty, interest on the notes will be paid under deduction of U.K. income tax at the basic rate (currently 20%).

Payments on the notes that, although not expressed to be interest, are treated as interest for U.K. tax purposes, and are not “short interest,” will also be subject to the withholding tax rules described above. Short interest is interest on indebtedness which is not capable of or intended to subsist for a period of one year or more. A premium payable on a redemption of a note may fall to be treated as interest other than short interest for U.K. tax purposes. When the notes are issued at a discount or redeemable at a premium, U.K. withholding tax will not apply to the payment of such discount or premium so long as it does not constitute interest other than short interest for U.K. tax purposes (other than discount treated as interest solely by virtue of Section 381 Income Tax (Trading and Other Income) Act 2005).

Payments, or parts thereof, constituting income in respect of the notes have a U.K. source and accordingly may be chargeable to U.K. tax by direct assessment even if paid without withholding or deduction. However, income in respect of the notes with a U.K. source received by a holder of the notes without deduction or withholding on account of U.K. tax will not be liable to U.K. tax by direct assessment unless that note holder (i) is resident in the United Kingdom for U.K. tax purposes, or (ii) carries on a trade, profession or vocation in the United Kingdom through a U.K. branch, agency or permanent establishment in connection with which the income is received or to which the notes are attributable. There are certain exemptions for income received by certain categories of agent (such as some brokers and investment managers).

Tax on Ownership and Disposition

Holders of the notes which are companies within the charge to U.K. corporation tax may be subject to U.K. corporation tax on their holding, disposal and redemption (including a part redemption of the notes that are redeemable in two or more installments) of the notes. In general, all returns on and fluctuations in the value of the notes will be brought into account in computing taxable income broadly in accordance with note holders’ statutory accounting treatment. Fluctuations in value relating to foreign exchange gains and losses in respect of the notes will also be brought into account in computing income. This discussion does not address the U.K. tax consequences of any defeasance of the notes or any obligations thereunder.

Holders of the notes who are individuals and who are resident or ordinarily resident in the United Kingdom or carry on a trade in the United Kingdom through a branch or agency to which the notes are attributable may be subject to U.K. income or capital gains tax on the disposal or redemption (including a part redemption of the notes that are redeemable in two or more installments) of the notes. The nature of the tax charge will depend on the terms of the notes in question and the particular circumstances of the relevant note holder. In particular, we urge individual note holders to have regard, where appropriate, to the capital gains tax legislation, the “accrued income scheme” and the “deeply discounted securities legislation” which may, in certain circumstances, alter the tax treatment of the notes discussed above.

Provision of Information by and/or to HMRC

The HMRC has the power to obtain information (including the name and address of the beneficial owner of the interest) from any person in the United Kingdom:

•	who either pays interest to or receives interest for the benefit of an individual; or

•	who either pays amounts payable on the redemption of the notes which are deeply discounted securities (for the purposes of the Income Tax (Trading and Other Income) Act 2005) to, or receives such amounts for the benefit of, an individual. Such information may, in certain circumstances, be exchanged by HMRC with the tax authorities of other jurisdictions.

Inheritance Tax

A holder of the notes who is an individual domiciled outside the United Kingdom will generally not be liable to U.K. inheritance tax in respect of his holding of the notes if a register of the notes is maintained outside the United Kingdom. If a register of the notes is maintained within the United Kingdom, then an individual domiciled outside the United Kingdom may be liable to U.K. inheritance tax. If so, exemption from or reduction in any U.K. inheritance tax liability may be available for holders of the notes who are resident in the United States under the Estate Tax Treaty made between the United Kingdom and the United States.

Holders of the notes who are domiciled or treated as domiciled in the United Kingdom may be liable to inheritance tax in respect of their holdings of such notes.

Stamp Duty and Stamp Duty Reserve Tax

No U.K. stamp duty or stamp duty reserve tax will generally be payable by a holder of the notes on the redemption of the notes by us.

No liability for U.K. stamp duty or stamp duty reserve tax should arise on a transfer of, or an agreement to transfer, the notes.

European Union Directive on the Taxation of Savings Income

Under European Council Directive 2003/48/EC on the taxation of savings income, Member States of the European Union are required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State. However, for a transitional period, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-EU countries and territories have agreed to adopt similar measures.

BOOK-ENTRY, DELIVERY AND FORM

We have obtained the information in this section concerning The Depository Trust Company (“DTC”), Clearstream Banking, S.A., Luxembourg (“Clearstream, Luxembourg”) and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

Each series of notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC’s nominee). You may hold your interests in the global notes in the United States through DTC, or in Europe through Clearstream, Luxembourg or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream’s, Luxembourg’s or Euroclear’s names on the books of their respective depositaries, which in turn will hold those positions in customers’ securities accounts in the depositaries’ names on the books of DTC.

So long as DTC or its nominee is the registered owner of the global securities representing the notes, DTC or such nominee will be considered the sole owner and holder of the notes for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

Unless and until we issue the notes in fully certificated, registered form under the limited circumstances described below under the heading “— Certificated Notes”:

•	you will not be entitled to receive a certificate representing your interest in the notes;

•	all references in this prospectus supplement or the accompanying prospectus to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

•	all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the notes, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

DTC will act as securities depositary for the notes. The notes will be issued as fully registered notes registered in the name of Cede & Co. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

Purchases of notes under DTC’s system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except as provided below in “— Certificated Debt Securities.”

To facilitate subsequent transfers, all notes deposited with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format

Under the book-entry format, the paying agent will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants (including Clearstream, Luxembourg or Euroclear) or to you as the beneficial owner. You may experience some delay in receiving your payments under this system. Neither we, the trustee under the indenture nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the notes.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the notes on your behalf. We and the trustee under the indenture have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. In addition, we and the trustee under the indenture have no responsibility or liability for any aspect of the records kept by DTC, Clearstream, Luxembourg, Euroclear or any of their direct or indirect participants relating to or payments made on account of beneficial ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

The trustee will not recognize you as a holder under the indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a note if one or more of the direct participants to whom the note is credited directs DTC to take such action and only in respect of the portion of the aggregate principal amount of the notes as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants. Your ability to pledge notes to non-direct participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your notes.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Clearstream, Luxembourg or Euroclear will credit payments to the cash accounts of Clearstream, Luxembourg customers or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. These payments will be subject to tax reporting in accordance with relevant United States tax laws and regulations. Clearstream, Luxembourg or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream, Luxembourg customer or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depositary’s ability to effect those actions on its behalf through DTC.

DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of DTC, Clearstream, Luxembourg and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Transfers Within and Among Book-Entry Systems

Transfers between DTC’s direct participants will occur in accordance with DTC rules. Transfers between Clearstream, Luxembourg customers and Euroclear participants will occur in accordance with its applicable rules and operating procedures.

DTC will effect cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other hand, in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary. However, cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, instruct its depositary to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to the depositaries.

Because of time-zone differences, credits of securities received in Clearstream, Luxembourg or Euroclear resulting from a transaction with a DTC direct participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date. Those credits or any transactions in those securities settled during that processing will be reported to the relevant Clearstream, Luxembourg customer or Euroclear participant on that business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of securities by or through a Clearstream, Luxembourg customer or a Euroclear participant to a DTC direct participant will be received with value on the DTC settlement date but will be avail-able in the relevant Clearstream, Luxembourg or Euroclear cash amount only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and Euroclear has agreed to the foregoing procedures in order to facilitate transfers of debt securities among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Certificated Notes

Unless and until they are exchanged, in whole or in part, for notes in definitive form in accordance with the terms of the notes, the notes may not be transferred except (1) as a whole by DTC to a nominee of DTC or (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

We will issue notes to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:

•	we advise the trustee in writing that DTC is no longer willing or able to discharge its responsibilities properly or that DTC is no longer a registered clearing agency under the Securities Exchange Act of 1934, as amended, and the trustee or we are unable to locate a qualified successor within 90 days; or

•	we, at our option, elect to terminate the book-entry system through DTC.

If either of the above events occurs, DTC is required to notify all direct participants that notes in fully certificated registered form are available through DTC. DTC will then surrender the global note representing the notes along with instructions for re-registration. The trustee will re-issue the notes in fully certificated registered form and will recognize the registered holders of the certificated debt securities as holders under the indenture.

Unless and until we issue the notes in fully certificated, registered form, (1) you will not be entitled to receive a certificate representing your interest in the notes; (2) all references in this prospectus supplement or the accompanying prospectus to actions by holders will refer to actions taken by the depositary upon instructions from their direct participants; and (3) all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to the depositary, as the registered holder of the notes, for distribution to you in accordance with its policies and procedures.

UNDERWRITING

Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions set forth in the underwriting agreement between us and the underwriters, the underwriters named below have agreed to purchase from us, severally and not jointly, the principal amounts of notes offered by this prospectus supplement at the public offering prices less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

	Principal	Principal
	Amount of	Amount of
Underwriter	2016 Notes	2021 Notes

Citigroup Global Markets Inc.	$300,000,000	$450,000,000
Deutsche Bank Securities Inc.	300,000,000	450,000,000
Wells Fargo Securities, LLC	70,000,000	105,000,000
DnB NOR Markets, Inc.	70,000,000	105,000,000
BBVA Securities Inc.	60,000,000	90,000,000
HSBC Securities (USA) Inc.	60,000,000	90,000,000
Mitsubishi UFJ Securities (USA), Inc.	60,000,000	90,000,000
Natixis Securities North America Inc.	50,000,000	75,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	20,000,000	30,000,000
Lloyds Securities Inc.	10,000,000	15,000,000

Total	$1,000,000,000	$1,500,000,000

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent. The underwriting agreement provides that the underwriters will purchase all of the notes if any of them are purchased.

Notes sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed 0.350% of the principal amount of the 2016 notes and 0.400% of the principal amount of the 2021 notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price not to exceed 0.250% of the principal amount of the 2016 notes and 0.250% of the principal amount of the 2021 notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering prices and the other selling terms.

We expect that delivery of the notes will be made to investors on or about March 17, 2011, which will be the seventh business day following the date of this prospectus supplement (such settlement being referred to as “T+7”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

We have applied for listing of the notes on the NYSE; however, we can give no assurances that these notes will be so listed. The underwriters have advised us that, if the notes are not listed on a securities exchange, they intend to make a market in each series of the notes. However, the underwriters are not obligated to do so and may discontinue any market-making at any time for any series of the notes without notice. No assurance can be given as to the liquidity of the trading market for any series of the notes.

We have agreed to indemnify the underwriters and certain controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Ensco plc

Per 2016 note	0.600%
Per 2021 note	0.650%

We estimate that our total expenses for this offering will be approximately $3.0 million.

The underwriters have advised us that, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in the offering may engage in transactions, including overallotment, stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the notes at a level above that which might otherwise prevail in the open market. Overallotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. A stabilizing bid is a bid for the purchase of notes on behalf of the underwriters for the purpose of fixing or maintaining the price of the notes. A syndicate covering transaction is the bid for or the purchase of notes on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the notes originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

The underwriters have advised us that they do not intend to confirm sales to any account over which any of them exercises discretionary authority.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters or their respective affiliates from time to time have provided in the past and may provide in the future investment banking, commercial lending and financial advisory services to us and our affiliates in the ordinary course of business. Certain of the underwriters or their affiliates are lenders and/or agents under our revolving credit facility. Deutsche Bank Securities Inc. acted as financial advisor to us in connection with the pending merger with Pride. In addition, we have entered into a bridge commitment letter pursuant to the which affiliates of each of the underwriters have committed to provide a $2.75 billion unsecured bridge term loan facility to fund a portion of the cash consideration in the merger. The size of the bridge term loan facility will be reduced by the aggregate net proceeds of this offering. The underwriters (or their affiliates) have received (or will receive) customary fees and commissions for these transactions. Deutsche Bank Trust Company Americas, the trustee for the notes, is an affiliate of Deutsche Bank Securities Inc.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by Ensco for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require Ensco or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State.

This prospectus supplement and accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the placement contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for Ensco or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive, in each case, in relation to such offer. Neither Ensco nor the underwriters have authorised, nor do they authorise, the making of any offer of notes in circumstances in which an obligation arises for Ensco or the underwriters to publish a prospectus for such offer.

The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, (1) persons who are outside the United Kingdom or (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (3) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Finance Service and Market Act 2000 (“FSMA”) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to Ensco; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the notes described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the notes has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the notes to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The notes may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in

Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

LEGAL MATTERS

The validity of the notes is being passed upon for us by Baker & McKenzie LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Cahill Gordon & Reindel llp, New York, New York.

EXPERTS

The consolidated financial statements of Ensco plc and subsidiaries as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference in this prospectus supplement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Pride International, Inc. as of December 31, 2010 and 2009 and for each of the years in the three-year period ending December 31, 2010, and management’s assessment of the effectiveness of Pride International, Inc.’s internal control over financial reporting as of December 31, 2010, have been incorporated by reference in this prospectus supplement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

ENSCO International Incorporated

Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
Stock Purchase Contracts and Units

From time to time we may offer to sell debt securities, preferred stock, either separately or represented by depositary shares, common stock, warrants and stock purchase contracts, as well as units that include any of these securities or securities of other entities. The debt securities, preferred stock, warrants and stock purchase contracts may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of our company or debt or equity securities of one or more other entities. Our common stock trades on the New York Stock Exchange under the symbol “ESV”.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus.

Investing in our securities involves risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained herein and in the applicable prospectus supplement and any related free writing prospectus and under similar headings in the other documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 13, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides a general description of the securities offered by us. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus shall be superseded by the information in the prospectus supplement.

The prospectus supplement to be attached to the front of this prospectus may describe, as applicable: the terms of the securities offered, the initial public offering price, the price paid for the securities, net proceeds and the other specific terms related to the offering of these securities.

You should only rely on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide different information. If anyone provides you different or inconsistent information, you should not rely on it. We are not making offers to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may access, read and copy any materials we file with the SEC at the following SEC location:

Public Reference Room
100 F Street, N.E., Room 1580
Washington, D.C. 20549

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC website at http://www.sec.gov. In addition, you may inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with the SEC into this prospectus, which means that we can disclose important information by referring you to those documents. Any information referenced this way is considered to be part of this prospectus, and any information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents that we have filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (excluding the exhibits furnished as exhibits 32.1 and 32.2);

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008; June 30, 2008 and September 30, 2008 (excluding the exhibits furnished as exhibits 32.1 and 32.2);

•	our Current Reports on Form 8-K filed on February 26, 2008, March 14, 2008, April 24, 2008, May 5, 2008, May 6, 2008, May 21, 2008, May 30, 2008, June 2, 2008, July 8, 2008, July 24, 2008, August 13, 2008, August 18, 2008, August 29, 2008, September 19, 2008, October 23, 2008, November 7, 2008, December 30, 2008 and January 13, 2009 (excluding any information furnished under Items 2.02, 7.01 and 9.01 thereof); and

•	the description of our common stock contained in the Registration Statement on Form 8-B filed on November 12, 1987, and the Registration Statement on Form 8-A filed on February 3, 1981, and any amendment or report filed for the purpose of updating the description.

We also incorporate by reference any future filings made with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, Item 601 of Regulation S-K or as otherwise permitted by the SEC rules) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, before termination of the offering.

This prospectus is part of a registration statement we have filed with the SEC relating to the securities. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement and exhibits and schedules are also available at the SEC’s Public Reference Room or through its website.

You may obtain a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

ENSCO International Incorporated
500 North Akard Street
Suite 4300
Dallas, Texas 75201-3331
Telephone: (214) 397-3000
Attention: Investor Relations

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties and are based on information as of the date hereof. Forward-looking statements include words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and words and phrases of similar import. The forward-looking statements include, but are not limited to, statements regarding future operations, industry trends or conditions and the business environment; statements regarding future levels of, or trends in, day rates, utilization, revenues, operating expenses, contract backlog, capital expenditures, insurance, financing and funding; statements regarding future construction (including construction in progress and completion thereof), enhancement, upgrade or repair of rigs and timing thereof; future mobilization, relocation or other movement of rigs and timing thereof; future availability or suitability of rigs and timing thereof; and statements regarding the likely outcome of litigation, legal proceedings, investigations or claims and the timing thereof.

Forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including:

•	industry conditions and competition, including changes in rig supply and demand or new technology,

•	risks associated with the current global economic crisis and its impact on capital markets and liquidity,

•	prices of oil and natural gas in general, and the recent precipitous decline in prices in particular, and the impact of such commodity prices upon future levels of drilling activity and expenditures,

•	excess rig availability or supply resulting from delivery of new drilling rigs,

•	heavy concentration of our active rig fleet in premium jackups,

•	cyclical nature of the industry,

•	worldwide expenditures for oil and gas drilling,

•	operational risks, including hazards created by severe storms and hurricanes,

•	risks associated with offshore rig operations or rig relocations in general, and in foreign jurisdictions in particular,

•	renegotiation, nullification or breach of contracts or letters of intent with customers or other parties, including failure to negotiate and finalize definitive contracts following announcements or receipt of letters of intent,

•	changes in the dates new contracts actually commence,

•	changes in the dates our rigs will enter a shipyard, be delivered, return to or enter service,

•	risks inherent to domestic and foreign shipyard rig construction, repair or enhancement, including risks associated with concentration of our ENSCO 8500 Series® rig construction in a single foreign shipyard, unexpected delays in equipment delivery and engineering or design issues following shipyard delivery,

•	availability of transport vessels to relocate rigs,

•	environmental or other liabilities, risks or losses, whether related to hurricane equipment damage, losses or liabilities (including wreckage or debris removal) in the Gulf of Mexico or otherwise, that may arise in the future which are not covered by insurance or indemnity in whole or in part,

•	limited availability of economic insurance coverage for certain perils such as hurricanes in the Gulf of Mexico or associated removal of wreckage or debris,

•	self-imposed or regulatory limitations on drilling locations in the Gulf of Mexico during hurricane season,

•	impact of current and future government laws and regulation affecting the oil and gas industry in general and our operations in particular, including taxation, as well as repeal or modification of same,

•	political and economic uncertainties,

•	our ability to attract and retain skilled personnel,

•	expropriation, nationalization, deprivation, terrorism or military action impacting our operations, assets or financial performance,

•	outcome of litigation, legal proceedings, investigations or claims,

•	adverse changes in foreign currency exchange rates,

•	potential reduction in fair value of our auction rate securities, and

•	material changes in recognition of revenue resulting from the deferral of revenues payable by our customers for mobilization of our drilling rigs, waiting on weather or time in shipyards that are deferred until we commence drilling operations.

The factors identified above are believed to be important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by us. Other factors not discussed herein could also have material adverse effects on us. All forward-looking statements included in this prospectus and any accompanying prospectus supplement are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligation to update any forward-looking statement (or its associated cautionary language), whether as a result of new information or future events.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks and other information we include or incorporate by reference in this prospectus. In particular, you should consider the risk factors set forth in our most recent Annual Report on Form 10-K filed with the SEC, as those risk factors are amended or supplemented by subsequent Quarterly Reports on Form 10-Q. The risks and uncertainties we have described are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. Additional risk factors may be included in a prospectus supplement relating to a particular series or offering of securities.

THE COMPANY

ENSCO International Incorporated is an international offshore contract drilling company. As of December 15, 2008, our offshore rig fleet included 43 jackup rigs, 2 ultra-deepwater semisubmersible rigs and 1 barge rig. Additionally, we have 6 ultra-deepwater semisubmersible rigs under construction. As used in this prospectus, unless we state otherwise or the context indicates otherwise, references to “ENSCO,” “ENSCO International,” the “company,” “we,” “us” or “our” refer to ENSCO International Incorporated and its subsidiaries.

We are one of the leading providers of offshore contract drilling services to the international oil and gas industry, and we have assembled one of the largest and most capable offshore drilling rig fleets in the world. Our operations are concentrated in the geographic regions of Asia Pacific (which includes Asia, the Middle East, Australia, and New Zealand), Europe/Africa, and North and South America. We provide drilling services on a “day rate” contract basis. Under day rate contracts, we provide the drilling rig and rig crews and receive a fixed amount per day for drilling the well. Our customers bear substantially all of the ancillary costs of constructing the well and supporting drilling operations, as well as the economic risk relative to the success of the well. In addition, our customers may pay all or a portion of the cost of moving our equipment and personnel to and from the well site. We do not provide “turnkey” or other risk-based drilling services.

We were formed as a Texas corporation in 1975 and were reincorporated in Delaware in 1987. Our principal office is located at 500 North Akard Street, Suite 4300, Dallas, Texas, 75201-3331, and our telephone number is (214) 397-3000. Our website is www.enscointernational.com.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities for general corporate purposes unless otherwise set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our historical ratio of earnings to fixed charges for the nine-month periods ended September 30, 2008 and 2007 and for each of the years in the five-year period ended December 31, 2007:

	Nine Months Ended
	September 30,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003

Ratio of earnings to fixed charges:	50.2	30.6	31.7	24.1	9.1	3.5	4.1

We have calculated the ratio of earnings to fixed charges as follows: Earnings represent income from continuing operations before income taxes plus fixed charges and amortization of capitalized interest, less interest capitalized. Fixed charges include interest expensed, interest capitalized, amortization of capitalized debt issuance costs and other debt related costs, and estimated interest within rental expense.

DESCRIPTION OF DEBT SECURITIES

In this description, references to “ENSCO,” “ENSCO International,” the “company,” “we,” “us” or “our” refer only to ENSCO International Incorporated and not to any of our subsidiaries. The debt securities we may offer pursuant to this prospectus will be general unsecured obligations of ENSCO International Incorporated and will be senior, senior subordinated or subordinated debt. Our unsecured senior debt securities will be issued under an indenture to be entered into by us and a trustee to be named in a prospectus supplement. The unsecured senior subordinated debt securities will be issued under a separate indenture to be entered into by us and a trustee to be named in a prospectus supplement. The unsecured subordinated debt securities will be issued under a separate indenture to be entered into by us and a trustee to be named in a prospectus supplement.

A form of senior debt indenture is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference into this prospectus. Forms of the senior subordinated debt indenture and the subordinated debt indenture are filed as exhibits to the registration statement of which this prospectus is a part and are incorporated by reference into this prospectus. You should refer to the applicable indenture for more specific information.

The senior debt securities will rank equally with each other and with all of our other unsecured and unsubordinated indebtedness. Our senior debt securities will effectively be subordinated to our secured indebtedness, including amounts we have borrowed under any secured revolving or term credit facility and ship mortgages or bonds, and the liabilities of our subsidiaries. The senior subordinated debt securities will be subordinate and junior in right of payment, as more fully described in an indenture and in any applicable supplement to the indenture, to the senior indebtedness designated in such indenture or supplemental indenture. The subordinated debt securities will be subordinate and junior in right of payment, as more fully described in an indenture and in any applicable supplement to the indenture, to all of our senior and senior subordinated indebtedness.

We will include the specific terms of each series of the debt securities being offered in a supplement to this prospectus.

DESCRIPTION OF COMMON STOCK

In this description, references to “ENSCO,” “ENSCO International,” the “company,” “we,” “us” or “our” refer only to ENSCO International Incorporated and not to any of our subsidiaries. Also, in this section, references to “holders” mean those who own shares of common stock registered in their own names, on the books that the registrar or we maintain for this purpose, and not those who own beneficial interests in shares registered in street name or in shares issued in book-entry form through one or more depositaries.

The description set forth below is only a summary and is not complete. For more information regarding the common stock that may be offered by this prospectus, please refer to the applicable prospectus supplement and our amended and restated certificate of incorporation, which we refer to herein as our certificate of incorporation and which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. In addition, a more detailed description of the common stock may be found in the documents referred to in the fourth bullet point in the third paragraph of “Where You Can Find More Information; Incorporation By Reference.”

General

Our certificate of incorporation authorizes us to issue 250,000,000 shares of common stock, par value $.10 per share, and 20,000,000 shares of preferred stock, par value $1.00 per share. As of December 15, 2008, 141,810,496 shares of common stock, and no shares of preferred stock were outstanding. In general, any series of preferred stock will be accorded preferences regarding dividends and liquidation rights over the common stock. The certificate of incorporation empowers our Board of Directors, without approval of the stockholders, to cause preferred stock to be issued in one or more series, with the number of shares of each series and the rights, preferences and limitations of each series to be determined by it.

Dividends

Subject to the prior rights and preferences, if any, applicable to shares of the preferred stock or any series thereof, the holders of shares of common stock will be entitled to receive such dividends (payable in cash, stock, or otherwise) as may be declared by our Board of Directors at any time and from time to time out of any funds legally available.

Dividends will be paid to the holders of record of the outstanding shares of common stock as their names appear on the stock register on the record date fixed by our Board of Directors in advance of declaration and payment of each dividend. Any shares of common stock issued as a dividend will, when so issued, be duly authorized, validly issued, fully paid and non-assessable, and free of all liens and charges.

Notwithstanding anything to the contrary contained herein, no dividends on shares of common stock will be declared by the Board of Directors or paid or set apart for payment at any time that such declaration, payment or setting apart is prohibited by applicable law.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the company, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the preferred stock or any series thereof, the holders of shares of common stock will be entitled to receive all of the remaining assets of the company available for distribution to its stockholders, ratably in proportion to the number of shares of common stock held by them. A liquidation, dissolution, or winding-up of the company, as such terms are used herein, will not be deemed to be occasioned by or to include any consolidation or merger of the company with or into any other corporation or corporations or other entity or a sale, lease, exchange, or conveyance of all or a part of the assets of the company.

Voting Rights

Each share of common stock entitles the holder thereof to one vote on all matters, including the election of directors, and, except as otherwise required by law or provided in any resolution adopted by our Board of Directors with respect to any series of preferred stock, the holders of the shares of our common stock will possess all voting power.

Our certificate of incorporation does not provide for cumulative voting in the election of directors. Generally, all matters to be voted on by the stockholders must be approved by a majority or, in the case of the election of directors, by a plurality, of the votes cast, subject to state law and any voting rights granted to any of the holders of preferred stock. Notwithstanding the foregoing, approval of the following matters requires the vote of holders of at least two-thirds of the voting power of our outstanding capital stock entitled to vote in the election of directors: the alteration, amendment or repeal by the stockholders of any provision of our revised and restated bylaws, which we refer to herein as our bylaws, or certain provisions of our certificate of incorporation, including amendments to the provisions governing:

•	the classified Board of Directors;

•	the removal of directors;

•	the filling of vacancies on our Board of Directors; and

•	the requirement that stockholders can act only at a duly called annual or special meeting of stockholders or by unanimous written consent.

Preemptive Rights; Subscription Rights; Cumulative Voting

Stockholders are not currently entitled to preemptive or subscription rights or to cumulative voting.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF PREFERRED STOCK

In this description, references to “ENSCO,” “ENSCO International,” the “company,” “we,” “us” or “our” refer only to ENSCO International Incorporated and not to any of our subsidiaries. Also, in this section, references to “holders” mean those who own shares of preferred stock registered in their own names, on the books that the registrar or we maintain for this purpose, and not those who own beneficial interests in shares registered in street name or in shares issued in book-entry form through one or more depositaries.

The description set forth below is only a summary and is not complete. For more information regarding the preferred stock which may be offered by this prospectus, please refer to the applicable prospectus supplement, our certificate of incorporation, which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part, and any certificate of designations establishing a series of preferred stock, which will be filed with the SEC as an exhibit to or incorporated by reference in the registration statement at or prior to the time of the issuance of that series of preferred stock.

As noted above, our certificate of incorporation authorizes us to issue 20,000,000 shares of preferred stock, par value $1.00 per share. In general, any series of preferred stock will be afforded preferences regarding dividends and liquidation rights over common stock. The certificate of incorporation empowers our Board of Directors, without approval of the stockholders, to cause preferred stock to be issued in one or more series, with the number of shares of each series and the rights, preferences and limitations of each series to be determined by it.

We will include in a supplement to this prospectus the terms relating to any series of preferred stock being offered. These terms will include some or all of the following:

•	the distinctive title of such preferred stock;

•	the number of shares offered;

•	the initial offering price;

•	any liquidation preference per share;

•	any dividend rights and the specific terms relating to those dividend rights, including the applicable dividend rate, period and/or payment date;

•	the date from which dividends on such preferred stock will accumulate, if applicable;

•	whether the shares of preferred stock may be issued at a discount below their liquidation preference, and material United States federal income tax, accounting and other considerations applicable to that preferred stock;

•	whether and upon what terms we or a holder of preferred stock can elect to pay or receive dividends, if any, in cash or in additional shares of preferred stock, and material United States federal income tax, accounting and other considerations applicable to any additional shares of preferred stock paid as dividends;

•	whether and upon what terms the shares will be redeemable;

•	whether and upon what terms the shares will have a sinking fund to be used to purchase or redeem the shares of any series;

•	whether and upon what terms the shares will be convertible into common stock or exchangeable for debt securities, including the conversion price or exchange rate, as applicable;

•	the relative priority of such shares to other series of preferred stock with respect to rights and preferences;

•	the limitations, if any, on the issue of any additional series of preferred stock ranking senior to or on a parity with that series of preferred stock as to dividend rights and rights upon our liquidation, dissolution or the winding up of our affairs;

•	any voting rights;

•	whether or not the shares are or will be listed on a securities exchange or quoted on an automated quotation system;

•	a discussion of United States federal income tax considerations applicable to the shares; and

•	any additional terms, preferences, rights, limitations or restrictions applicable to the shares.

The preferred stock will have no preemptive rights. All of the preferred stock, upon payment in full of such shares, will be fully-paid, validly issued and non-assessable.

DESCRIPTION OF DEPOSITARY SHARES

In this description, references to “ENSCO,” “ENSCO International,” the “company,” “we,” “us” or “our” refer only to ENSCO International Incorporated and not to any of our subsidiaries. We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we exercise this option, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock, to be described in an applicable prospectus supplement.

The preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us and having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable preferred stock or fraction thereof represented by the depositary share, to all of the rights and preferences of the preferred stock represented thereby, including any dividend, voting, redemption, conversion and liquidation rights. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement.

The particular terms of the depositary shares offered by any prospectus supplement will be described in the prospectus supplement, which will also include a discussion of certain United States federal income tax consequences.

A copy of the form of deposit agreement, including the form of depositary receipt, will be included as an exhibit to the registration statement of which this prospectus is a part.

DESCRIPTION OF WARRANTS

In this description, references to “ENSCO,” “ENSCO International,” the “company,” “we,” “us” or “our” refer only to ENSCO International Incorporated and not to any of our subsidiaries. We may issue warrants to purchase common stock, preferred stock and debt securities. Each warrant will entitle the holder to purchase for cash a number of shares of common stock or preferred stock or the principal amount of debt securities at the exercise price as will in each case be described in, or can be determined from, the applicable prospectus supplement relating to the offered warrants.

Warrants may be issued independently or together with any securities and may be attached to or separate from the securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. You should read the particular terms of the warrants, which will be described in more detail in the applicable prospectus supplement. The particular terms of any warrants offered by any prospectus supplement, and the extent to which the general provisions summarized below may apply to the offered securities, will be described in the prospectus supplement.

The applicable prospectus supplement will describe the terms of warrants we offer, the warrant agreement relating to the warrants and the certificates representing the warrants, including, to the extent applicable:

•	the title of the warrants;

•	the aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, including composite currencies or currency units, in which the price of the warrants may be payable;

•	the designation, number or aggregate principal amount and terms of the securities purchasable upon exercise of the warrants, and the procedures and conditions relating to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the designation and terms of any related securities with which the warrants are issued, and the number of the warrants issued with each security;

•	the currency or currencies, including composite currencies or currency units, in which any principal, premium, if any, or interest on the securities purchasable upon exercise of the warrants will be payable;

•	the date, if any, on and after which the warrants and the related securities will be separately transferable;

•	the maximum or minimum number of warrants which may be exercised at any time;

•	any other specific terms of the warrants; and

•	if appropriate, a discussion of material United States federal income tax considerations.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

In this description, references to “ENSCO,” “ENSCO International,” the “company,” “we,” “us” or “our” refer only to ENSCO International Incorporated and not to any of our subsidiaries. We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified or varying number of shares of our common stock, preferred stock or depositary shares at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common stock, preferred stock or depositary shares. The price per share of our common stock, preferred stock or depositary shares and number of shares of our common stock may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula set forth in the stock purchase contracts.

The applicable prospectus supplement will describe the terms of any stock purchase contract. The stock purchase contracts will be issued pursuant to documents to be issued by us. You should read the particular terms of the documents, which will be described in more detail in the applicable prospectus supplement.

DESCRIPTION OF UNITS

In this description, references to “ENSCO,” “ENSCO International,” the “company,” “we,” “us” or “our” refer only to ENSCO International Incorporated and not to any of our subsidiaries. We may issue units of securities consisting of one or more stock purchase contracts, warrants, debt securities, common stock, preferred stock, depositary shares or any combination thereof. The applicable prospectus supplement will describe the terms of any units and the securities comprising the units, including whether and under what circumstances the securities comprising the units may or may not be traded separately. The units will be issued pursuant to documents to be issued by us. You should read the particular terms of the documents, which will be described in more detail in the applicable prospectus supplement.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND STATUTES

Limitation of Directors’ Liability and Indemnification

The General Corporation Law of the State of Delaware provides that a corporation may limit the personal liability of each director to the corporation or its stockholders for monetary damages, except for liability arising because of any of the following:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions by the director not in good faith or that involve intentional misconduct or a knowing violation of law;

•	certain unlawful dividend payments or stock redemptions or repurchases; and

•	any transaction from which the director derives an improper personal benefit.

Our certificate of incorporation provides for the elimination and limitation of the personal liability of our directors for monetary damages except for situations described in the bullet points listed above. The effect of this provision is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in the bullet points listed above. This provision does not limit or eliminate our rights or any stockholder’s right to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care.

Under Section 145 of the Delaware General Corporation Law, we generally have the power to indemnify our present and former directors, officers, employees and agents against expenses, judgments, fines and amounts paid in settlement incurred by them in connection with any suit (other than a suit by us or in our right) to which they were, are, or are threatened to be made a party by reason of their serving in such positions for us, or is or was serving at our request in such positions for another corporation, partnership, joint venture, trust or other enterprise, so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful.

Section 145 further provides that, in connection with the defense or settlement of any action by us or in our right, we may indemnify our present and former directors, officers, employees and agents against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in or not opposed to our best interests, except that we may not indemnify those persons with respect to any claim, issue or matter as to which they have been adjudged liable to us unless the Court of Chancery or the court in which such action or suit was brought approves such indemnification. Section 145 also expressly provides that the power to indemnify authorized by that statute is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

Our certificate of incorporation provides that we will defend and indemnify to the full extent authorized or permitted by law any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding by reason of the fact that he or she or his or her testator or intestate is or was a director or officer of the company or by reason of the fact that such director or officer, at the request of the company, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity.

According to our certificate of incorporation and Section 145 of the Delaware General Corporation Law, we have the power to purchase and maintain, and have maintained, insurance for our present and former directors, officers, employees and agents.

The above discussion of our certificate of incorporation and Section 145 of the Delaware General Corporation Law is only a summary and is not complete. For more information regarding our certificate of incorporation, please refer to our certificate of incorporation, which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

Anti-takeover Effects of Certain Provisions of the Certificate of Incorporation, Bylaws and Delaware General Corporation Law

The provisions of the Delaware General Corporation Law and our certificate of incorporation and bylaws summarized below may have the effect of discouraging, delaying or preventing hostile takeovers, including those that might result in a premium being paid over the market price of our common stock, and discouraging, delaying or preventing changes in control or management of our company.

Certificate of Incorporation and Bylaws

Our certificate of incorporation, which provides for the issuance of preferred stock, may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of shares of common stock. Our certificate of incorporation provides that the approval of certain matters requires the vote of the holders of at least two-thirds of the voting power of our outstanding capital stock entitled to vote in the election of directors. Further, our certificate of incorporation requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of our stockholders and may only otherwise be effected through a unanimous written consent. Special meetings of our stockholders may be called only by our Chief Executive Officer, by the Chairman of the Board or by our Board of Directors pursuant to a resolution approved by the Board of Directors. In addition, our bylaws establish advance notice and other procedures with respect to stockholder proposals and the nomination of candidates for election as directors. These provisions may have the effect of delaying, deferring or preventing a change in control.

Super-Majority Voting Provision.  Our certificate of incorporation requires the affirmative vote of the holders of at least two-thirds of the voting power of the capital stock entitled to vote in the election of directors for approval of the enumerated actions described above under “Description of Common Stock — Voting Rights”.

Classified Board of Directors.  Our Board of Directors is divided into three classes, with the members of each class serving for staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Stockholders have no cumulative voting rights, and a plurality of the stockholders are able to elect all of the directors. The classification of the directors and lack of cumulative voting will have the effect of making it more difficult not only for another party to obtain control of our company by replacing our Board of Directors, but also for our existing stockholders to force an immediate change in the composition of our Board of Directors.

Since our Board of Directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. Stockholders will also have limited ability to remove directors, which will be permitted for cause only.

Issuance of Preferred Stock.  Our Board of Directors has the authority, without further action of our stockholders, to issue up to 20,000,000 shares of preferred stock, par value $1.00 per share, in one or more series and to fix the powers, preferences, rights and qualifications, limitations or restrictions thereof. The issuance of preferred stock on various terms could adversely affect the holders of common stock. The potential issuance of preferred stock may discourage bids for shares of our common stock at a premium over the market price of our common stock, may adversely affect the market price of shares of our common stock and may discourage, delay or prevent a change of control of the company.

Stockholder Rights Plan.  Our Board of Directors has the authority, without further action of our stockholders, to adopt a stockholder rights plan and to fix the terms thereof. Such a plan could make it more difficult for another party to obtain control of our company by threatening to dilute a potential acquirer’s ownership interest in the company under certain circumstances.

The anti-takeover and other provisions of our certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance stockholder value by discouraging certain types of abusive takeover tactics. However, these provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

Section 203 of the Delaware Code

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	before such date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in that person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans; or

•	on or after the date the stockholder became an interested stockholder, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock, excluding the stock owned by the interested stockholder.

A “business combination” includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the “interested stockholders.” An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation’s voting stock. Although Section 203 of the Delaware General Corporation Law permits us to elect not to be governed by its provisions, to date we have not made this election. As a result of the application of that statute, our potential acquirors may be discouraged from attempting to effect an acquisition transaction with us, which could possibly deprive holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices in such transactions.

PLAN OF DISTRIBUTION

We will set forth in the applicable prospectus supplement a description of the plan of distribution of the securities that may be offered pursuant to this prospectus.

LEGAL MATTERS

The validity of the securities will be passed upon for us by Baker & McKenzie LLP, Dallas, Texas.

EXPERTS

The consolidated financial statements of ENSCO International Incorporated and subsidiaries as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2007 consolidated financial statements refers to the adoption, effective January 1, 2007, of the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, the adoption, effective January 1, 2006, of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, and to a change in the method of quantifying errors in 2006.

$2,500,000,000

Ensco plc

$1,000,000,000 3.250% Senior Notes due 2016
$1,500,000,000 4.700% Senior Notes due 2021

PROSPECTUS SUPPLEMENT

March 8, 2011

Citi
Deutsche Bank Securities
Wells Fargo Securities

DnB NOR Markets
BBVA Securities
HSBC
Mitsubishi UFJ Securities
Natixis Securities N.A.
BofA Merrill Lynch
Lloyds Securities Inc.